UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1–K

ANNUAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the fiscal year ended June 30, 2023

Commonwealth Thoroughbreds LLC

(Exact name of issuer as specified in its charter)

Delaware	84-2528036
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 West Loudon Ave, Suite 210, Lexington, Kentucky 40508

(Full mailing address of principal executive offices)

(323) 378 5554

(Issuer’s telephone number, including area code)

www.joincommonwealth.com

(Issuer’s website)

Series LLC Interests*

(Title of each class of securities issued pursuant to Regulation A)

(*Certain Series LLC Interests have been qualified under Reg. A but have not been issued)

COMMONWEALTH THOROUGHBREDS LLC

2

Use of Terms

Except as otherwise indicated by the context and for the purposes of this Annual Report on Form 1-K only (the “Annual Report”), references in this Report to “we,” “us,” “our,” “Commonwealth Thoroughbreds,” “our company,” or the “Company” refer to Commonwealth Thoroughbreds LLC, a Delaware series limited liability company.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Annual Report includes some statements that are not historical and that are considered “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of the Company, Commonwealth Markets, Inc. (the “Manager”), each Series of the Company and the Commonwealth Platform (defined below); and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards, and interpretations). These forward-looking statements express the Manager’s expectations, hopes, beliefs, and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Annual Report are based on current expectations and beliefs concerning future developments that are difficult to predict. Neither the Company nor the Manager can guarantee future performance, or that future developments affecting the Company, the Manager or the Commonwealth Platform will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks, including the following:

●	Investing in thoroughbreds is a speculative venture and highly susceptible to changes in market conditions.
●	Injury, infertility, or death of a thoroughbred in which our Series owns an interest could diminish revenue and net asset values.
●	Initially there will be no public market for the resale of the units of ownership interest in our Series (“Units”), and no such public market may ever develop.
●	Subscribers must be eligible to be licensed to own racehorses if licensure may be required by state racing commissions.
●	Lack of diversification.

These risks and uncertainties, along with others, are also described under “Risk Factors” in Pre-Effective Amendment No. 2 to our Offering Statement on Form 1-A filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 25, 2023. Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

3

ITEM 1. BUSINESS

Explanatory Note

The Company originally filed its initial offering statement on Form 1-A (the “initial Offering Statement”) on October 16, 2019. The Offering Statement, as amended by pre-qualification amendments, was qualified by the SEC on March 30, 2020. Four post-qualification amendments to the Offering Statement were subsequently qualified by the SEC, before it expired on March 29, 2023. The Company filed a new offering statement on Form 1-A on June 28, 2023, which is currently under review by the SEC staff.

As of the date of this report, the Company has qualified 15 Series of units of equity interest under the initial Offering Statement, as amended. The Series qualified under the initial Offering Statement are as follows:

Series Name	Thoroughbred Name	Qualification Date:
POS-AM #2
Series Country Grammer	Country Grammer	July 20, 2021
Series Biko (1)	Biko	July 20, 2021
POS-AM #3
Series I Got A Gal	I Got A Gal	September 23, 2021
Series Pine Valley	Pine Valley	September 23, 2021
Series Steinbeck	Steinbeck	September 23, 2021
Series Swing Shift	Swing Shift	September 23, 2021
Series We The People	We The People	September 23, 2021
Series Winged Foot (2)	Winged Foot	September 23, 2021
POS-AM #5
Series Kissed By Fire	Kissed By Fire	October 25, 2022
Series Mage	Mage	October 25, 2022
Series Tshiebwe	Tshiebwe	October 25, 2022
Series Appelate (3)	Constitution Filly (now named Appelate)	October 25, 2022
Series Sun Kissed Soiree (4)	Medaglia Filly (now named Sun Kissed Soiree)	October 25, 2022
POS-AM #6
Series Tapicat Filly	Tapicat Filly	January 24, 2023
Series Tonasah Filly (5)	Tonasah Filly (now named Grazia)	January 24, 2023

4

(1)

Biko was claimed in a claiming race after subscriptions for the minimum offering amount of Series Biko were received, but before the Company conducted an initial closing. The Company elected to terminate the Series Biko Offering and returned all subscription funds to subscribers during the first week of November 2021.

(2)	The Series Winged Foot offering was terminated. The Company did not solicit and received no subscriptions for Series units.

(3)	Appellate was previously referred to as “Constitution Filly.” Following the Thoroughbred’s naming in August 2023, Series Constitution Filly was renamed Series Appellate.

(4)

Sun Kissed Soiree was previously referred to as “Medaglia Filly.” Following the Thoroughbred’s naming in August 2023, Series Medaglia Filly was named Series Sun Kissed Soiree. The offering expired on March 29, 2023, prior to the sale of any units. The Company intends to offer units in Series Sun Kissed Soiree in the future.

(5)

Grazia was previously referred to as “Tonasah Filly.” Following the Thoroughbred’s naming in August 2023, Series Tonasah Filly was named Series Grazia. The offering expired on March 29, 2023, prior to the sale of any units. The Company intends to offer units in Series Sun Kissed Soiree in the future.

Completed Offerings

The following table provides information regarding the Series that have completed offerings and issued Series Interests as of the date of this Report:

Series Membership Units Overview

Series	Units Issued	Total Offering Proceeds	Net Offering Proceeds to Series (1)
Series Country Grammer	2,227	$111,350	$110,237

Series Pine Valley	823	$41,150	$40,739

Series Steinbeck	1,023	$51,150	$50,639

Series Swing Shift	2,180	$109,000	$107,910

Series We The People	1,266	$63,300	$62,667

Series I Got A Gal	2,754	$142,100	$140,679

Series Mage	3,277	$163,850	$162,212

Series Tshiebwe	2,094	$104,700	$103,653

Series Kissed By Fire (2)	2,098	$104,900	$103,851

Series Appellate	3,672	$183,600	$181,764

Series Tapicat Filly	3,070	$153,500	$151,965

5

(1)	Net of the Brokerage Fee equal to 1% of the offering proceeds paid to Dalmore Group, LLC (“Dalmore”) for its services as executing broker for the offerings qualified under the initial Offering Circular. The Manager has also paid Dalmore a one-time payment of $10,000 and a one-time $5,000 advance payment for out-of-pocket expenses for the offerings qualified under the initial Offering Circular. No underwriter has been engaged in connection with the Offerings, and neither Dalmore nor any other entity receives a finder’s fee or any underwriting or placement agent discounts or commissions in relation to any offering of our Units of membership interest. We distribute Units of membership interest of our Series principally through the Commonwealth Platform.

(2)	The Company intends to offer additional Units of Series Kissed By Fired in a future offering.

For information about the Company’s purchase of interests in Thoroughbreds with funds borrowed from the Manager, see “Item 5. Interest of Management and Others in Certain Transactions – Thoroughbred Transactions.”

Liquidated Series

To date, the Company has liquidated six Series following the sale of its ownership interest in the named Thoroughbred. In each case, the decisions to sell 100% of the ownership interests in the Thoroughbred or to enter the Thoroughbred in a claiming race were made jointly by the Manager and the other co-owners. The following table shows the amounts distributed to Series unitholders of each liquidated Series in accordance with the Company’s Distribution Policy. See “Distribution Policy,” below.

Series	Series Asset	Date of Sale	Distributions
Series Steinbeck	Steinbeck (1)	December 26, 2021	$11,801
Series Swing Shift	Swing Shift (2)	July 12, 2022	$40,781
Series Pine Valley	Pine Valley (3)	November 18, 2022	$15,006
Series I Got a Gal	I Got a Gal (4)	March 30, 2023	$23,508
Series Tshiebwe	Tshiebwe (5)	July 11, 2023	$38,986

(1)	Claimed in a claiming race and sold for the $30,000 claiming price.
(2)	Sold at the 2022 Fasig-Tipton July Horses of All Ages Sale for $150,000.
(3)	Sold in the 2022 Keeneland November Horses of Racing Age sale for a gross sale price of $60,000.
(4)	Sold at the Fasig-Tipton April 2023 Digital Selected Sale for $20,000.
(5)	Sold at the 2023 Fasig-Tipton July Horses of All Ages Sale for $145,000.

Recent Developments

On September 7, 2023, the co-owners of Country Grammer, Zedan Racing Stables, WinStar Farm and Commonwealth Thoroughbreds, jointly announced that Country Grammer has been retired and will stand the 2024 breeding season beginning in February 2024 at WinStar Farm. During his racing career Country Grammer earned $14,921,320, ranking third all time among North American racehorses.

6

On September 23, 2023, the co-owners of Mage, OMGA, LLC and Sterling Racing, LLC and Commonwealth Thoroughbreds announced that the co-owners have sold the breeding rights to 2023 Kentucky Derby winner Mage to Airdrie Stud, Inc. The Stallion Standing Agreement provides that Mage’s breeding rights will be syndicated and divided into 40 “Fractional Interests” to be allocated to the co-owners pro-rata according to their percentage ownership interests, with Commonwealth being allocated 10 Fractional Interests. Airdrie Stud will serve as Syndicate Manager and agent for the co-owners with the right to use reasonable commercial efforts to sell any Fractional Interests any co-owner desires to sell. The sale price will be based on an initial valuation of $9,000,000 (or $225,000 per Fractional Interest) subject to escalation as follows:

(a)	If Mage is the Official Winner of (a) the 2023 Grade I Breeders’ Cup Dirt Mile; (b) the 2023 Grade I Breeders’ Cup Classic; or (c) the 2023 Grade I Cigar Mile, the total valuation will increase by $1,000,000.00 (an additional $25,000.00 per Fractional Interest);

(b)	If Mage is the Official Winner of (a) the 2024 Grade I Pegasus World Cup; (b) the 2024 Grade I Dubai World Cup; (c) the 2024 Grade I Saudi World Cup; (d) the 2024 Grade I Metropolitan Mile; (e) the 2024 Grade I Whitney Stakes; or (e) the 2024 Grade I Breeders’ Cup Classic, the total valuation will increase by $1,000,000 (an additional $25,000 per Fractional Interest); and

(c)	If Mage earns an escalation under both (a) and (b) above, then the total valuation will increase by an additional $1,000,000 ($25,000 per Fractional Interest).

Mage can earn only one escalator under each of (a) and (b) above, but if Mage earns escalators under both (a) and (b), then the maximum total valuation for Mage would be $12,000,000 (or a maximum value of $300,000 per Fractional Interest).

Mage will continue to race under the joint management of the co-owners during the remainder of his racing career. The Stallion Standing Agreement provides that Mage will retire no later than the conclusion of the 2024 Breeders’ Cup World Championships; provided, however, that Mage may be retired from racing on an alternative date upon the mutual agreement of the Owners and Airdrie. If Mage does not place first, second or third in the official order of finish, the Syndicate Manager will have the right to determine when Mage is retired in its sole discretion. However, if Mage finishes in fourth or fifth place in the 2023 Breeders’ Cup Classic, the co-owners may elect to keep Mage in training, subject to the foregoing right of Airdrie to retire Mage for any future failure to place first, second or third in the official order of finish. Owners agree to consult with Airdrie on all major racing decisions.

If a co-owner desires to sell an ownership interest in Mage during his racing career and receives an offer to purchase that ownership interest, Aidrie will have a right of first refusal to purchase the ownership interest on the same terms in the offer. If Aidrie elects not to exercise its right of first refusal, the co-owner may sell the ownership interest in Mage on the terms of the offer Aidrie declined, but the terms of the Stallion Standing Agreement will otherwise remain in effect.

Overview

Commonwealth Thoroughbreds LLC is a Delaware series limited liability company formed on June 12, 2019. The Company’s manager is Commonwealth Markets Inc., a Delaware corporation formed on January 10, 2019.

As described in greater detail in the “Thoroughbred Industry” section beginning on page 19, the racing sector of the horse industry, which includes the Thoroughbred industry, had an estimated impact on the United States economy of $36.6 billion in 2017, according to the American Horse Council Foundation’s 2017 National Economic Impact Study. Historically, participation in racing and breeding Thoroughbreds has been largely limited to wealthy individuals, due to the substantial financial investment required.

The Company aims to provide horse racing enthusiasts with the opportunity for greater involvement in the sport by enabling them to acquire a diversified portfolio of equity interests in Thoroughbreds and equine assets through the Commonwealth Platform.

Our principal objective will be to acquire interests in and manage Thoroughbreds with the pedigree, conformation, and athletic potential to compete successfully, thereby creating opportunities to generate revenue, provide long and short-term capital appreciation, and ultimately distribute Free Cash Flow to equity investors in the underlying equine assets. “Free Cash Flow” is defined as the net income (as determined under U.S. GAAP) generated by the Series plus any change in net working capital, depreciation, and amortization (and any other non-cash Operating Expenses) and less any capital expenditures related to the Series Asset. The Manager may maintain Free Cash Flow funds in a deposit account or an investment account for the benefit of the Series.

7

The Company aims to make ownership opportunities in Thoroughbred racing available to a significantly larger number of participants than was previously possible. Breeders, racetracks, and professionals in the Thoroughbred racing industry will benefit from greater public interest and participation in horseracing, leading to more races, higher betting handle and purses, and greater attendance. Thoroughbred breeders and owners will benefit from greater liquidity, and potentially lower transaction costs and greater transparency, as compared to traditional methods of conducting Thoroughbred asset transactions.

Business of the Company

The Units represent an investment in a Series of the Company and thus indirectly in the underlying Thoroughbred assets held by that Series. They do not represent an investment in the Company or the Manager.

To date, the Company has qualified offerings of Units in 15 Series, nine of which have been completed, four of which are ongoing, and two of which were terminated without issuing Units.

While the Manager may pursue opportunities from any sector of the Thoroughbred racing and breeding business and may acquire interests in Thoroughbreds of any pedigree or racing level, it intends to concentrate on the upper echelon (allowance and stakes races) within the sport. The Company will seek to acquire Thoroughbreds that can race competitively in allowance and stakes races, as well as interests in stallions and broodmares that have the lineage to produce foals that can compete at the allowance and stakes level. The Company may own Thoroughbreds wholly or in conjunction with others.

The Company intends to conduct Thoroughbred racing, pinhooking, sales, breeding, and other activities through separate Series. In all instances, the Manager will endeavor to manage the Thoroughbreds of each Series in a manner intended to maximize both the earnings capability and value of the Thoroughbred, and the financial return to the Series. Investors may invest in one or more Series, enabling them to participate more directly in the sport and diversify risk by holding fractional interests in several racing Thoroughbreds or other equine-related assets. We expect that the operations of the Company, including the issuance of additional Series and their acquisition of additional assets, may also benefit investors by enabling the Series to gain access to experienced trainers with successful records and benefit from economies of scale with respect to certain operational costs.

The Manager intends to use the proceeds from the sale of Units of each Series to acquire ownership interests in Thoroughbreds with the potential, based on lineage, to race competitively. The Manager may acquire yearlings and juveniles, who will need up to 18 months to develop and mature before they can generate revenue from racing. The Manager will oversee the development, training, and early racing career of the Thoroughbreds acquired by its Series in accordance with each Series’ Management Services Agreement and the Company’s Operating Agreement. The Manager may also acquire interests in Thoroughbreds that are in training or actively racing and can earn revenue without a lengthy development period. In addition, the Manager may employ supplemental strategies to generate distributable Free Cash Flow for investors, such as:

●	Buying weanlings or yearlings for resale as yearlings or two-year-olds, a practice known as “pinhooking,”
●	Acquiring stallion shares, and
●	Acquiring interests in breeding programs.

Commonwealth Thoroughbreds is intended not only to be an investment platform, but also a vehicle to experience the lifestyle and culture of Thoroughbred ownership by offering investors opportunities to enjoy the benefits made available to owners at racetracks. Depending on the level of ownership in Commonwealth Thoroughbred Series, these benefits may include, among other things:

●	Stable visits to meet your horse and trainer;
●	Access to restricted areas of the track for licensed owners (primarily the paddock and the backside);
●	Access to all Company suites, events, and after-race parties where investors can watch their Thoroughbred race and enjoy the company of other investors and team members;

8

●	Invitations to the winner’s circle;
●	Owner’s license privileges in certain states; and
●	Concierge-like services provided to participants in stakes races, including complimentary food and drink, seating and other perquisites should the Series have horses competing at that exclusive level.

The Commonwealth Platform

The Manager, Commonwealth Markets Inc., is a technology and marketing company that operates the Commonwealth Platform and App (“the Platform” or “the Commonwealth Platform”). Through the Platform, horseracing enthusiasts may indirectly invest, through a series of our membership units, in Thoroughbred assets that historically have required substantial financial resources to own. Investors will be able to use the Commonwealth Platform to browse and screen the potential investments and sign legal documents electronically. We intend to distribute the Units of the Company’s Series exclusively through the Commonwealth Platform.

We aim to use the Commonwealth Platform to:

●	Democratize the ownership of Thoroughbred racehorses and allow more fans to experience the excitement, perks, and benefits of ownership of top-tier competitors at a fraction of the historical cost;
●	Provide users with a premium, highly curated, engaging experience through opportunities to interact with the Thoroughbred, trainers, and jockeys as well as exclusive on-track experiences;
●	Increase interest in horse racing generally, and provide an opportunity to share in a portion of the financial gains that the ownership of Thoroughbreds and equine assets can create;
●	Provide access to a broader range of equine assets for investment and opportunities for portfolio diversification and potentially greater liquidity for their Units (although there can be no guarantee that a secondary market will ever develop or that appropriate registrations to permit such secondary trading will ever be obtained); and
●	Provide purchasers and sellers with greater market transparency and insights, lower transaction costs, potentially greater liquidity, a seamless and convenient acquisition process, portfolio diversification and the ability to retain minority equity positions in assets via the retention of equity units in offerings conducted through the Commonwealth Platform.

Through the Commonwealth Platform, investors can view a detailed profile of each Series of Units. Within the Commonwealth Platform experience, investors can also view:

●	Investors’ amount of investment in each Series of Units;
●	Written overview of each horse’s family;
●	Full pedigree of each horse, with insights;
●	Photo and video gallery;
●	Detailed write up on each horse that outlines why Commonwealth and its partners selected the horse, why we believe it has the potential to be a successful racehorse and any other information that helps an investor make an informed decision. This section may also contain comments from bloodstock agents, trainers, and other industry professionals;
●	Offering details of each Series of Units; and
●	Offering Statement, including the Offering Circular, its exhibits, and appendices.

Distribution Policy

In response to requests from the holders of Units of its Series, the Company has adopted a policy to allow the holders of Units entitled to receive distributions from a Series the choice to receive either a cash distribution or to hold those funds in an account with the Company. A Unit holder (or former Unit holder) may elect to withdraw all funds held in the holder’s account with the Company at any time upon request. Distributions held in a digital account with the Company are considered distributed at the time of deposit to the account and are available for withdrawal by the account holder.

9

Thoroughbred Aftercare Alliance Donations

The Company has adopted a policy to donate approximately 2% of the proceeds from each current and future Series Offering to the Thoroughbred Aftercare Alliance (“TAA”). TAA is a 501(c)(3) nonprofit that funds a variety of organizations dedicated to rehabilitating and caring for retired Thoroughbreds. TAA was initially founded by the Breeders’ Cup Ltd., Keeneland Association Inc. and The Jockey Club and is supported by donations. We believe we have an obligation as an organization dedicated to humane Thoroughbred racing to contribute to the care of retired racehorses.

The Manager

The Operating Agreement designates the Manager as the managing member of the Company and each Series of its Units. The Manager will generally not be entitled to vote on matters submitted to the Unit holders. The Manager will not have any distribution, redemption, conversion, or liquidation rights of any Series by virtue of its status as the Manager.

The Operating Agreement further provides that the Manager, in exercising its rights in its capacity as the managing member, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company, any Series of Units or any of the Unit holders and will not be subject to any different standards imposed by the Operating Agreement, the Delaware Limited Liability Company Act or under any other law, rule or regulation or in equity. In addition, the Operating Agreement provides that the Manager will not have any duty (including any fiduciary duty) to the Company, any Series or any of the Unit holders.

If the Manager resigns as managing member of the Company, the holders of a majority of all Units of the Company may elect a successor managing member. Holders of Units in each Series of the Company have the right to remove the Manager as manager of the Company, by a vote of two-thirds of the holders of all Units in each Series of the Company (excluding the Manager) if the Manager is found by a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with a Series of Units of the Company. If so convicted, the Manager must call a meeting of all the holders of every Series of the Company’s Units within 30 calendar days after the non-appealable judgment at which the holders may vote to remove the Manager as manager of the Company and each Series. If the Manager fails to call such a meeting, any Unit holder will have the authority to call such a meeting. If removed, the Manager will be entitled to receive all amounts that have accrued and are due and payable to it. If the holders vote to terminate and dissolve the Company (and therefore the Series), the liquidation provisions of the Operating Agreement will apply. If the Manager is removed as manager of the Company, it will also immediately cease to be manager of any Series.

The Manager and Company executives have relationships with executives and high-ranking individuals at the Thoroughbred industry’s most well-known breeding farms including: WinStar Farm, Claiborne, Spendthrift, Stonestreet, Lane’s End, Airdrie, Calumet, and Hill ‘n’ Dale.

The Manager and Company executives are focused on building and sustaining relationships with industry leading bloodstock agents. Currently, the Company has relationships with bloodstock agents known for selecting top race prospects including Kentucky Derby winners, Breeder’s Cup winners and Graded Stakes winners.

Co-Management Agreements

The Company frequently enters into agreements with other racing organizations to acquire a partial interest in a Thoroughbred. While these co-owners vary significantly in size and sophistication level, the Company’s rights as a co-manager are the same for all of their co-owners, and they make decisions regarding the Thoroughbred jointly, as described below under “Co-Management Agreements.” Currently, the Company’s primary partners are WinStar, Exline-Border Racing, Marquee Bloodstock, Gandharvi, and Medallion Racing.

10

The Company will not purchase an ownership interest in any Thoroughbred unless the other co-owners agree to enter into a written co-ownership agreement and/or co-management agreement that provides that all major decisions related to the racing career and the day-to-day management of the Thoroughbred will be made jointly and not on the basis of their respective ownership interests. These decisions include the selection of a trainer, oversight of pre-race training, training, racing, transportation between racetracks and training centers, veterinary issues, and all other standard management practices necessary for the care and racing of the Thoroughbred. The co-owners or co-managers also agree to collaborate on developing a strategy for breeding interests during or at the completion of the Thoroughbred’s racing career and the eventual disposition of Thoroughbred, who may not be retired or otherwise disposed of without the agreement of the co-owners with management rights

The Company has entered into agreements governing management rights with different co-owners relating to different Thoroughbreds. Each agreement is summarized in the Use of Proceeds section relating to each Series Offering. The following is an overview of the material terms of the agreements governing the management of the Thoroughbred owned by each Series. We encourage you to read our agreements with WinStar, Exline-Border Racing, Marquee Bloodstock, Gandharvi, and Medallion Racing, each of which is filed as an exhibit to the Offering Statement.

Collaborative Decision-Making

Our agreements with other co-managers are individually negotiated, and therefore the terms used to describe the sharing of management authority that the parties have mutually agreed upon can differ to some degree from agreement to agreement. However expressed, the agreements require decision-making to be conducted jointly by the co-owners through communicating and reaching a consensus among all of co-owners with the right to participate in decision-making. Our agreements variously use such terms as “jointly,” “consensus,” “mutual agreement,” “combined opinion,” and “mutual agreement...after consultation” in the context of the co-management arrangements, all of which are essentially being used interchangeably to describe our collaborative decision-making process. Each agreement includes a dispute resolution procedure to address situations if the parties cannot reach a consensus. The dispute resolution provisions are individually negotiated and take into account preferences expressed by the counterparty. The co-management agreements generally do not allocate to a specific co-manager responsibility for executing decisions.

All co-managers and co-owners of a Thoroughbred are free to engage with trainers and their staffs regarding a Thoroughbred’s development and training. Our Head of Racing Chase Chamberlin and our Chief Executive Officer Brian Doxtator stay steadily engaged with our co-owners, co-managers and trainers during the course of the process by which all material decisions relating to the racing career and day-to-day management of the Thoroughbreds in which we own and interests are made jointly through collaboration and consensus. This level of involvement with our Thoroughbreds is also necessary to represent the interests of our investors and be able to respond to their inquiries. See “Management- Executive Officers, Directors and Key Employees” for information about our officers’ experience and responsibilities.

Messrs. Chamberlin and Doxtator schedule regular visits to the facilities where Series Thoroughbreds are in training, Mr. Chamberlin generally covering the eastern U.S., and Mr. Doxtator covering the west coast. When not on-site at training facilities observing Series Thoroughbreds in person, they will speak with trainers or their associates several times each week by telephone to monitor the Thoroughbred’s progress. They also talk with the other co-managers and co-owners frequently each week to share information, make decisions when necessary, and stay informed. The Company employs a communication platform for each Thoroughbred in which the Company holds an interest, through which co-owners and co-managers can conduct video calls, exchange emails, texts, documents and other media files to share information about the Thoroughbred and facilitate decision-making. Managing Thoroughbred racehorses is highly collaborative, and unscheduled conversations happen routinely. Because Commonwealth’s officers stay steadily involved with our horses and trainers, they frequently initiate these conversations with updates or discussions about plans for Series Thoroughbreds. It is our practice to include co-owners who do not have contractual management rights in our communications so that those owners stay informed and the co-managers have the benefit of those owners’ views on the Thoroughbred’s progress. Nevertheless, the Company and its co-manager retain the power to jointly decide whether to sell the horse and make other material decisions.

Administrative functions are generally assigned to one co-owner (in most cases the co-owner who sold interests in the Thoroughbred). Administrative functions include such matters as maintaining registration of ownership and Jockey Club documentation; obtaining and maintaining any necessary licenses (including racing licenses), permits or other authorizations; and keeping books and records of account reflecting all receipts and disbursements for and on behalf of the co-owners.

11

The Role of the Trainer

A critical decision to be made by the co-managers is the selection of a trainer, who will be engaged to direct the Thoroughbred’s development, training and racing career. The Thoroughbred trainers engaged to train the Company’s Thoroughbreds are independent contractors who train horses for multiple clients. The co-managers or co-owners of a Thoroughbred will select a trainer collaboratively based on consideration of a variety of factors. These are:

●	A trainer’s overall racing record, facilities and staff.

●	A trainer’s capacity and willingness to take the Thoroughbred.

●	Whether the horse will run in the California or the eastern racing circuit.

●	If the Thoroughbred has already raced at the time of purchase, an evaluation of the horse’s progress and performance with the current trainer.

●	Whether the horse is better suited for racing on dirt or grass.

●	A trainer’s prior experience with the Thoroughbred’s sire, dam, or their progeny.

●	A trainer’s prior experience with horses of a similar temperament as the Series Thoroughbred.

●	One or more co-owners’ past experience with a trainer.

●	Advice from industry professionals.

In most cases, the Thoroughbred will be boarded at the training facility operated by the trainer, who will directly oversee the horse’s daily care, physical training and transportation arrangements. Thoroughbreds acquired as yearlings or juveniles may be boarded at facilities of one of the co-owners until they have developed sufficiently to begin training at the selected trainer’s facility. Co-managers’ oversight responsibilities require conferring with the trainer regularly regarding the Thoroughbred’s health and progress, including periodic observation at the training facility or race track. In making strategic decisions regarding training, racing schedule, medical care, and the eventual retirement of the Thoroughbred, the co-managers expect to give substantial weight to the advice and recommendations of the trainer and any veterinarians participating in the care of the horse.

Equine veterinarians are generally associated with independent veterinary practices. The Company and the racing operators with which it acquires Thoroughbreds have veterinarians on call with whom they can consult when reviewing medical information about Thoroughbreds being evaluated for purchase. Likewise, trainers have veterinarians on call to examine horses training at their facilities. Racetracks have veterinarians available on the premises during meets. The Company and its co-managers will also engage specialists when a Thoroughbred has a specific medical condition that requires attention.

Retirement; Disposition and Sale

Our agreements generally provide that the co-managers will collaborate on developing a strategy for retiring the Thoroughbred at the completion of its racing career and the eventual disposition of the Thoroughbred, who may not be retired, sold, or otherwise disposed of without the agreement of the co-managers or co-owners. The Manager, on behalf of the Series, may also sell the Series’ interest in the Thoroughbred, subject to any rights of the other co-owners.

12

To date, one of the Thoroughbreds in which one of the Company’s Series held an ownership interest has been retired from racing, and five Thoroughbreds have been sold while actively racing. In each case the decision was made with the consent of all of the co-owners.

Our agreements with Exline-Border and Marquee Bloodstock also provide that if either co-owner receives a bona fide written offer from a third party to purchase all or a portion of its ownership interest in the Thoroughbred, which the recipient desires to accept, the recipient must notify the other co-owner and provide a copy of the written offer. Upon receipt of the notice, the other co-owner will have a right of first refusal to purchase the interest (of fraction thereof) of the co-owner who received the offer at the price and on the terms contained in the offer. To exercise its right of first refusal, the co-owner must notify the co-owner who received the offer and then purchase the interest within ten days thereafter. If the co-owner notifies the co-owner who received the offer that it will not exercise its right of first refusal, the co-owner who received the offer must complete the sale of the interest within 30 days thereafter.

Post-Racing Breeding Activities

The co-ownership agreements and co-management agreements with WinStar provide that the co-managers agree to collaborate on developing an exit strategy for the sale or other disposition of the Thoroughbred at the completion of the Thoroughbred’s racing career. Breeding activities are described in greater detail under “Thoroughbred Industry – Breeding Activities.”

Dispute Resolution

Our co-ownership agreements and co-management agreements with WinStar and Gandharvi provide that disagreements over the management of the Thoroughbred or the terms of the co-management that cannot be resolved through good faith negotiations will be decided by arbitration, in most cases conducted in accordance with the rules of the American Arbitration Association before a panel of three arbitrators whose decision will be binding. The agreements with Marquee Bloodstock and Exline provide for binding arbitration before a single mutually agreed upon arbitrator.

Our co-management agreement and co-ownership agreements with WinStar provide that disagreements over the management of the Thoroughbred’s racing career that cannot be resolved through good faith negotiations will be decided by the then current trainer. Disagreements over the selection of a trainer that cannot be resolved through good faith negotiations will be submitted to John Stuart, a mutually acceptable third-party equine professional, whose decision will be binding. Mr. Stuart is an owner of Bluegrass Thoroughbred Services, Inc. which has provided management advisory and support services to Thoroughbred businesses since 1981. Disputes over other matters will be resolved through the arbitration process outlined above.

Our co-management agreements with Medallion Racing provide that disagreements over the management of the Thoroughbred’s racing career that cannot be resolved through good faith negotiations will be decided by the then current trainer, whose decision will be binding.

Asset Selection and Acquisition

We work with qualified bloodstock agents, owners, breeders, trainers, and partners to identify and acquire a range of assets including yearlings, two-year-olds and Thoroughbreds of racing age. Target acquisition costs will fall between $70,000 and $500,000 for all or a fractional ownership interest. We will select Thoroughbreds from top-tier auctions, private ownership and breeding farms based on pedigree, conformation and, for horses two years old and older, when available, under tack workout or breeze times and race results.

Selection criteria include:

Pedigree. Pedigree is a strong determinant of future success on the track and future commercial values for breeding. Preference will be given to horses with proven pedigrees, where both the sire, dam and siblings of the horse have successful records (past racing performances of merit) on the racetrack and in the breeding shed. The Manager will track current market trends to identify top stallions and top broodmare sires and will look to align these pedigree crosses (or “nicks” as they are often referred to in the bloodstock world) whenever possible.

13

Conformation. Many factors determine a horse’s ability, including breeding, training, mental fitness, and disposition. Analysis of conformation will be used to guide the selection team’s assessment of a Thoroughbred’s potential ability. This will help improve the odds of finding a successful racehorse. Biomechanics, heart scans, detailed gait analysis and endoscopic exams will be used to identify positive physical characteristics and rule out limiting physical characteristics that could make a horse more prone to injury, less athletic, etc.

Under Tack Times and Past Performance. Under tack times indicate a two-year-old’s running ability, running style and overall performance, as well as a metric for comparative analysis against horses of the same age. For Thoroughbreds of racing age, we will also use past performances, race replays, videos of workouts and other data to evaluate the horse’s ability, running style and future potential.

Physical Examination. Each Thoroughbred will undergo pre-purchase and post-purchase physical examinations conducted by a veterinarian. The examination may include but will not be limited to:

●	Basic walking examination;
●	Soundness and health of hoof structures;
●	Skin and body evaluation to identify previous injuries or surgery that could indicate structural or internal health issues, or which might adversely affect the horse’s future value or performance;
●	Oral cavity exam to look for any abnormalities that may affect future training or performance;
●	Optical examination for superficial lesions on the cornea, anterior chamber, and lens. A fundic (or base of the eye) exam should be performed to evaluate the posterior chamber and the optic nerve at the back of the eye;
●	Cardiac exam to detect evidence of any overt cardiac disease (elevated resting heart rate, elevated resting respiratory rate, distended jugular veins, dependent edema, etc.), cardiac murmurs or cardiac arrhythmias;
●	Endoscopic examination to evaluate the functionality and size of the airway; and
●	Full radiographs to identify the presence of developmental orthopedic disease (age, breed and joint specific), osteoarthritis or evidence of “wear and tear,” fractures, chips, and bone remodeling. Pre-sale radiographs are available in the repository of the auction company. Post-sale radiographs will be taken, and soft tissue ultrasonic examinations of tendons and ligaments will be performed as determined to be necessary by the selection team and its veterinarian.

A post-purchase examination is important to detect any issue concerning the physical condition of a Thoroughbred. The conditions of sale of leading auctions may provide buyers with certain rights based on the results of a post-purchase examination. For example, dispute resolution procedures for sales of two-year-olds in training can be triggered if radiographs taken within 24 hours after the auction session and before the horse leaves the sales grounds show evidence of injury or disease of bone structure that did not appear on previous radiographs filed in the repository provided by the auction house. This could result in the renegotiation of the purchase price or the rescission of the sale and a refund of the purchase price.

Training and Boarding

A foal will be boarded at a farm until it has developed sufficiently to commence training. Boarding rates for suckling foals are generally no more $15 per day. Rates for weanlings generally range from $25 to $45 per day. Boarding rates are generally stable, rarely increasing by more than 5% annually. Unanticipated cost increases for hay, bedding, or other items due to external factors may sometimes be passed through to boarding customers.

Thoroughbreds purchased for the Company’s Series and in which the Series holds a controlling interest will be sent to trainers who, in the judgment of the Manager, can best realize the Thoroughbred’s potential. Thoroughbreds purchased as juveniles will be boarded at facilities near the Company’s office in Lexington, Kentucky and may be handled by trainers from the ground under tack to familiarize them with the use of the tack necessary to ride them. During this process they may be ridden in a round pen or paddock to provide them with basic skills until they have matured sufficiently to commence training at a training center or racetrack, usually as a two-year-old.

14

Each trainer employed by the Series will be an independent contractor and will concurrently be handling Thoroughbreds for other owners. Racetrack based trainers generally are paid approximately $85 to $135 per Thoroughbred per day, plus 10%-12% of the Thoroughbred’s gross winnings. Trainers based at non-racetrack affiliated training centers will generally charge lower “day rates” for initial training or training related to rehabilitation from injury than the rates charged by trainers based at racetracks. Trainers may charge stall rent fees in addition to “day rates” charged for horses located at training centers. In general, training fees are generally stable, with annual increases of more than 5% uncommon.

Racing

Once a Thoroughbred horse reaches the final race preparation stage in its training regime, and while racing, certain additional charges for services associated with racing will be incurred. Charges such as having a lead pony take the horse to the gate, fees to have independent contractors handle the horse on race day, race day medication, transportation, jockey’s fees based either on a percentage of winnings for placed horses (first or second, and in some instances third) or a flat fee pursuant to a set schedule for unplaced horses (referred to as “Jock Mounts” in the vernacular,) trainer’s and stable commissions based on a percentage of winnings will be incurred or assessed. For races other than stakes races, there are no entry fees. For stakes races there are nomination or subscription fees, entry and starting fees and, in some instances, supplementary nomination fees to make horses eligible to compete after the closing deadline for nominations.

Each trainer will employ jockeys, who are generally paid a nominal fee plus 10% of the purse if the Thoroughbred finishes first in the race, 5% for second place finishes or sometimes third, and a standard flat fee for lesser placings. In addition, a barn commission amounting to approximately 2% of the purse is usually paid to the groom and barn help of the winning Thoroughbred. This payment is referred to as a “stake” in the stable vernacular.

Because of competition level variables, the racetracks where the Thoroughbreds will be located and the races into which they will be entered will be selected based upon the recommendation of the trainer with the input of the Manager’s officers and other co-owners.

There is no guarantee that a horse entered in a race will “draw in” and be able to race. Luck can determine if and how many times a horse may run during a race meet. Eligibility and preference of entries are governed by each track’s procedures to maintain a fair and even-handed approach, but horses are routinely excluded from races based upon the random draw in oversubscribed races. In those cases, a horse in such “entered and excluded” status would generally be given priority for entry in a comparable race in the same meet. In addition, trainers would ordinarily have options to race the horse at racetracks in the region. Although as horse may not be able to run as desired during a meet, the possibility that the horse would be excluded entirely from racing even though entered numerous times would be remote.

Sale of Assets

The Manager expects to sell interests in Thoroughbreds owned by its Series from time to time in the ordinary course of operations or in connection with the dissolution of a Series. The Manager may sell its interest in a particular Thoroughbred if the Manager concludes it would be in the best interest of the series to do so, based on the Thoroughbred’s racing performance and market value.

The Management Services Agreement authorizes the Manager to pay reasonable fees and or commissions consistent with industry standards to unaffiliated agencies such as trainers, sales agencies, or consignors upon any purchase or sale of Thoroughbreds by a Series. Some trainers may charge a fee or commission for arranging the sale of a Thoroughbred for the Series. Sales agencies and consignors customarily charge a fee or commission on a set or sliding scale for their services in selling Thoroughbreds at public auctions. The Management Services Agreement requires the Manager to comply with state laws regulating private and public sales of Thoroughbred assets.

15

Breeding Activities

Thoroughbred breeding activities generally include selling stallion shares and stallion seasons (the right to breed a mare to the stallion in a given breeding season) in a Series Thoroughbred, acquiring stallion shares and stallion seasons, and buying, owning, and selling interests in broodmares. The economic results of breeding activity depend to a large extent on the racing performance of the progeny produced, which usually will not be known for at least two to three years. However, breeding assets such as stallion shares may also generate a less volatile and generally more predictable revenue stream than racing activity.

Insurance

The Manager expects to carry mortality insurance (and fertility insurance if applicable) on the Series’ Thoroughbreds and will decide on a case-by-case basis the amount of coverage on a particular Thoroughbred. Generally, a full mortality policy will insure against loss by death caused directly or indirectly by sickness, accident and/or disease. The amount of recovery generally would be the lesser of the insured amount or the last claiming price (if any) the Thoroughbred has been subjected to at the time of the casualty.

If a Thoroughbred owned by the Series enjoys great racing success or its value otherwise increases substantially (which can sometimes occur when a member of the immediate family wins a prestigious race), the Manager may decide not to increase mortality insurance to the level of the animal’s value because of the relatively high cost of the additional coverage.

Operating Expenses

There will be one or more separate closings with respect to each Offering (each, a “Closing”). Upon each Closing, the Series will be responsible for its proportionate share of the following costs and expenses attributable to the activities of the Company related to the Series (together, the “Operating Expenses”):

●	Any and all ongoing fees, costs and expenses incurred in connection with the management of the Series Asset, including bloodstock agent commissions, transportation (other than those related to Acquisition Expenses), boarding, training and racing expenses (nomination fees, entry fees, jockey fees, pony fees, etc.), veterinarian fees, farrier charges, feed supplements and medications, physical therapy charges, equipment costs, research and database expenses, periodic registration fees, marketing, security, valuation, and utilization of the Series Asset;
●	Fees, costs, and expenses incurred in connection with preparing any reports and accounts of the Series of Units, including any required federal or state securities filings and any annual audit of the accounts of the Series (if applicable);
●	Fees, costs and expenses of a third-party registrar and transfer agent appointed in connection with the Series;
●	Fees, costs, and expenses incurred in connection with making any tax filings on behalf of the Series;
●	Any indemnification payments;
●	Any and all insurance premiums or expenses incurred in connection with the Series Asset, including equine mortality or fertility insurance; and
●	Any similar expenses that may be determined to be Operating Expenses, as determined by the Manager in its reasonable discretion.

The Manager will be reimbursed from the offering proceeds for Operating Expenses incurred from the date the Company initially acquires an interest in a Thoroughbred through the date of the closing of a Series offering and the assignment of interest to the Series . The Manager will bear its own expenses of an ordinary nature, including, all costs and expenses on account of office rental, supplies, secretarial expenses, stationery, charges for furniture, fixtures and equipment, payroll taxes, remuneration and expenses paid to employees and utilities expenditures.

If the Operating Expenses exceed the amount of revenues generated from the Series Asset and cannot be covered by any Operating Expense reserves on the balance sheet of the Series, the Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the Series, on which the Manager may impose a reasonable rate of interest, and be entitled to reimbursement of such amount from future revenues generated by the Series (an “Operating Expenses Reimbursement Obligation”), and/or (c) cause additional Units to be issued in the Series in order to cover such additional amounts.

16

Allocation of Revenue and Expense

To the extent relevant, the Manager will allocate items of expense and revenue that are allocable to a specific series to be borne by, or distributed to (as applicable), the applicable Series of Units. If, however, an item is not allocable to a specific series but to the Company in general, it will be allocated pro rata based on the value of underlying assets or the number of units, as reasonably determined by the Manager.

Indemnification of the Manager

The Operating Agreement provides that none of the Manager, nor any current or former directors, officers, employees, partners, shareholders, members, controlling persons, agents or independent contractors of the Manager, nor persons acting at the request of the Company in certain capacities with respect to other entities (collectively, “Indemnified Parties”) will be liable to the Company, any Series or any interest holders for any act or omission taken by the Indemnified Parties in connection with the business of the Company or any Series that has not been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

The Series will indemnify the Indemnified Parties out of its assets against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which they become subject by virtue of serving as Indemnified Parties with respect to the Company or the Series and with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

The Management Services Agreement

Each Series will appoint the Manager to manage the racing operations and the Thoroughbred assets of each Series pursuant to a Management Services Agreement. The services provided by the Manager will include:

●	Preparing a business plan and operating budget and attending to all bloodstock, breeding, and racing matters;
●	Selecting and acquiring in the name of the Company or its Series suitable Thoroughbreds for breeding and racing as well as other equine assets;
●	Developing and implementing short-term and long-term strategies for each Thoroughbred acquired or raised by the Company with the intent to maximize its potential value and appreciation;
●	Securing the services of professional trainers, veterinarians, bloodstock agents and other service providers needed for the proper management, care, breeding, and training of the Thoroughbreds in each Series;
●	Selecting the breeding and racing incentive programs to which the Thoroughbreds produced or owned by the Company will be nominated; and
●	Providing general administrative services necessary for managing the Company’s breeding and racing business operations, such as bookkeeping, billing, collection, cash management and payment services.

The Management Services Agreement will have an initial term of one year and will renew for additional consecutive one-year terms until it is terminated in accordance with its terms. Either party may terminate the Management Services Agreement at the end of the initial term or any renewal term by providing the other party with thirty days written notice prior to the expiration of the then effective term. The Management Services Agreement will also terminate upon (i) the removal of the Manager as managing member of the Company (and thus all series of the Company’s units), (ii) notice by one party to the other party following the other party’s failure to cure a material breach of the Management Services Agreement or (iii) such other date as agreed between the parties to the Management Services Agreement.

17

Each Series will indemnify the Manager out of its assets against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which they become subject by virtue of serving as managing member under the Management Services Agreement with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

Management Fees

As compensation for identifying investigating, evaluating, and managing the acquisition of a Thoroughbred asset, the Management Services Agreement provides that the Manager will be paid a sourcing fee of up to 15% of the purchase price of the Series Asset from the offering proceeds at closing.

As compensation for the services provided by the Manager managing the Series’ Thoroughbred Asset and conducting Unitholder relations, the Manager will be entitled to receive the following fees:

●	A training management fee equal to 10% of the amount of the reserves for training expenses and working capital contingencies for each Series Offering, payable from the offering proceeds at the time training expenses are incurred.

●	During a Series Thoroughbred’s racing career the Manager will be paid a fee equal to 10% of net winnings after fees customarily withheld from purses by the horsemen’s bookkeeper prior to distribution of net purses earned, which will become due and payable to the Manager when released by the track at which the race took place, and the purse was earned. The percentage will increase to 20% once the aggregate amount of distributions to Series Unit holders from racing and asset sale activities equals the amount of offering proceeds received by the Series.

●	After the Series Thoroughbred retires from racing, the Manager will be paid a quarterly fee equal to a percentage of any Series Revenue generated by the Series, payable at the time there is a distribution of Series Revenue to Unit Holders of the Series, as described in Distribution Rights below. The percentage will be 10% until the aggregate amount of distributions to Series Unit holders from racing, breeding, and asset sale activities equals the amount of offering proceeds received by the Series, at which time the percentage will increase to 20%.

●	For Series Country Grammer, the Manager will be paid a quarterly fee equal to 10% of any Free Cash Flow generated by the Series, which will only become due and payable at the time there is a distribution of Free Cash Flow to Unit Holders of the Series.

For tax and accounting purposes, the Management Fee will be accounted for as an expense on the books of the Series.

Facilities

The Manager is located at 101 West Loudon Ave, Suite 210, Lexington, Kentucky 40508. The Manager has 5 employees. The Company has no employees.

Legal Proceedings

None of the Company, any Series, the Manager, or any director or executive officer of the Manager is currently subject to any material legal proceedings.

18

THOROUGHBRED INDUSTRY

The information included in the following section has been derived from publicly available Thoroughbred industry sources. We have no reason to believe this information is incorrect, but we have not independently verified its accuracy.

Introduction

In 2017, the horse industry contributed approximately $50 billion in direct economic impact to the U.S. economy and had a direct employment impact of approximately 1 million jobs. Additionally, the industry itself contributed $38 billion in direct wages, salaries, and benefits.

From those direct effects, the horse industry’s contribution ripples out into other sectors of the economy, resulting in an estimated total contribution to the U.S. economy of $122 billion, and a total employment impact of 1.7 million jobs.

The Thoroughbred industry, a subset of the horse industry, traces its roots back over 300 years to England and its contributions to the economy are significant. Thoroughbred racing, together with Quarter Horse and harness racing, had an estimated economic impact of $36.6 billion to the US economy in 2017 with estimated employment impact of 472,000 jobs.

The Company intends to focus its efforts on acquiring, racing, breeding, and selling Thoroughbreds with highly sought, commercially attractive pedigrees from established and successful bloodlines.

Breeding

The Thoroughbred breeding industry is perpetuated by selectively breeding top mares to top stallions to yield top quality racehorses. There is no guarantee that a Thoroughbred, even with the most sought-after pedigree, will be marketable. Conformation flaws, inherent physical fragility, injury, death, or health issues can and often do render a well-bred Thoroughbred completely valueless. The Thoroughbred breeding industry is concentrated largely in central Kentucky with the majority of top-quality broodmares and stallions located in and around Lexington, Kentucky. However, in recent years regional markets, fueled by breeders’ incentive programs and corresponding higher purses (some supplemented by revenues from alternative forms of gaming) in New York, and Florida and elsewhere are exerting a stronger influence on the breeding of high-quality Thoroughbreds. In North America, stallions are bred to broodmares from mid-February to the end of June of each year. The gestation period for a broodmare (a female horse capable of bearing offspring) is approximately eleven months. Thus, most foals in the United States are born between early January and the end of May.

Thoroughbred Sales at Public Auction

The majority of Thoroughbreds are sold at public auction. As the most transparent and efficient market of Thoroughbreds, auction statistics are the traditional barometer for the value of Thoroughbred bloodstock. North American Auction averages for yearling Thoroughbreds (a traditional economic barometer used in the Thoroughbred business) have increased from around $40,000 in 2010 into the $83,000 range in 2019 before rebounding from an off year in 2020 to around $86,000 in 2021. The commercial market for Thoroughbred bloodstock, however, has been cyclical. After steady growth throughout the 1970’s, the bloodstock market increased sharply in the early 1980’s, followed by sharp declines in the mid-1980’s, the early 1990’s and again during the latter part of the first decade of the 2000’s.

The average prices paid for Thoroughbreds sold at public auction in North America in the 21st century have increased over time, peaking in 2018, after significant declines in 2007-2010. Thereafter, the Thoroughbred yearling market (and the overall Thoroughbred market in general) has experienced a slow, but somewhat erratic growth in yearling sales averages and medians, albeit with significantly reduced numbers of horses offered. The North American foal Crop in 1984 was in excess of 50,000 newborn foals, but volume has steadily declined to an estimated 19,200 registered foals in 2021. Although total receipts for public sales of Thoroughbred horses exceeded one billion dollars (U.S.) each year from 2004 through 2007, total receipts from public sales decreased to $941,320,193 in 2008, a drop of 23.8% from 2007 totals. Totals in recent years have reached levels just above one billion dollars with a total of all Thoroughbred auction revenues reaching $1,087,528,402 in 2019 before pulling back approximately 26% to a total of $805,203,467 in the Covid-19 interrupted 2020 auction year, rebounding to $1,154,037,082 in 2022, an increase of approximately 26.3%.

19

The primary Thoroughbred auctions are conducted by sales companies such as Keeneland, Fasig-Tipton, Barretts and Ocala Breeders Sales, and are held primarily in Kentucky, Florida, New York, Maryland, and California. Auction companies such as these earn a sales commission between 4.5% and 5% on the horses they sell at public auction. The sales held by The Keeneland Association, historically the leading sales company for elite level Thoroughbreds, are considered a measure of industry health due to the large volume and variety of Thoroughbred yearlings sold there. Fasig-Tipton’s standing in the market has increased following its acquisition in 2008 by a firm backed by Dubai’s ruling family.

Weanling Auctions

Selling a horse as a weanling presents the breeder’s initial opportunity to generate revenue. Public auctions for weanlings occur from October through the following January. The gross sales of all weanlings in 2020 totaled over $51.6 million, down 27.5% from $71,236,078 in 2019. This decrease followed an increase in gross sales from $61.1 million in 2016 to $79.26 million in 2018, an increase of 30.4%. Gross revenue from weanling sales in North America had increased during the two years (2017-2018) prior to the downturns in 2019 and 2020. The average sale price of $51,674 in 2020 represented a 48% decrease from the record average price of approximately $100,000 in 2006. The gross sales of $73.75 million for weanlings in 2021 rebounded to near pre-pandemic levels with an increase in the average of approximately 15.8% to $64,752.

Yearling Auctions

Yearling sales are traditionally where breeders sell their produce. Public auctions for yearlings occur throughout the country from July through October. In 2021, approximately 40.74% (7,752) of all registered yearlings bred in the U.S. (19,025) were offered for sale and 6,379 (33.52%) were sold at public auction. The gross sales of all yearlings in 2021 totaled over $$552.7 million, an increase of 29.3% from over $371.3 million in 2020. The yearling sales market is concentrated in Kentucky where approximately 50% are sold at public auction. There were approximately 45 other public auctions are held in 2021 throughout North America for the sale of yearlings.

Of the yearling sales, the Keeneland September yearling auction is the largest auction and draws buyers from around the world. The 2021 Keeneland September yearling auction resulted in gross revenues of $364.51 million for the 2,789 horses sold, with the average per yearling up 30.18% from 2020 figures. The 2020 Keeneland September yearling auction yielded gross revenue of approximately $248.9 million for the 2,481 Thoroughbred yearlings sold. The gross revenue figure increased by 46.4% from the total reached in 2020 of approximately $248.9 million. The number of Thoroughbreds sold in 2021 increased 12.41% to 2,789 sold from the previous year number of 2,481 sold at the 2020 Keeneland September auction. The average price (mean) per yearling at the 2021 Keeneland September yearling auction was $130,698, which represented a 30.2% increase from the 2020 average of $100,354. The median price was $65,000 in 2021, which represented a 75.67% decrease from $37,000 in 2020.

Overall, the North American yearling market in 2020, with about 6,350 sold (including “short” yearlings sold in January and February), experienced a 28.3% decrease in gross sales. The average sale price for a yearling decreased 20.3% to $62,229. At the 2020 Fasig-Tipton Selected Yearling Sale held in September 2020 due to the Covid-19 delays, 348 yearlings changed hands (about 5.4% of the anticipated overall market in 2020) with an average price of $177,486 (an increase on average of 2.7% from 2019 figures (all three Fasig Tipton yearling sales combined.))

The yearling and two-year-old markets have become much more international in recent years with horses bred in the U.S. often being offered in foreign markets. In fact, after not reaching his reserve at a yearling auction in the U.S., War of Will, 2019 Preakness Stakes (G1) winner, was purchased by a U.S. based bloodstock agent for approximately $300,000 at the Arqana May two-year-old in training (or “breeze up” sale as it is referred to in Europe) in France, repatriated to the U.S. and campaigned in the Triple Crown series. In addition to the U.S. and European markets, Australia, New Zealand, South Africa, England, Ireland and Japan have active yearling and two-year-old auctions offering racing prospects that often end up competing at U.S. racetracks.

20

Two-Year-Old Auctions

Public auctions for two-year-old Thoroughbred racing prospects take place from February through June of each year in warmer locales favorable to training. The major two-year-old sales are held in Florida, Maryland, California, and Kentucky. In 2020, two-year-old sales figures indicate that the gross sales were down 38.2% and averages were down 26.7% from 2019. The average price in 2019 was $89,614, a slight increase of less than 1.0% from 2018 figures.

Broodmare Auctions

The number of broodmares sold at public auction in North America during 2020 was 2,763 (about half the number of broodmares sold (5,5286) in 2006), which was the second highest number of broodmares ever sold in a single year at public auction. Gross sales proceeds decreased 9.7% from 2019 to $218,253,650, lowest gross sales since 2012. The average price for a broodmare in 2020 also declined approximately 2.8% to $78,735. Broodmares are usually offered for sale (in foal, barren or maiden) in what are known as breeding stock or bloodstock sales in November and January in the U.S. In January 2020, the Keeneland January Horses of all Ages sale posted a record average of $46,704 per horse with a $15,000 median sale price. There were gross sales of $46,236,600, the second highest gross sales amount since 2008 when the gross reached $70.45 million from a seven-session sale. There were only four sessions in the 2020 sale.

Private Sales

A substantial private market for Thoroughbreds also exists. Bloodstock agents negotiate the majority of private deals for buyers and sellers. The success of an agent is often predicated on his reputation in the industry and his longstanding relationships with both buyers and sellers. In addition to bloodstock agents, trainers having a horse sold privately while under their care typically will be paid a sales commission of 5% on the gross sales price of the horse.

Marketplace and Competition

The major markets for Thoroughbreds include the nationwide racing circuit, public auctions, and private sales throughout North America. Most buyers are North Americans, but there are a number of significant international buyers from the Middle East, Europe, the U.K., Australia, and Japan. Several hundred individuals and agencies conduct pinhooking operations in the weanling and yearling markets across the United States, as well as thousands of owners and trainers who purchase weanlings and yearlings to eventually race for their own account. Competitors in the two-year-old market consist mostly of racehorse owners trying to acquire top two-year-olds for immediate racing.

Racing

When a yearling becomes a two-year-old on the second January 1 following its birth, it is eligible to race, although two-year-old races are not usually conducted until April of each year. Early two-year-old races can be as short as two to four furlongs (a quarter to one half of a mile) but are generally five to six furlongs. Two-year-old Thoroughbreds competing in these early races, may later race at distances up to one mile and a sixteenth or beyond. During the early two-year-old season, many young horses prove simply too small or fragile for early racing and are “turned out” for further development. For many Thoroughbred horses, racing careers will not begin until their third or fourth year, when they reach full development.

During its career, a Thoroughbred may run in races at a variety of distances and over a variety of surfaces. A “claiming race” is a race in which any horse running may be purchased at a specified “claiming” price, which is posted as a condition of entry. In “allowance” races, the weight each horse will carry is set by conditions written by the track’s racing secretary, making specific allowances in weights for horses with less impressive past performances and saddling better performing horses with more weight. A “weight for age” race utilizes a standard scale of weights established by The Jockey Club, which are then assigned to horses based upon their age and the month of the year.

21

The most prestigious and lucrative Thoroughbred races, “stakes races,” sometimes run under “handicap” conditions (whereby the track’s handicapper assigns different weights to the horses based upon their relative perceived ability in an effort to achieve a dead heat result, or in other words to give each horse an equal opportunity to win the race, all other factors being equal). These stakes or handicap races attract the best horses and the most public attention. To participate in these types of races, owners must pay a “subscription” or “nomination” fee or a series of nomination fees well in advance, and an entry fee or “starting” fee at the time of the race. Some stakes races allow supplemental nominations if premium nomination fees are paid for otherwise ineligible horses. These fees may or may not be added to the purse money and may be substantial (as much as $360,000 to supplement to the Breeder’s Cup Classic) with no guarantee that any part of the supplementary nomination will be earned back by the horse supplemented. Failure to draw into a stakes race, however, cancels all fees. The stakes money raised by these fees is often supplemented by state breeders’ association awards, the Breeders’ Cup, the track and by sponsorship.

Wagering and Purses

Currently, at least 38 states have adopted legislation permitting pari-mutuel wagering on horse races. Pari-mutuel handle, or the amount of money wagered, on Thoroughbred racing in the United States and North America, peaked in 2003. U.S. handle in 2003 was $15.18 billion. U.S. and North American handle have decreased by 25.77% and 24.99%, respectively, from 2003 through 2018. U.S. and North American handle increased slightly by 3.28% and 3.47%, respectively, in 2018. U.S. handle in 2018 totaled to $11.27 billion, an increase due principally to a 4.1% increase in off-track wagering handle. Handle was down approximately 7.2% through the first six months of 2019.

In the United States during 2020, total purses decreased dramatically to $869.8 million, the lowest since 1997, not factoring in for inflation. According to information published by the Jockey Club Information Systems Inc., in 2019, $1.167 billion in purses was distributed in 27,700 races at United States tracks representing a 23.5% decrease in the number of races and a decrease from total purses distributed in 2019.of 25.53% Average purse per race decreased approximately 2.7% to $31,400 in 2020 from $32,257 in 2019. If purse levels remain constant and the number of runners and races continues to decline due to shrinking foal crops, then the recent trends may continue. The overall trend in purses, however, can be attributed to the decline in the number of races and increased revenue from video lottery terminals, historic horse racing wagers and table games (or “Alternative Gaming”) at racetracks.

Several other sources of revenue support purse-earning opportunities for Thoroughbreds. The sport now has two 24-hour cable channels devoted to it, Horse Racing TV (“HRTV”) and TVG, owned by the British company Betfair Group Ltd. (“Betfair”), an online betting exchange that has been successful in Great Britain and around the world. While betting exchanges (online markets where individuals can act as both bettors and bookmakers with one another) are currently only legal in the United States in New Jersey (which saw Betfair suspend its operations in 2020 due to lower than anticipated handle), more states may authorize online betting exchanges in the near future. In May 2018, the U.S. Supreme Court, adjudicating a case brought before it by the State of New Jersey, struck down a law prohibiting sports gaming in the United States, allowing individual states to pass legislation allowing this form of gambling. To date, Colorado, Louisiana, Maryland, Michigan, New Hampshire, New Mexico (Pueblo of Santa Ana tribe only,) Oregon, Tennessee, Montana, Iowa, Indiana, Illinois and New Jersey, Nevada, Mississippi, Pennsylvania, Virginia, West Virginia, Rhode Island, New York (limited to upstate New York casinos in-person only), Arkansas and Delaware either offer sports wagering or have legislation in place to implement sports wagering. Further developments that enhance these potential sources of revenue and allocate a portion to the racing industry could have a positive impact on purses.

22

Advance deposit wagering (“ADW”) from simulcasts of live racing transmitted from multiple tracks to viewing outlets is another important source of purse revenue. The Interstate Horseracing Act of 1978, as amended, vests in horsemen’s groups at the host tracks the power to withhold consent to the transmission of the signal unless the horsemen receive a fair portion of the ADW revenue. In 2008, when eighteen tracks and the Thoroughbred Horseman’s Group (the “THG”), an entity representing horsemen from those tracks, could not agree on appropriate rates to charge for the signals, THG withheld its consent. As a result, Churchill Downs and other affected tracks were unable to send their signals to simulcast outlets and ADW companies during their live meets, exclusive of certain races for which there were pre-existing agreements. This reduced handle from all sources at several tracks and led the tracks to announce purse reductions (and in one case, suspension of racing) due to the anticipated loss of revenues. Churchill Downs filed suit alleging that the THG violated antitrust laws by forming a compact to “fix prices” for simulcast signals (television and video feeds for computer access to live racing) in restraint of trade. The parties subsequently settled the lawsuit and agreed upon a new rate structure. However, the episode illustrated that a prolonged period without ADW revenue would adversely impact purses at many North American racetracks.

In recent years, many states have authorized the use of Alternative Gaming at racetracks. Revenues from Alternative Gaming have been a significant new source of purse revenue. Several major racing jurisdictions have considered or passed legislation to enable those states to conduct alternative forms of gaming such as the operation of video lottery and historical racing terminals or slot machines at racetracks. Florida has enacted such legislation, limited to certain counties by local option ballot initiatives, and such gaming is being conducted at multiple locations with mixed economic results. Similarly, in 2005, New York authorized Alternative Gaming at several locations. To date, the authorized gaming at the New York Racing Association’s Aqueduct Racetrack has had a significant positive economic impact on Thoroughbred purses and operators. Pennsylvania has approved up to six licenses for alternative forms of gaming, which have been allocated and operational since 2007. Other jurisdictions with Alternative Gaming include Delaware, Indiana, Iowa, Louisiana, New Mexico, and West Virginia.

To date, the Kentucky legislature has failed to approve casino-style Alternative Gaming at racetracks, but presently has a Senate Bill pending to redefine pari-mutuel wagering to include Historical Horse Racing (“HHR”) which has significantly added to purses and racetrack re-development in Kentucky and Arkansas. HHR is being considered in other states in recent years. California also has yet to approve on-track Alternative Gaming despite the intense competition its racetracks face from full casino style gaming at Indian reservations throughout the state. Online gaming is now available in at least eight states, including online poker, sports betting, casino style gaming and lottery games. These competing forms of gaming could adversely impact wagering handle on racing.

If more states do not protect horse racing from competition from Alternative Gaming and online gaming or approve Alternative Gaming at racetracks, purse revenues may decline. Conversely, should additional jurisdictions approve such legislation and fully develop Alternative Gaming facilities, purses in those states could increase significantly. If states, however, amend their enabling legislation to divert Alternative Gaming revenue from supporting Thoroughbred racetracks, purses would be adversely affected. Purse funds in West Virginia have already been tapped by the state government as a source of money to stabilize a troubled workers’ compensation fund.

Stallion Share/Stallion Ownership

Ownership of shares in syndicated stallions entitles the owner to certain rights to breed either the owner’s mares or mares owned by third parties to the stallion and to bonus pool revenues generated by the sale of “bonus nominations” – additional rights to breed the stallion. Usually, syndicates consist of from 36-60 shares (sometimes referred to as “fractional interests”) owned by multiple owners, normally a mixture of individuals, farms, and other entities. The syndicate manager, usually an entity associated with an established commercial breeding farm, has a fiduciary duty to the syndicate members to manage the stallion to maximize its potential in the marketplace, to enhance or maintain the value of the stallion, and to generate revenues to pay the expenses of the syndicate and to make distributions to the syndicate members as set forth in the syndicate (co-ownership) agreement.

Ownership of a stallion share usually entitles an owner to one or two regular nominations (sometimes simply referred to as “seasons” which in effect is the right to breed one mare to the stallion as many times as is reasonably necessary to obtain a pregnancy during a given breeding season) and often a bonus nomination every year, every other year or every third year, as the syndicate agreement provides, on a rotating basis with other share owners. The allocation of bonus nominations is in the discretion of the syndicate manager and can be limited if the stallion is injured, is out of service due to sickness or disease, or is physically unable (usually due to advanced age or semen quality issues) to impregnate mares in large numbers. A stallion share owner may elect to sell both regular and bonus nominations through either private sale, public auction (generally, very limited and almost always subject to the consent of the syndicate manager), or by offering the nominations to the syndicate manager to sell at the farm. Another available option is to sell the contract at a discount (usually in the 75-85% of live foal stud fee range) to a company in the business of factoring such contracts for the immediate payment of cash without further risk of loss.

23

In response to increases and declines in auction prices for yearlings, most major commercial breeding farms will raise or lower stud fees. Reductions and increases of as much as 20-25% are common in all price ranges of stallions offered for breeding in 2019, depending on market demand and the performance of the stallion’s progeny at the racetrack or his in-foal mares and offspring selling at public auction. Increases and decreases in stud fees can affect the value of stallions, as there is a direct correlation between available stud fee revenue, stud fees actually paid and the overall value of the stallion. Commercial breeding farms may resort to alternative arrangements to ensure mares are attracted to the stallions standing at their respective farms. Some farms are offering breeders incentives, guarantees on sales (stud fee will be no more than the sale price if the progeny of the stallion fails to bring an amount equal to the stud fee), the option to convert a “stands and nurses contract” to a “foal share” arrangement, or the option to pay the stud fee out of the proceeds of sale (essentially interest free financing of the stud fee for up to 30 months). These stallion management strategies can affect anticipated cash flow and asset values of stallions held for appreciation and revenue generation and may have an overall negative or positive affect on the projected revenues and values of the Company’s stallion share portfolio, if any.

Shares in syndicated stallions are available in various price ranges and multiples of stud fees (a common measure of value in the marketplace), since the market demand for stallions varies widely based upon commercial success at the industry sales events and success at the racetracks. Another factor is the stallion’s fertility and libido, which determines the size of the book of mares the stallion may reasonably service in a given breeding season. Stallion books range from a modest 50 mares (or less) to more than 200 mares in the Northern Hemisphere breeding season.

The Southern Hemisphere breeding season begins in August. Some stallions also shuttle to the Southern Hemisphere (primarily South America and Australia, but also to South Africa or New Zealand) either on a lease basis or to stand at an affiliate of the syndicate manager for the benefit of the stallion share owner. They may breed a similar number of mares in the Southern Hemisphere season, but the stud fees are usually reduced by 35%-50% depending upon the location of the stallion and the demand for his services. There are additional costs to the syndicate for transportation and quarantine that are incurred when shuttling stallions. An alternative used less frequently, but with some economic success, however, has North American stallions breeding Southern Hemisphere based mares (or those to be transported to the Southern Hemisphere after breeding) during the Southern Hemisphere breeding season while remaining at their Northern Hemisphere homes.

Colts successful in graded stakes races often are targeted as stallion prospects by major commercial breeding farms. As these horses establish their ability on the racetrack, breeding farms are making assessments of pedigree, conformation, and commercial appeal of the crop of colts racing to determine if they represent viable commercial stallion prospects fitting their future stallion needs. Usually, the prospective stallion buyer projects what the market is willing to pay for the stallion’s services on a live foal basis for these colts upon retirement. Once the projected live foal stud fee is determined, farms will gauge demand and appraise the stallion prospect based on recouping their investment in three years. In recent years Darley and Coolmore, two of the largest commercial breeding farms and aggressive competitors in the marketplace for stallions, have driven up the price of viable stallion prospects considerably.

The breeding rights often will be acquired before the stallion prospect is actually retired from racing. Some owners prefer to retain some or all of the breeding rights and share the upside potential for a stallion should the prospect prove to be successful in the breeding shed. It is also customary to grant to the trainer of the stallion one or two breeding rights per year. Agents involved in the purchase or sale of stallion prospects may also be awarded lifetime breeding rights as part of their compensation for facilitating the transaction whereby the stallion’s breeding rights are sold or purchased. Other owners of male Thoroughbred racehorse stallion prospects retain only breeding rights (but no liabilities) and otherwise sell the breeding rights outright upon retirement of the colt. Revenue generated by ownership of proven or unproven stallions varies as stud fees are routinely adjusted based initially upon sales results and then upon racing performance of the stallion’s progeny.

24

Share ownership in commercially proven stallions can be lucrative. Investment in unproven stallions is speculative, and the industry generally accepts that one of ten stallion prospects will ultimately be a commercially viable stallion in central Kentucky. Fortunately, there is a secondary market in other states and foreign countries so that stallion prospects failing to establish commercial viability can be sold or leased to stallion operations in such regional markets or in foreign countries. Insurance is available to cover first year congenital infertility. The continued availability of such insurance is subject to rate variability and to caps on coverage. Not all stallion prospects will be fully insurable for mortality or infertility.

Industry Organizations

The Jockey Club, with offices in New York City and Lexington, Kentucky, is the recognized official registry for Thoroughbred horses in the United States. Similar organizations exist in other racing countries throughout the world. The Jockey Club database includes the names of more than 3,000,000 horses tracing back to the late 1800’s. The database also is updated daily to include results of virtually every race in North America and pedigree and racing data from major racing centers throughout the world.

To race in sanctioned races or to register its offspring, a Thoroughbred must be registered with The Jockey Club. Purchasers generally require a Jockey Club Certificate of Foal Registration as a condition of sale. These certificates are now available in electronic form. All the Company’s Thoroughbreds will be registered with The Jockey Club.

The National Thoroughbred Racing Association (“NTRA”) was established in April 1998 by a coalition of Thoroughbred industry interests including owners, trainers, racetracks, horsemen’s groups, jockeys, off-track betting facilities and breeders’ sales companies. At the time, the Thoroughbred industry faced challenges such as declining revenue growth and attendance, an aging fan base and increased competition from new gaming alternatives and other nationally marketed sports. The mission of the NTRA is to increase public awareness of Thoroughbred racing, its fan base, total handle, and purses. The main objective of the NTRA is to create a centralized national structure and successfully implement a comprehensive marketing and television strategy for the Thoroughbred racing industry.

The NTRA has launched several extensive marketing and advertising campaigns with mixed reviews from industry participants. The NTRA is not self-funding and depends on industry contributions to continue its operations. In particular, the NTRA depends on the continued support of Churchill Downs and The Stronach Group, the two major operators of Thoroughbred racetracks. Any withdrawal of financial support by a significant group of racetracks, as has been threatened in the past, could compromise the ability of the NTRA to function as a nationally recognized industry association and could have a significant adverse effect on industry unity and continued viability of the Thoroughbred business.

Racetrack Industry

In the late 1990’s, Churchill Downs, Inc. (“CDI”) and Magna Entertainment Corp. (“MEC”) emerged as the two principal national racetrack operators, buying up major racetracks from coast to coast, as well as some smaller facilities. The consolidation trend ended a few years later when CDI sold Hollywood Park in Inglewood, California to developers and sold Ellis Park in Henderson, Kentucky and Hoosier Park in Anderson, Indiana. During the same period, MEC went through a bankruptcy, sold some of its facilities, emerged as a reorganized company and has been transformed into The Stronach Group headed by its founder’s daughter, Belinda Stronach. The two major players are also finding competition from gaming companies that are interested in racetracks authorized to offer Alternative Gaming. Casino operators like Eldorado Resorts, Hollywood Casinos, MGM Resorts, Boyd Gaming, Caesars Indiana Grand and Indian tribes with gaming industry acumen have entered the racetrack business. Smaller racetrack operators like Penn National Gaming, Inc. and Boyd Gaming earning Alternative Gaming revenue at their tracks have shifted focus to become “gaming” companies and have purchased or opened other small facilities authorized to offer Alternative Gaming.

The consolidation in ownership of major racing facilities brought greater continuity and cohesiveness to the industry. CDI and The Stronach Group are still the two principal national racetrack operators and are partners as well as competitors in various racing related ventures. CDI now owns multiple racetrack properties including Churchill Downs (Louisville, Kentucky), Calder Race Course (Miami Gardens, Florida), Fairgrounds Race Course & Slots (New Orleans, Louisiana), Ocean Downs (Berlin, Maryland), Presque Isle Downs (Erie, Pennsylvania), Arlington Park (Arlington Heights, Illinois) and a new harness track soon to be built in Oak Grove, Kentucky. CDI also owns its own account deposit wagering platform, Twinspires.com; its own research database, Bloodstock Research Information Systems; and off-track betting facilities related to its racetrack holdings. In addition, CDI owns United Tote (a totalizator company it uses to process wagers).

25

The Stronach Group’s Thoroughbred racetrack holdings include Santa Anita Park (Arcadia, California), Golden Gate Fields (Berkley, California) and Portland Meadows (Portland, Oregon). Beyond racetracks, The Stronach Group owns AmTote, a totalizator service provider for the pari-mutuel industry; Palm Meadows, a training center near Boynton Beach, Florida that provides necessary stabling to conduct live racing at Gulfstream Park; XpressBet, an account deposit wagering platform; and Monarch Content Development, LLC, a simulcast purchase, and sales agent for numerous North American racetracks and wagering outlets. Monarch sells horse racing content from its stable of racetracks to a variety of wagering outlets around the world, including racetracks, casinos, off-track wagering facilities, and internet-based wagering companies. Monarch’s current customers include Santa Anita Park, Del Mar, Gulfstream Park, Pimlico, Laurel Park, Golden Gate Fields, Los Alamitos (TB), Portland Meadows, Meadowlands, Monmouth Park, XpressBet and XBNet.

As a result of this consolidation of racetrack ownership, any significant financial setbacks, or other threats to the ongoing viability of CDI or The Stronach Group could have a material adverse impact on the industry as a whole. The Stronach Group’s racetracks have a significant impact on the Thoroughbred industry. Gulfstream Park and Santa Anita conduct major race meets offering lucrative purses for winter racing. In addition, The Stronach Group’s second tier tracks offer significant opportunities in geographic areas not otherwise offering live racing. If any of the racetracks owned by CDI or the Stronach Group cease to operate, it could have an adverse impact on the overall health of the Thoroughbred industry.

Santa Anita Park conducts most Southern California racing in the fall, winter and spring months since Hollywood Park closed in 2009 to be sold and developed as commercial real estate. If Santa Anita Park were also to be sold for real estate development, the Los Angeles area would be without a major Thoroughbred racing and training facility. The end of live Thoroughbred racing in one of North America’s largest metropolitan areas would greatly reduce the sport’s ability to gain exposure in an important market and would also eliminate some of the highest purses in North America. Santa Anita has also experienced a spate of equine fatalities during the 2019 winter race meet. The potential fallout from this pattern of fatalities could provide the impetus for legislation banning or severely limiting horse racing in California. This would have a significant adverse impact on the Thoroughbred racing and breeding business in North America.

Supervision and Regulation

The supervision and regulation of horse racing and pari-mutuel wagering are principally governed by state law, which varies from state to state. A horse racing board or commission is the state governmental authority that oversees horse racing, pari-mutuel wagering, and related activities for the purpose of, among other things, ensuring the integrity of racing within the state. In general, state racing commissions have authority to supervise and regulate the following activities associated with horse racing:

●	The conduct of all horse racing activities at licensed racetracks within the state, including scheduling meets, setting standards for tracks and grounds, and inspecting racing facilities;
●	The conduct of pari-mutuel wagering and the amount of purses, stakes, or awards to be offered;
●	Licensing requirements and procedures and for participation by owners, jockeys, trainers, and others;
●	Oversight of the health and sound racing condition of racehorses;
●	Restricting or prohibiting the use and administration of drugs or stimulants or other improper acts to horses before participating in a race;
●	Maintaining and operating facilities for drug testing;
●	Establishing safety standards for jockeys and racing equipment;
●	Setting minimum fees for jockeys to be effective in the absence of a contract between an employing owner or trainer and a jockey;
●	Requiring racetrack operators to file financial information and a list of their stockholders or other persons holding a beneficial interest in the organization; and

26

●	Enforcing statutes and regulations governing horse racing, including adjudicatory power to conduct hearings, issue subpoenas and impose penalties for violations, such as suspension or revocation of licenses, fines, and forfeiture of purses.

The National Racing Compact was created as an independent, interstate governmental entity (the Association of Racing Commissioners International), composed of pari-mutuel racing regulators from participating states, to set standards for individual licenses, accept applications and fingerprints, analyze criminal history information, and issue a national license. The national license is recognized by the 15 compact member states and nine other states that have elected to recognize the national license or the application for the license to a lesser degree.

The Association of Racing Commissioners International was formed in 1947 to “encourage forceful and honest nationwide control of racing for the protection of the public.” The goals of the organization are to facilitate reciprocity in enforcing each other’s official rulings (penalties) and uniform rules and practices. From the beginning, the Association has functioned as a repository and redistribution center for all official rulings by stewards and racing commissioners.

The Horseracing Integrity and Safety Act (HISA) was passed at the end of 2020 to create uniform national standards for Thoroughbred racing in the areas of racetrack safety and medication. The effort was prompted by growing public concern about safety of racehorses and riders resulting from an unusual spate of breakdowns at Santa Anita between July 1, 2018, and November 30, 2019, when fifty-six horses died or were euthanized because of injuries suffered at the track. Although the issue was of concern at all racetracks across the nation with similar safety records, the Santa Anita cluster of injuries and deaths galvanized the opponents to racing and the press to elevate the issue significantly. Contributing to the impetus for the legislation were several high-profile trainers involved with medication issues in stakes races of national interest (including the Kentucky Oaks, the Arkansas Derby and the Kentucky Derby) and the indictment of several east coast trainers alleged to have used and trafficked in illegal performance enhancing substances resulting from an FBI undercover operation. These events cast a shadow over racing’s reputation and were the subject of increased media scrutiny forcing industry leaders to act.

HISA created the Horseracing Integrity and Safety Authority (the “Authority”), a “private, independent, self-regulatory, nonprofit corporation” purposed to develop and implement “a horseracing anti-doping and medication control program and a racetrack safety program.…” Two standing committees of the Authority will prescribe rules for each of the two target areas of concern. The Racetrack Safety Committee will establish a horseracing safety program, while The Anti-Doping and Medication Committee will help the Authority establish a medication control policy. The Authority only covers Thoroughbred horses, leaving the coverage of other breeds to individual racing commissions or breed governing organizations.

The Authority is charged to seek an agreement with the United States Anti-Doping Agency (USADA) under which USADA will serve “as the anti-doping and medication control enforcement agency,” but will have no hand in prescribing drug rules. The Authority could not come to an agreement with USADA, but consistent with its mandate to identify and contract with an entity of comparable reputation to perform drug testing services, Drug Free Sport International was retained as the HISA drug enforcement arm. The Federal Trade Commission (FTC) will serve as an oversight body to the Authority and the FTC must approve all substantive and procedural rules of the Authority. The FTC also decides appeals from final decisions of the Authority.

Two significant legal challenges to HISA have been dismissed by the courts for various reasons, but there has been significant resistance to HISA’s implementation by several racing states, most notably Texas, which has refused to allow HISA to regulate racing within its borders, citing legal constraints by its own state racing law. HISA has delayed the implementation of its anti-doping enforcement regulations until at least January 1, 2023, and has deferred some safety provisions (notably the implementation of the riding crop and horse shoe specifications) due to unforeseen supply issues and other logistical challenges. There may be further delays in the implementation of HISA, and it is likely there will be another round of litigation once the July 1, 2022 Safety Rules, or the January 1, 2023 anti-doping regulations are implemented. The inability for regulatory issues related to HISA could result in interruptions to the racing calendar and could result in lost racing opportunities for Commonwealth’s horses.

27

Sales Practices

Three of the four states where a significant percentage of public auctions of Thoroughbreds are conducted, California, Florida, and Kentucky, have enacted statutes governing the documentation of transactions involving horses. (The fourth, New York, has not followed suit.) In general, these statutes require that the purchase or sale of equine assets be accompanied by a written bill of sale signed by both the buyer and the seller or their authorized agent. For purchases and sales made through public auctions, the bill of sale requirement may be satisfied by the issuance of an auction receipt or acknowledgement of purchase generated by the auction house and signed by the buyer or the buyer’s authorized agent.

In response to allegations of unfair and deceptive trade practices, states have begun to enact legislation intended to foster greater transparency in transactions involving equine assets. Florida and Kentucky have enacted laws governing the conduct of agents acting on behalf of buyers and sellers of equine assets. For example, an agent is not permitted to represent both the buyer and seller in the same transaction, unless the agent first discloses the dual representation and obtains the written consent of both the buyer and seller. Similarly, an agent is not permitted to purchase on behalf of a buyer, or recommend that the buyer purchase, any equine asset in which the agent has a direct or indirect interest without the buyer’s prior knowledge and written consent. An agent is also not permitted to receive payments in excess of $500 in connection with the purchase or sale of an equine asset from anyone other than his or her principal, unless the agent and the person making the payment first discloses the payment in writing to both the purchaser and seller, and the agent’s principal consents in writing to the payment. In addition, an agent acting on behalf of a buyer or seller in a transaction involving an equine asset is required, upon the request of his or her principal, to provide the principal with all financial records relating to the transaction.

These laws generally afford a person injured by a violation the right to recover from the violator the difference between the price paid for the equine assets and the actual value of the equine assets at the time of sale, the amount of any undisclosed or unapproved payments made by a third party, and legal fees and expenses.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Commonwealth Thoroughbreds LLC is a Delaware series limited liability company formed on June 12, 2019. The Company’s manager is Commonwealth Markets Inc., a Delaware corporation. The Company aims to provide horse racing enthusiasts with the opportunity for greater involvement in the sport by enabling them to acquire a diversified portfolio of equity interests in Thoroughbreds and equine assets through the Commonwealth Platform, our website and related proprietary application.

Our principal objective is to acquire interests in Thoroughbreds with the pedigree, conformation, and athletic potential to compete successfully, thereby creating opportunities to generate revenue, provide long and short-term capital appreciation, and ultimately distribute Series Revenue to equity investors in the series that hold the underlying equine assets. “Series Revenue” means the cash received by the Series from racing, breeding, and asset sale activities.

Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the consolidated financial statements and accompanying footnotes presented in Item 7 “Financial Statements.”

Operating Results

See Consolidated Statements of Operations in the Consolidated Financial Statements sections for details of each Series’ operating results for the periods discussed below.

28

For the Years Ended June 30, 2023 and 2022

During the year ended June 30, 2023 and 2022, the Company conducted four and six Series offerings, respectively.

Revenues

Revenues are generated at the Series level. During the years ended June 30, 2023 and 2022, the Company generated $916,836 and $1,218,673 in revenues, respectively.

Series Name	Underlying Asset	2023	2022
Series I Got A Gal	I Got A Gal	$-	$21,077
Series Country Grammer	Country Grammer	455,429	1,150,475
Series We The People	We The People	19,462	33,026
Series Swing Shift	Swing Shift	7,342	4,901
Series Kissed by Fire	Kissed by Fire	7,654	-
Series Mage	Mage	412,740	-
Series Tshiebwe	Tshiebwe	8,583	-
Series Pine Valley	Pine Valley	1,951	915
Series Steinbeck	Steinbeck		1,177
Commonwealth		3,675	7,102
Total		$916,836	$1,218,673

Operating Expenses

The Company incurs legal, accounting and compliance expenses to set up the legal and financial framework and compliance infrastructure for the marketing and sale of the offerings by its Series. During the years ended June 30, 2023 and 2022, these organizational expenses totaled $315,475 and $151,290, respectively. These organizational expenses were recorded as operating expenses by the Company and as a corresponding capital contribution by the Manager. The Manager will be entitled to receive an organizational fee equal to 3.0% of the proceeds received from the initial offering of each Series of Units as reimbursement for organizational expenses.

The Company also incurs racehorse management, general and administrative and depreciation expenses. In general, racehorse management expenses represent the pro rata portion of the Series Thoroughbred’s training, boarding, healthcare, travel and insurance expenses that each Series pays to our racing stable co-manager, based on the Series’ ownership interest. During the years ended June 30, 2023 and 2022, racehorse management expenses totaled $321,335 and $205,596, respectively. General and administrative expenses totaled $20,667 and $4,992, respectively. Depreciation expenses totaled $155,828 and $55,187 respectively.

During the year ended June 30, 2023, the Company had a loss on sale of Thoroughbred asset of $65,365 compared to a gain on sale of thoroughbred asset of 222,784 in 2022.

As a result of operations, the Company generated pre-tax income of $29,147 for the year ended June 30, 2023 after incurring pre-tax income of $1,022,291 in 2022.

The Company has recorded income tax provisions for Series Country Grammer and Series Mage based on a federal rate of 21%.

Liquidity and Capital Resources

See Consolidated Balance Sheets in the Consolidated Financial Statements section for details of each Series’ financial condition as of June 30, 2023.

As of June 30, 2023, the Company had $697,813 in cash, and current liabilities including $37,411 of accounts payable, $87,380 of accrued fees to related party, $11,204 of accrued interest, accrued income taxes of $87,978, and $401,634 of notes payable.

29

As of June 30, 2022, the Company had $1,577,384 in cash, and current liabilities including $34,014 of accounts payable, $119,512 of accrued fees to related party, $324,000 of accrued income taxes, $9,772 of accrued distributions, $2,184 of accrued interest and $3,833 of notes payable. As of December 31, 2021, the Company had $112,069 in cash, and no financial liabilities other than a $48,335 note payable and $1,335 of associated accrued interest used to acquire a Thoroughbred.

From inception, the Company has financed its own business activities and those on behalf of its Series through capital contributions from the Manager or its affiliates. The Company and each Series expect to continue to have access to ample capital financing from the Manager going forward. Until such time as the Series have the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Units in any individual Series.

Each Series will repay any loans used to acquire its underlying asset, plus accrued interest, with proceeds generated from the closing of the offering of the Series. No Series will have any obligation to repay a loan incurred by the Company to purchase an underlying asset for another Series. To the extent a Series repays less then all of a loan and acquires a smaller interest in a Thoroughbred, the Company will transfer the residual interest in the Thoroughbred in repayment of the loan.

Plan of Operations

During the year ended June 30, 2023, five Series were qualified, and four Series held initial or final closings of their offerings during the period. Eight Series were qualified, and four Series held initial or final closings of their offerings during the 2022 fiscal year.

The Company plans to launch additional offerings, the proceeds from which will be used to acquire additional Thoroughbred assets. In doing so, the Company intends to continue its relationships with WinStar and other racing operations. The Company also intends to continue engaging in racing, sales, and breeding activities, the commencement of which will depend on the stage of development and training of Thoroughbreds when they are acquired. We intend these activities will generate revenues for each Series to cover, in whole or in part, the ongoing post-closing operating expenses of the Series. However, a Thoroughbred racing and breeding business is subject to numerous risks, and there can be no assurance that the Thoroughbred assets of any series will produce sufficient revenue to cover its operating expenses, much less fund distributions to its Unit holders. See “Cautionary Statement Regarding Forward-Looking Statements.”

A substantial portion of the proceeds from each Offering will be used to establish reserves to cover boarding, training, medical and other operating expenses until such time as the series would be able to generate racing revenue sufficient to cover these ongoing operations. For additional information regarding the payment of Operating Expenses, see “Business – Operating Expenses.”

Trend Information

For a description of the Thoroughbred industry, including trends that could affect the financial condition and operations of each series of the Company, see the “Thoroughbred Industry” section of this Annual Report, starting on page 19.

ITEM 3. DIRECTORS AND OFFICERS

Manager

The Manager of the Company is Commonwealth Markets Inc. The Company operates under the direction of the Manager, which is responsible for conducting the operation of its business, directing its day-to-day affairs, and implementing our investment strategy. The Manager serves as the “Managing Member” of each series under the terms of the Operating Agreement and the Management Services Agreement of that series.

30

The Manager will make decisions with respect to all asset acquisitions and dispositions and determine how to manage the Thoroughbred Assets in order, in general terms, to generate revenue, maximize asset value, and evaluate potential sale opportunities, which may lead to the liquidation of a Series. The Manager will be responsible for the development, health, and training of Series Thoroughbreds, including hiring trainers and veterinarians. The Manager and its officers and directors are not required to devote all their time to our business and are only required to devote such time to our affairs as their duties require.

The Company will follow guidelines adopted by the Manager and implement policies set forth in the Operating Agreement unless otherwise modified by the Manager. The Manager may establish further written policies and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled. The Manager may change our objectives at any time without approval of our Unit Holders.

The Manager performs its duties and responsibilities as set forth in our Operating Agreement. The Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our Unit Holders. Furthermore, we have agreed to limit the liability of the Manager and to indemnify the Manager against certain liabilities.

Responsibilities of the Manager

The responsibilities of the Manager include:

Thoroughbred Sourcing and Disposition Services

●	Define and oversee the overall strategy of Thoroughbred sourcing, training, racing, breeding, and disposition;
●	Manage the Company’s Thoroughbred sourcing activities, including creating the Thoroughbred acquisition policy, organizing, and evaluating due diligence for specific acquisition opportunities, and structuring partnerships with breeders, trainers, brokers, and dealers who may provide opportunities to source interests in quality Thoroughbreds;
●	Negotiate and structure the terms and conditions of acquisitions of Thoroughbred assets with sellers;
●	Evaluate any potential Thoroughbred purchase offers from third parties, which may result in Thoroughbred sales or other liquidity transactions;
●	Structure and negotiate the terms and conditions of transactions pursuant to which Thoroughbred assets may be sold.

Services in Connection with an Offering

●	Create and manage all Series for offerings related to Thoroughbred assets on the Commonwealth Platform;
●	Develop offering materials, including the determination of its specific terms and structure and description of the Thoroughbred assets;
●	Create and submit all necessary regulatory filings including, but not limited to, SEC filings and financial audits and coordinate with the broker of record, lawyers, accountants, and escrow agents as necessary in such processes;
●	Prepare all marketing materials related to offerings and obtain approval for such materials from the broker of record;
●	Together with the broker of record, coordinate the receipt, collection, processing and acceptance of subscription agreements and other administrative support functions;
●	Create and implement various technology services, transactional services, and electronic communications related to any offerings;
●	All other necessary offering related services.

Thoroughbred Operations

●	Oversee training, racing, and breeding opportunities by any Thoroughbred assets;
●	Engage service providers for training, racing, and breeding activities of Thoroughbred assets;

31

●	Allocate revenues and costs related to Thoroughbred racing and breeding activities to the appropriate series in accordance with our allocation policy;
●	Approve potential co-ownership arrangements and other such relationships with third parties related to Thoroughbred assets.

Unit Holder Relationship Services

●	Provide any appropriate updates related to Thoroughbred assets or offerings electronically or through the Commonwealth Platform;
●	Manage communications with Unit Holders, including answering e-mails, preparing, and sending written and electronic reports and other communications;
●	Establish technology infrastructure to assist in providing Unit Holder support and services;
●	Determine our distribution policy and determine amounts of and authorize distributions from time to time;
●	Maintain funds in deposit accounts or investment accounts for the benefit of a Series.

Administrative Services

●	Manage and perform the various administrative functions necessary for our day-to-day operations;
●	Provide financial and operational planning services and collection management functions including determination, administration and servicing of any expense reimbursement made to the Company or any Series by the Manager to cover any operating expense shortfalls;
●	Administer the potential issuance of additional Units to cover any potential operating expense shortfalls;
●	Maintain accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and required to be filed with the SEC and any other regulatory agency, including annual and semi-annual financial statements;
●	Maintain all appropriate books and records for the Company and all of its Series;
●	Obtain and update market research and economic and statistical data in connection with the Thoroughbred assets and the general Thoroughbred market;
●	Oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;
●	Supervise the performance of such ministerial and administrative functions as may be necessary in connection with our daily operations;
●	Provide all necessary cash management services;
●	Manage and coordinate with the transfer agent, if any, the process of making distributions and payments to Unit Holders or the transfer or re-sale of securities as may be permitted by law;
●	Evaluate and obtain adequate insurance coverage for the Thoroughbred assets based upon risk management determinations;
●	Provide timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with regulatory matters;
●	Evaluate our corporate governance structure and appropriate policies and procedures related thereto; and
●	Oversee all reporting, record keeping, internal controls and similar matters in a manner to allow us to comply with applicable law.

Executive Officers, Directors, and Key Employees

The following individuals are the principal shareholders, directors, executive officers, and significant employees of the Manager:

Name	Position	Age	Term of Office
Brian Doxtator	Chief Executive and Chief Financial Officer	41	Since June 2019
Chase Chamberlin	Head of Racing	33	Since June 2019

32

Business Experience and Background of Officers and Directors of the Manager

The following is a brief summary of the background of each director and executive officer of the Manager:

Brian Doxtator has over 17 years’ experience at the intersection of strategy, operations, and management at companies focused on innovation and growth industries. His formative years were spent in the fields of mergers and acquisitions (“M&A”) and corporate strategy. First, Brian was an analyst with Legg Mason’s technology M&A group, where he was responsible for structuring and modeling M&A transactions. While at Legg Mason, he was the sole analyst, and heavily involved in drafting SEC offerings memos, for two lead-managed IPOs. Later, as an associate in the M&A and strategy group for IAC/InterActiveCorp (NASDAQ: IAC), Brian worked with dozens of IAC business units to define long-term strategic objectives, and based on those objectives, Brian would identify opportunities to acquire, invest, and partner with other companies to further IAC’s long-term strategy. Once an opportunity was identified, Brian managed a cross-function team of corporate employees to structure and execute the transaction. During his time at IAC, Brian became an expert on digital business models while working with the company’s 80 owned and operated businesses including Ticketmaster, Match.com, LendingTree, HSN, College Humor and many others.

In 2011, Brian moved on to work in venture-backed startups. From March 2011 through March 2016, he served as Vice President, General Manager (the company’s first non-technical executive) of PlayHaven, a mobile marketing platform for mobile app developers. At PlayHaven, Brian and his staff were broadly responsible for all non-technical functions including revenue, account management, data analysis and optimization, legal, finance, marketing, and board management and fundraising. From 2011 to 2016, the PlayHaven platform was integrated into 80% of the top 1,000 mobile apps in the world and 500 million mobile phones around the world. PlayHaven clients included top app developers Supercell, Disney, EA, King, and several others. Brian was instrumental in growing revenue from $0 to $45 million per year and expanding the team from five to 150 employees with offices around the world. Additionally, Brian helped lead the company through multiple VC-backed fundraising rounds and navigate a merger with analytics platform Kontagent.

From February 2017 through June 2018, Brian served as Chief Operating Officer of Model VR, a virtual-reality hardware and software developer for the entertainment and video game industries. Brian’s responsibilities as Model VR were go-to-market strategy and fundraising.

Since April 2014, Brian has also been serving as the co-founder and Chief Financial Officer of LOHO Bride LLC, a high-end bridal brand with retail stores in Los Angeles and San Francisco and online e-commerce operations.

Chase Chamberlin has been involved in the equine industry for more than 20 years. A national champion equestrian in both the United States and Canada, Chase has a deep understanding of acquiring and selecting bloodstock, veterinary care, equine performance management, nutrition, training, and breeding. Since June 2013, Chase has served as an independent equine consultant, in which capacity he has personally been involved in brokering more than $3 million in bloodstock with American and foreign buyers.

From May 2016 through June 2019, Chase served as a Digital Marketing Strategist for Epipheo Inc., one of the world’s largest digital video agencies. During his time at Epipheo, Chase was the leading contributor to the organization’s growth, producing over $25 million in award winning digital brand strategies and content for companies such as Google, Proctor and Gamble, Walmart, Amazon, Red Bull, Fifth Third Bank, Travelers, Nickelodeon, Disney, Microsoft, GlaxoSmithKline and many more. In this role, Chase has been responsible for helping clients large and small clarify complex business problems, architecting digital strategies to solve those problems and aligning the right team of world class creative talent to bring those strategies to life.

From June 2013 through December 2014, Chase worked as the Assistant Director, Business Development and Marketing with Great Nursing Care, Inc. In this role, Chase managed the development of a department and initiative responsible for re-branding, repositioning, and growing the 20-year-old home health care organization, which operates in one of the United States’ most competitive markets. During this time, he led the development of strategic relationships with healthcare providers, insurance networks and other local partners.

33

Compensation of Executive Officers

The Company currently has no employees, nor do we currently intend to hire any employees who will be compensated directly by the Company. Each of the executive officers of the Manager manage our day-to-day affairs, oversee the review, selection and recommendation of acquisition and disposition opportunities, and monitor the development, health, and training performance of acquired Thoroughbreds, consistent with our business objectives. In the future, each of these individuals may receive compensation from Commonwealth Markets for their services, including services performed for us on behalf of the Manager, although they have not received any such compensation to date. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to the Manager, we do not intend to pay any compensation directly to these individuals.

Compensation of the Manager

The Manager may receive Management Fees and reimbursement for costs incurred relating to this and other offerings (such as Offering Expenses and Acquisition Expenses). Neither the Manager nor its affiliates will receive any selling commissions or dealer manager fees in connection with the offer and sale of the Units.

During the year ended June 30, 2023 and 2022, the compensation of the Manager was as follows:

Year Ended June 30	Capacities in which compensation was received (e.g., Chief Executive Officer, Director, etc.)	Cash compensation ($)(1)	Other compensation ($)	Total compensation ($)
2023	Manager	$326,250	$0	$326,250
2022	Manager	$94,918	$0	$94,918

(1)	The following table shows the amount of cash compensation attributed to the Manager’s sourcing fees for the acquisition of Thoroughbred assets and to its management fees from racing operations.

Potential Conflicts of Interest

We have identified the following conflicts of interest that may arise in connection with the Units, in particular, in relation to the Company, the Manager and the underlying assets. The conflicts of interest described in this section should not be considered as an exhaustive list of the conflicts of interest that prospective investors should consider before investing in the Units.

Our Operating Agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of the Manager.

Our Operating Agreement provides that the Manager, in exercising its rights in its capacity as the Manager, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any of our investors and will not be subject to any different standards imposed by our Operating Agreement, the Delaware Limited Liability Company Act or under any other law, rule or regulation or in equity. These modifications of fiduciary duties are expressly permitted by Delaware law.

34

We do not have a conflicts of interest policy.

The Company, the Manager and their affiliates will try to balance the Company’s interests with their own. To the extent that such parties take actions that are more favorable to other entities than the Company, however, these actions could have a negative impact on the Company’s financial performance and, consequently, on distributions to investors and the value of the Units. The Company has not adopted, and does not intend to adopt in the future, either a conflicts of interest policy or a conflicts resolution policy.

Payments from the Company to the Manager and its employees or affiliates.

If the Operating Expenses exceed the revenue from the underlying Thoroughbred and any cash reserves, the Manager has the option to cause the Series to incur an Operating Expenses Reimbursement Obligation to cover such excess. As interest may be payable on such loan, the Manager may be incentivized to cause the Series to incur an Operating Expenses Reimbursement Obligation to pay Operating Expenses rather than look elsewhere for additional sources of income or to repay any outstanding Operating Expenses Reimbursement Obligation as soon as possible rather than make distributions to investors. The Manager may also choose to issue additional Units to pay for Operating Expenses instead of causing the Company to incur an Operating Expenses Reimbursement Obligation, even if any interest payable by the Series of Units on any Operating Expenses Reimbursement Obligation may be economically more beneficial to Unit Holders than the dilution incurred from the issuance of additional Units.

The Manager determines the timing and amount of distributions made to investors by the Series. As a consequence, the Manager also determines the timing and amount of payments made to itself, since payments to the Manager are only made if distributions are made to the investors. The Manager may thus be incentivized to make distributions more frequently and in greater quantities rather than leaving funds on the balance sheet of a particular Series to cover future Operating Expenses, which may be more beneficial to a particular Series.

Allocation of income and expenses as between series of interests

There may be situations when it is challenging or impossible to accurately allocate income, costs and expenses to a specific series and certain series may get a disproportionate percentage of the cost or income, as applicable. In such circumstances, the Manager would be conflicted from acting in the best interests of the Company as a whole or the individual Series. While we presently intend to allocate expenses as described in “Business – Allocation of Revenue and Expense,” the Manager has the right to change this allocation policy at any time without further notice to investors.

Conflicting interests of the Manager and the Investors

The Manager will determine whether or not to sell a Thoroughbred co-owned by a series in response to an offer to acquire the Thoroughbred. The Manager or its affiliates may be incentivized by the opportunity to receive a Management Fee in connection with the sale of all or a portion of the Thoroughbred even though investors may prefer to retain the gains from any appreciation in value of the Thoroughbred. Furthermore, when determining to liquidate a Series Asset, the Manager will do so considering all the circumstances at the time, which may include obtaining a price for the asset that is in the best interests of a substantial majority, but not all of the investors.

Selection of trainers and races for one Thoroughbred over another owned by a different series

The Manager may be incentivized to enter a Thoroughbred in a certain race that may generate larger distributions to the Manager and investors in the series associated with that particular underlying asset. This may lead the Series Asset(s) to generate lower distributions than the underlying assets of other Series. The racing of a Thoroughbred asset could increase the risk of the Thoroughbred getting injured and could impact the value of the Thoroughbred and, as a result, the value of the related Series. The Manager may therefore be conflicted when determining whether to race the Thoroughbred to generate revenue, diminish or increase the Thoroughbred’s value or limit the potential exposure to injury. Furthermore, the Manager may be incentivized to utilize Thoroughbreds that help popularize the interests via the Commonwealth Platform, which means of utilization may not generate as much immediate returns as other potential utilization methods.

35

Conflicts among the Company’s Series

In the future, the Company’s Series may be competing for the time and talents of the personnel and service providers employed by the Manager to provide certain services to the Series. At times when the service providers are experiencing high demand and have limited capacity at their facilities or within their respective organizations, their services may not be readily available to the Series or a future Series for which the Manager provides management services. Simply because a trainer, jockey veterinarian or other service provider is initially available to the Series is no guarantee that the Series will continue to have access to or will be able to increase the use of that service provider. The Manager may have to make decisions and give preferences, access to or allocations of access to certain service providers in high demand to one Series over another, which may not be in the best interests of the affected Series. The inability to access the services of a service provider in high demand at a certain time may negatively impact the economic performance of the Series. The Manager and one or more service providers (particularly trainers and veterinarians) may have disagreements over the management of the Series’ Thoroughbreds that lead to the unwillingness of the service provider to continue to provide such services to the Company or to a series. This could lead to a reallocation of the Thoroughbreds among other service providers affording different and less beneficial racing opportunities and lesser quality care of the Thoroughbreds and exposing them to greater risk. Such a reallocation could have an adverse impact on the economic performance of the Series or a Series.

The Manager’s discretionary authority to amend the Operating Agreement

The Manager has the ability to unilaterally amend the Operating Agreement and allocation policy. As the Manager is a party, or is subject, to these documents, it may be incentivized to amend them in a manner that is beneficial to it as Manager of the Company or as a holder of Units in a particular Series, but which may not benefit all investors equally. In addition, the Operating Agreement seeks to limit the fiduciary duties that the Manager owes to investors. Therefore, the Manager is permitted to act in its own best interests rather than the best interests of the investors.

Distribution income in addition to the Management Fee.

To the extent the Manager or its affiliates acquire a percentage of each Series, it may be incentivized to attempt to generate more earnings from the underlying assets owned by those Series in which the Manager or its affiliates hold a greater stake.

Any profits generated from the Commonwealth Platform (e.g., through advertising) and from issuing additional interests in underlying assets on the Commonwealth Platform (e.g., Management Fees) will be for the benefit of the Manager. In order to increase its revenue stream, the Manager may therefore be incentivized to issue additional Series and acquire more underlying assets rather than focus on monetizing any underlying assets already held by existing Series.

Conflicts between the Legal Counsel, the Company, and the Commonwealth Thoroughbred Parties.

The counsel of the Company is also counsel to the Manager and its affiliates (“Legal Counsel”) and may serve as counsel with respect to other series (collectively, the “Commonwealth Thoroughbred Parties”). Because Legal Counsel represents both the Company and the Commonwealth Thoroughbred Parties, certain conflicts of interest exist and may arise. To the extent that an irreconcilable conflict develops between the Company and any of the Commonwealth Thoroughbred Parties, Legal Counsel may represent the Commonwealth Thoroughbred Parties and not the Company or the Series. Legal Counsel may, in the future, render services to the Company or the Commonwealth Thoroughbred Parties with respect to activities relating to the Company as well as other unrelated activities.

36

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Principal Interest Holders

As of September 30, 2023, the securities of the Company were beneficially owned as follows:

Unit Series	Beneficial Owner (1)	Units Beneficially Owned	Percent of Class

Series A1	Commonwealth Markets Inc.	50	100%
Series Country Grammer	Commonwealth Markets Inc.	52	2.7%
Series I Got A Gal (2)	Commonwealth Markets Inc.	44	2.7%
Series Pine Valley	Commonwealth Markets Inc.	28	3.3%
Series Swing Shift	Commonwealth Markets Inc.	45	2.2%
Series We The People	Commonwealth Markets Inc.	26	2.2%
Series Tshiebwe (3)	Commonwealth Markets Inc.	7	0.3%
Series Mage (4)	Commonwealth Markets Inc.	151	4.4%
Series Tapicat Filly	Commonwealth Markets Inc.	72	2.3%

(1)	Unless otherwise specified, the address of each of the persons set forth in this column is 101 West Loudon Ave Suite 210, Lexington, Kentucky 40508.
(2)	The Manager loaned the Company $53,623 to purchase a 33% interest in I Got A Gal. As provided in the convertible note from the Company to the Manager, proceeds from the Series I Got A Gal Offering were used to pay 95.8% of the principal of the note from the Manager, and the $2,242 unpaid balance was converted into 44 Units issued to the Manager. See “Interest of Management and Others in Certain Transactions.”
(3)	The Manager loaned the Company $47,500 to purchase a 10% undivided interest in Tshiebwe. As provided in the convertible note from the Company to the Manager, proceeds from the Series Tshiebwe Offering were used to pay 99.7% of the principal from the Manager. See “Interest of Management and Others in Certain Transactions.”
(4)	The Manager loaned the Company $72,500 to purchase a 25% undivided interest in Mage. As provided in the convertible note from the Company to the Manager, proceeds from the Series Mage Offering were used to pay 95.6% of the principal from the Manager. See “Interest of Management and Others in Certain Transactions.”

Commonwealth Markets acquired 50 of the Company’s Series A1 Units in exchange for a capital contribution of $5,000. The Series A1 Units represent the Manager’s capital account in the Company, which is treated as a partnership or disregarded entity for all federal and state tax purposes, although each of the Company’s series offered to investors elected to be taxed as a “C” corporation.

Holders of Series A1 Units are not entitled to vote on matters submitted for the consent or approval of all of the Company’s members generally. No separate vote or consent of the holders of Series A1 Units is required to approve any matter, except as required by the Delaware Act or the Operating Agreement. The affirmative vote of the holders of a majority of the Series A1 Units then outstanding is required for:

●	Any amendment to the Operating Agreement that would adversely change the rights of the Series A1 Units;
●	Mergers, consolidations, or conversions of Series A1 or the Company; and
●	All such other matters that the Managing Member, in its sole discretion, determines require the approval of the holders of the outstanding Series A1 Units voting as a separate class.

Upon any liquidation of the Company, subject to the preferential rights, if any, of holders of any other class or Series of Units, all property held solely by the Company and not by a specific Series, and all amounts in excess of the amount required to discharge liabilities of the Company only (and not of a specific Series) will be distributed to the holders of the Series A1 Units on an equal per unit basis as provided in the Operating Agreement.

Holders of Series A1 Units have no conversion, exchange, sinking fund, redemption or appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions.

37

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

This section describes the Company’s transactions with the Manager or its affiliates since January 1, 2021 (other than compensation described under “Item 3 – “Compensation of Executive Officers” and “Compensation of Manager”):

Thoroughbred Transactions

On March 27, 2021, the Company acquired an option to purchase up to a 30% undivided interest in the colt Country Grammer from WinStar Farm. From September 24, 2021 through February 2022, the Company conducted a series of closings of the Series Country Grammer Offering, accepting subscriptions in the amount of $111,350 and issuing 2,227 Units as of the date of this Report, representing approximately 97.8% of the maximum offering amounts. Offering proceeds were used to purchase a 29.3% interest in Country Grammer for $40,063. Commonwealth Markets purchased the remaining 0.7% interest directly in Country Grammer.

On January 12, 2022, the Company and WinStar entered into an Agreement of Purchase and Sale with Zedan Racing Stables Inc., which acquired an undivided 50% interest in Country Grammer. The purchase price was $875,000, with Zedan responsible for paying any taxes arising from the transaction. Series Country Grammer and Commonwealth Markets together conveyed an undivided 15% of total ownership, and WinStar conveyed an undivided 35.7% of total ownership. As a result of the sale, the ownership interests in Country Grammer are Zedan 50%; WinStar 35.7%; Commonwealth Thoroughbreds Series Country Grammer 14.7%; and Commonwealth Markets 0.3%.

The closing occurred on an “as is” and “with all faults” basis following veterinary examination, and all title and risk of loss in and to the 50% interest passed at closing. Zedan purchased a policy of full mortality insurance on the 50% interest in the horse, in the full amount of the purchase price, with a loss payable endorsement in favor of WinStar and Commonwealth Thoroughbreds, delivered at closing. Following closing, Country Grammer raced under the supervision and management of Zedan, WinStar, and Commonwealth Thoroughbreds, and will continue to do so until Country Grammer’s permanent retirement from racing. Country Grammer races in the joint names of Zedan, WinStar, and Commonwealth Thoroughbreds and for their shared account in proportion to their respective ownership interests, including all income and expenses.

On June 12, 2021, the Company executed a convertible promissory note in the amount of $53,623 with the Manager to finance the purchase of a 33% interest in the filly I Got a Gal. The note bore interest of 1.58% and was due within 10 business days of the closing or termination of the Series I Got A Gal offering. The note provided that if the Series I Got A Gal Offering was fully subscribed, $3,000 of the outstanding principal would convert automatically into 60 Series I Got A Gal Units at the $50.00 offering price per Unit, and the balance of the principal and accrued interest would be paid in cash to the Manager. The note provided that if the Series I Got A Gal Offering closed but was not fully subscribed upon completion, then after paying a proportionate amount of the offering proceeds to the Manager, the unpaid principal balance would convert automatically into Series I Got A Gal Units at the $50.00 offering price per Unit, provided that a minimum of $3,000 of principal must convert.

The Company completed the Series I Got A Gal Offering in July 18, 2022, receiving offering proceeds totaling $142,100 or 95.8% of the maximum offering amount. Offering proceeds were then used to pay 95.8% of the principal of the note, and the $2,242 unpaid balance was converted into 44 Units issued to the Manager.

On August 16, 2021, the Company acquired options to purchase up to a 10% undivided interest in the colts Pine Valley, Steinbeck, Swing Shift and We The People from WinStar Farm. The Company subsequently assigned each option to a newly organized Series named for the colt.

Series Pine Valley exercised its option at interim closings from November 2021 to July 2022, purchasing a 6.29% interest in Pine Valley for $16,880. Pine Valley was sold at the 2022 Keeneland November HORA Sale for a gross sale price of $60,000. The funds remaining after payment of acquisition and offering expenses and post-closing expenses were made available for distribution to series unit holders in accordance with the Company’s distribution policy.

38

Series Steinbeck exercised its option at a closing in November 2021, purchasing a 4.15% interest in Steinbeck for $27,657. Steinbeck was sold in a $30,000 claiming race in December 2021. The funds remaining after payment of acquisition and offering expenses and post-closing expenses were made available for distribution to series unit holders in accordance with the Company’s distribution policy.

Series Swing Shift exercised its option at interim closings from February 2022 to July 2022, purchasing a 9.85% interest in We The People for $55,344. Swing Shift was sold at the Fasig-Tipton July 2022 horse of Racing Age Sale for a gross sale price of $150,000. The funds remaining after payment of acquisition and offering expenses and post-closing expenses were made available for distribution to series unit holders in accordance with the Company’s distribution policy.

Series We The People exercised its option at interim closings from February 2022 to August 2022, purchasing a 9.82% interest in We The People for $24,432.

On August 8, 2022, the Company acquired a 25% undivided interest in the colt Mage from Marquee Farms, LLC for a purchase price of $72,500. The Company funded the purchase with a $72,500 loan from the Manager. The convertible promissory note issued by the Company to the Manager provided that the principal amount of the loan is $72,500 plus the Company’s pro rata share of boarding, care, and training expenses for the Thoroughbred paid by the Manager through the date of the closing of the Series Offering. The Note accrued interest at the applicable federal rate for debts compounding annually, which was 2.88% for August 2022. The balance on convertible promissory note of $5,867 was forgiven.

From January 4, 2023 through March 29, the Company completed a series of closings of the Series Mage Offering, accepting subscriptions in the amount of $163,850 and issuing 3,277 Units as of the date of this report, representing 95.6% of the maximum offering amounts. Offering proceeds were then used to pay 95.6% of the principal of the Company’s note to the Manager. The Manager acquired 151 Units representing a 4.4% interest in Mage.

On August 12, 2022, the Company acquired a 30% undivided interest in the filly Kissed by Fire from Exline-Border Racing LLC for a purchase price of $105,000. The Company funded the purchase with a loan from the Manager. The promissory note issued by the Company to the Manager provided that that principal amount of the loan is $105,000 plus the Company’s pro rata share of boarding, care, and training expenses for the Thoroughbred paid by the Manager through the date of the closing of the Series Offering. The Note accrued interest at the applicable federal rate for debts compounding annually, which was 2.88% for August 2022. The outstanding balance on the convertible promissory note is $51,806 at June 30, 2023.

The Company held an interim closing of the Series Kissed by Fire Offering in February 2023, receiving offering proceeds totaling $104,900 or 47.1% of the maximum offering amount. Series Kissed by Fire issued 2,098 Units and acquired 11.77% interest in Kissed by Fire. Offering proceeds were then used to pay 47.1% of the principal of the note. The offering is still ongoing.

On August 8, 2022, the Company acquired a 10% undivided interest in the colt Tshiebwe from WinStar Farms, LLC for a purchase price of $47,500. The Company funded the purchase with a $47,500 loan from the Manager. The convertible promissory note issued by the Company to the Manager provided that the principal amount of the loan is $47,500 plus the Company’s pro rata share of boarding, care, and training expenses for the Thoroughbred paid by the Manager through the date of the closing of the Series Offering. The Note accrued interest at the applicable federal rate for debts compounding annually, which was 2.88% for August 2022. The balance on the convertible promissory note of 9,787 was forgiven.

39

In February 2023, the Company completed the Series Tshiebwe Offering, receiving offering proceeds of $104,700 or 99.97% of the maximum offering amount. Series Tshiebwe issued 2,094 Units and acquired a 9.97% interest in Tshiebwe. Offering proceeds were then used to pay 99.97% of the principal of the note, and the $350 unpaid balance was converted into 7 Units issued to the Manager.

On August 30, 2022, the Company acquired a 10% undivided interest in the colt Pensacola, from Winstar Farms LLC for a purchase price of $60,000. The Company funded the purchase with a $60,000 loan from the Manager. The convertible promissory note issued by the Company to the Manager provides that the principal amount of the loan is $60,000 plus the Company’s pro rata share of boarding, care, and training expenses for the Thoroughbred paid by the Manager through the date of the closing of the Series Offering. The Note bears interest at the applicable federal rate for debts compounding annually, which was 2.88% for August 2022. The Company plans to offer Units in a Series Pensacola Offering in the future.

On September 23, 2022, the Company acquired a 30% undivided interest in an unnamed filly (“Constitution Filly”) from Medallion Racing for a purchase price of $75,000. The Company funded the purchase with a $75,000 loan from the Manager. The convertible promissory note issued by the Company to the Manager provides that that principal amount of the loan is $75,000 plus the Company’s pro rata share of boarding, care, and training expenses for the Thoroughbred paid by the Manager through the date of the closing of the Series Offering. The Note bears interest at the applicable federal rate for debts compounding annually, which is 3.05% for September 2022. The balance on the convertible promissory note of $2,828 at June 30, 2023.

On February 26, 2023, the Company completed the Series Constitution Filly Offering, receiving offering proceeds of $183,600 or 93.9% of the maximum offering amount. Series Constitution Filly issued 3,672 Units and acquired a 23.5% interest in Constitution Filly. Offering proceeds were used to pay 95.82% of the principal of the Company’s note. In August 2023, Constitution Filly was formally named Appelate and Series Constitution Filly was renamed Series Appellate.

On September 23, 2022, the Company acquired a 40% undivided interest in an unnamed filly (“Medaglia Filly”) from Medallion Racing for a purchase price of $60,000. The Company funded the purchase with a $60,000 loan from the Manager. The convertible promissory note issued by the Company to the Manager provides that that principal amount of the loan is $60,000 plus the Company’s pro rata share of boarding, care, and training expenses for the Thoroughbred paid by the Manager through the date of the closing of the Series Offering. The Note bears interest at the applicable federal rate for debts compounding annually, which is 3.05% for September 2022. The Offering by Series Medaglia Filly expired on March 29, 2023, prior to the sale of any units. The balance on the convertible promissory note is $60,000 at June 30, 2023.

In August 2023, Medaglia Filly was formally named Grazia and Series Medaglia Filly was renamed Series Grazia. The Company intends to offer units in Series Grazia in the future. Upon closing of the Series Grazia Offering, the Series will use the offering proceeds to acquire an interest in the Thoroughbred from the Company. The Company will transfer any interest in the Thoroughbred not purchased by the Series to the Manager to retire the Note. In lieu of taking an interest in the Thoroughbred, the Manager may elect to convert the unpaid balance of the Note into Units at the conversion price of $50 per Unit.

On October 15, 2022, the Company acquired an option to purchase up to a 25% undivided interest in an unnamed yearling filly (“Tonasah Filly”) from Gandharvi, LLC. The purchase price to acquire the full 25% interest is $89,250. The Company can exercise the option for a minimum purchase price of $22,312 to acquire a 6.25% ownership interest in Tonasah Filly. The Offering by Series Tonasah Filly expired on March 29, 2023, prior to the sale of any units.

In August 2023, Tonasah Filly was formally named Sun Kissed Soiree and Series Tonasah Filly was renamed Series Sun Kissed Soiree. The Company intends to offer units in Series Sun Kissed Soiree in the future and exercise the option upon closing the offering.

40

On October 15, 2022, the Company acquired a 25% undivided interest in an unnamed yearling filly (“Tapicat Filly”) from Gandharvi, LLC. The purchase price to acquire the full 25% interest was $61,500. On March 29, 2023, the Company closed the Series Tapicat Filly Offering, receiving offering proceeds of $153,500, or 97.7% of the maximum offering amount. Series Tapicat Filly issued 3,070 Units and acquired a 24% interest in Tapicat Filly. The Manager acquired the remaining 1% interest in Tapicat Filly for $3,600.

On January 18, 2023, the Company acquired a 20% undivided interest in Bipartisanship from Magna Carta LLC for a purchase price of $52,000. The Company funded the purchase with a $52,000 loan from the Manager. The convertible promissory note issued by the Company to the Manager provides that principal amount of the loan is $52,000 plus the Company’s pro rata share of boarding, care, and training expenses for the Thoroughbred paid by the Manager through the date of the closing of the Series Offering. The Note bears interest at the applicable federal rate for debts compounding annually, which is 3.85% for January 2023.

On October 10, 2023, the Company acquired a 40% undivided interest in Asean for a purchase price of $112,000. The Company funded 33% of the purchase price ($37,000) that was paid for by the Manager. 67% of the purchase price ($75,000) was funded by ORR 2022, LLC (“Ocean Reef Racing”) through a convertible promissory note issued by ORR 2022, LLC to the Company. Another convertible promissory note was issued between the Company and the Manager for 33% of the principal loan amount of $37,000.

On July 31, 2023, the Company executed Tonasah Filly Purchase option for $89,000 for an acquired interest of 25%. This will be repaid either from the re-offering of Tonasah Filly or from the Manager.

WinStar Farm

The Manager, Commonwealth Markets Inc. has issued a convertible promissory note to WinStar Ventures, LP, an affiliate of WinStar Farm (“Ventures”), in the principal amount of $300,000 and bearing interest at 6% per annum. At any time on or after February 19, 2025, Ventures may elect to convert the outstanding principal balance and unpaid accrued interest of the Note into shares of the Manager’s common stock at the conversion price of $0.39215 per share. Ventures may also elect to convert the note in the event of a Corporate Transaction (defined below) at the same conversion price. In the event of an equity financing, the note will automatically convert at a conversion price equal to the lesser of $0.39215 per share or the lowest per share purchase price of the equity securities issued in the equity financing.

In addition, the Manager has also issued a stock purchase warrant to Ventures that entitles Ventures to purchase 3,620,000 shares of the Manager’s common stock at a purchase price of $100,000. The warrant will become exercisable after (a) WinStar places $3,000,000.00 of aggregate value (based on the Company’s public offering prices) on the Commonwealth Platform or (b) a Corporate Transaction (each, a “Triggering Event”) for 12 years after the Triggering Event. A “Corporate Transaction” means the sale of substantially all the Manager’s assets, a merger or similar change of control transaction, or the sale of the Manager’s capital stock in which a person or group acting in concert would become the beneficial owner of more than 50% of the outstanding voting securities of the Manager.

As has been previously disclosed in the Company’s Offering Circulars, the Company has conducted eight series offerings to acquire interests in WinStar Thoroughbreds with an aggregate value of $514,460.

Other Related Party Transactions

On January 26, 2022, the Manager paid the outstanding balance of $10,000 on the promissory note payable to Brian Doxtator in connection with the Company’s purchase of a 75% interest in the colt Biko in January 2020. Biko was sold in a $30,000 claiming race prior to the closing of the Series Biko Offering, and subscriptions were returned to investors.

The Manager paid a total of $20,200 and $16,800 of rent expense on behalf of the Company during the years ended June 30, 2023 and 2022. The Manager paid a total of $1,188 and $0 of rent expenses on behalf of the Company in 2021 and 2020. Additionally, the Manager incurred professional fees of $315,475, $151,290 and $226,477, $87,883 on behalf of the Company during fiscal years 2023 and 2022, 2021 and 2020, respectively, to support the Company. The Manager will not seek reimbursement.

41

The Manager maintains cash reserves funded from offering proceeds on behalf of each of the Company’s Series to cover the Series’ operating expenses.

Conflicts of Interest

See “Conflicts of Interest” section above in Item 3 for more information.

ITEM 6. OTHER INFORMATION

Offering Closings

Since January 1, 2021, the Company has completed offerings of Units in the following eight Series:

●	Series Country Grammer
●	Series I Got A Gal
●	Series Pine Valley
●	Series Swing Shift
●	Series Steinbeck
●	Series We the People
●	Series Appelate
●	Series Tshiebwe
●	Series Mage
●	Series Tapicat Filly
●	Series Kissed by Fire

Since that date the Company has also held an interim closing for the offerings of Units in Series Kissed By Fire.

The following table shows information about the use of funds raised in each of these offerings.

Series Name	Units Issued	Offering Proceeds (4)	Allocated to Price of Thoroughbred Asset	Ownership Percentage of Thoroughbred	Fees and Expenses Paid (1)	Working Capital (2)
Series Country Grammer (3)	2,227	$111,350	$41,078	29.3%	$25,967	$44,305
Series I Got A Gal	2,842	142,100	51,381	24.4%	30,600	60,119
Series Steinbeck	1,023	51,150	27,657	4.15%	13,357	10,136
Series Pine Valley	823	41,150	16,531	6.16%	9,569	15,051
Series Swing Shift	2,180	109,000	55,323	9.85%	29,608	24,069
Series We The People	1,266	63,300	24,435	9.82%	14,829	24,035
Series Tshiebwe	2,094	104,700	50,982	9.97%	28,977	24,741
Series Mage	3,277	163,850	73,077	23.9%	35,233	55,541
Series Kissed by Fire	2,098	104,900	53,194	11.8%	24,100	27,606
Series Appelate	3,672	183,600	72,125	23.5%	33,180	78,295
Series Tapicat	3,070	153,500	60,335	24.43%	27,539	65,626

(1)	Includes Thoroughbred Asset acquisition expenses, offering expenses, sourcing fee, organizational fee, brokerage fee, and a 2% Thoroughbred Aftercare Alliance donation.
(2)	Includes reserves for post-acquisition training expenses, training management fee, insurance premiums and contingencies.
(3)	WinStar Farms, Series Country Grammer, and the Manager subsequently sold an undivided 50% interest in Country Grammer, reducing Series Country Grammer’s interest to approximately 14.7%.
(4)	Rounded

42

Thoroughbred Transactions

On January 12, 2022, the Company and WinStar entered into an Agreement of Purchase and Sale with Zedan Racing Stables Inc., which acquired an undivided 50% interest in Country Grammer. The purchase price was $875,000, with Zedan responsible for paying any taxes arising from the transaction. Series Country Grammer and Commonwealth Markets together conveyed an undivided 15% of total ownership, and WinStar conveyed an undivided 35.7% of total ownership. As a result of the sale, the ownership interests in Country Grammer are Zedan 50%; WinStar 35.7%; Commonwealth Thoroughbreds Series Country Grammer 14.7%; and Commonwealth Markets 0.3%.

The closing occurred on an “as is” and “with all faults” basis following veterinary examination, and all title and risk of loss in and to the 50% interest passed at closing. Zedan purchased a policy of full mortality insurance on the 50% interest in the horse, in the full amount of the purchase price, with a loss payable endorsement in favor of WinStar and Commonwealth Thoroughbreds, delivered at closing. Following closing, Country Grammer raced under the supervision and management of Zedan, WinStar, and Commonwealth Thoroughbreds, and will continue to do so until Country Grammer’s permanent retirement from racing. Country Grammer races in the joint names of Zedan, WinStar, and Commonwealth Thoroughbreds and for their shared account in proportion to their respective ownership interests, including all income and expenses.

On August 16, 2021, the Company acquired options to purchase up to a 10% undivided interest in the colts Pine Valley, Steinbeck, Swing Shift and We The People from WinStar Farm. The Company subsequently assigned each option to a newly organized Series named for the colt.

Series Pine Valley exercised its option at interim closings from November 2021 to July 2022, purchasing a 6.29% interest in Pine Valley for $16,880. Pine Valley was sold at the 2022 Keeneland November HORA Sale for a gross sale price of $60,000. The funds remaining after payment of acquisition and offering expenses and post-closing expenses were made available for distribution to series unit holders in accordance with the Company’s distribution policy.

Series Steinbeck exercised its option at a closing in November 2021, purchasing a 4.15% interest in Steinbeck for $27,657. Steinbeck was sold in a $30,000 claiming race in December 2021. The funds remaining after payment of acquisition and offering expenses and post-closing expenses were made available for distribution to series unit holders in accordance with the Company’s distribution policy.

Series Swing Shift exercised its option at interim closings from February 2022 to July 2022, purchasing a 9.85% interest in We The People for $55,344. Swing Shift was sold at the Fasig-Tipton July 2022 horse of Racing Age Sale for a gross sale price of $150,000. The funds remaining after payment of acquisition and offering expenses and post-closing expenses were made available for distribution to series unit holders in accordance with the Company’s distribution policy.

Series We The People exercised its option at interim closings from February 2022 to August 2022, purchasing a 9.82% interest in We The People for $24,432.

On October 15, 2022, the Company acquired an option to purchase up to a 25% undivided interest in an unnamed yearling filly (“Tonasah Filly”) from Gandharvi, LLC. The purchase price to acquire the full 25% interest is $89,250. The Company can exercise the option for a minimum purchase price of $22,312 to acquire a 6.25% ownership interest in Tonasah Filly. The Series Tonasah Filly Offering is ongoing.

On October 15, 2022, the Company acquired a purchase option up to 25% undivided interest in an unnamed yearling filly (“Tapicat Filly”) from Gandharvi, LLC. The purchase price to acquire the full 25% interest is $61,500. The Company can exercise the option for a minimum purchase price of $15,375 to acquire a 6.25% ownership interest in Tapicat Filly. The Series Tapicat Filly Offering is ongoing.

Certain Racing Results

On February 25, 2023, Country Grammer placed second in the Saudi Cup which featured a $20 million purse. As a result, Country Grammer earned $455,429 from the net race winnings during the year ended June 30, 2023.

On April 28, 2023, We The People placed first in the Allowance Optional Claiming race at Keeneland which featured a $130,000 purse. We The People has collective earnings in 2023 of approximately $95,000.

On May 6, 2023, Mage placed first in the Kentucky Derby at Churchill Downs which featured a $3 million purse. On May 20, 2023, Mage placed third in the Preakness Stakes at Pimlico which featured a $1.6 million purse. On July 22, 2023, Mage placed second in the Haskell Stakes at Monmouth Park which featured a $1 million purse.

43

ITEM 7. FINANCIAL STATEMENTS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Commonwealth Thoroughbreds LLC

44

Report of Independent Auditors

Manager

Commonwealth Thoroughbreds LLC

Lexington, Kentucky

Opinion

We have audited the consolidated financial statements of Commonwealth Thoroughbreds LLC, and each listed Series, which comprise the consolidated balance sheets as of June 30, 2023 and 2022, the related consolidated statements of operations, changes in member’s equity, and cash flows for the year ended June 30, 2023, and the related notes to the consolidated financial statements (collectively, the financial statements)

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Commonwealth Thoroughbreds LLC, and each listed Series, as of June 30, 2023 and 2022, and the results of their operations and their cash flows for the year ended June 30, 2023 in accordance with accounting principles generally accepted in the United States of America (GAAP).

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Commonwealth Thoroughbreds LLC, and each listed Series, and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We are required to be independent with respect to Commonwealth Thoroughbreds LLC and each listed Series in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the American Institute of Certified Public Accountants’ Code of Professional Conduct. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About Commonwealth Thoroughbreds LLC’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that Commonwealth Thoroughbreds LLC and each listed Series will continue as a going concern. As discussed in Note 1 to the financial statements, Commonwealth Thoroughbreds LLC has suffered recurring losses from operations and has stated that substantial doubt exists about Commonwealth Thoroughbreds LLC’s, and each listed Series’, ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Other Matters

Commonwealth Thororoughbreds LLC has included additional consolidated financial statements due to change in its fiscal year end to June 30. The June 30, 2022 consolidated statements of operations, changes in member’s equity and cash flows along with associated disclosures have been included for comparative purposes but have not been audited or reviewed by us, nor were we required to perform any procedures to verify the accuracy or completeness of the information provided by management. Accordingly, we did not express an opinion, a conclusion nor provide any form of assurance on these consolidated financial statements. Additionally, the six-month period ended June 30, 2022 consolidated statements of operations, changes in member’s equity and cash flows have been included without associated disclosures. Our audit report on the consolidated financial statements was included in the June 30, 2022 1-K Transition Report dated June 28, 2023 and was unmodified and included an emphasis of a matter relative to Commonwealth Thoroughbred LLC’s ability and each listed Series’ abilities to continue as a going concern.

45

Manager

Commonwealth Thoroughbreds LLC

Report of Independent Auditors, continued

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Commonwealth Thoroughbreds LLC’s, and each listed Series, ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Commonwealth Thoroughbreds LLC’s, and each listed Series, internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Commonwealth Thoroughbreds LLC’s, and each listed Series, ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Lexington, Kentucky

October 30, 2023

46

COMMONWEALTH THOROUGHBREDS LLC

Consolidated Balance Sheet as of June 30, 2023

Series	Country Grammer	I Got a Gal	Steinbeck	Pine Valley	Kissed by Fire	Mage	Appellate	Tapicat
Assets
Current Assets
Cash	$186,985	$52,277	$576	$49	$22,766	$320,764	$78,549	$75,005
Accounts receivables	-	-	-	-	-	50,074	-	-
Advance-related party	-	-	-	-	-	84,245	-	-
Other current assets	-	778	-	-	-	-	-	-
Total Current Assets	186,985	53,055	576	49	22,766	455,083	78,549	75,005
Long-term Assets
Thoroughbred assets, net	17,907	-	-	-	84,409	72,315	57,800	58,500
Total Assets	$204,892	$53,055	$576	$49	$107,175	$527,398	$136,349	$133,505

Liabilities and Member’s Equity (Deficit)

Current Liabilities
Accounts payable	$16,759	$-	$-	$28	$3,356	$3,897	$3,771	$3,078
Accrued fees - related party	-	660	-	241	765	72,530	377	9,780
Accrued income taxes	10,643	-	-	-	-	77,335	-	-
Accrued distributions	-	-	-	-	-	247,130	-		-
Accrued interest – related party	-	469	-	-	1,008	734	540	-
Notes payable – related party	-	-	-	-	51,806	-	2,828	-
Notes payable - Winstar	-	-	-	-	-	-	-	-
Total Current Liabilities	27,402	1,129	-	269	56,935	401,626	7,516	12,858
Member’s Equity (Deficit)
Membership interest	15,439	6,243	10,844	8,271	9,586	14,112	5,312	14,823
Subscription in series, net	85,913	116,692	38,771	32,267	80,965	138,682	153,709	128,725
Retained earnings (deficit)	76,138	(71,009)	(49,039)	(40,758)	(40,311)	(27,022)	(30,188)	(22,901)
Total Member’s Equity (Deficit)	177,490	51,926	576	(220)	50,240	125,772	128,833	120,647
TOTAL LIABILITIES AND MEMBER’S EQUITY (Deficit)	$204,892	$53,055	$576	$49	$107,175	$527,398	$136,349	$133,505

See accompanying report of independent auditors and notes to the consolidated financial statements.

47

COMMONWEALTH THOROUGHBREDS LLC

Consolidated Balance Sheet as of June 30, 2023, Continued

Series	Swing Shift	We The People	Tshiebwe	Commonwealth	Consolidated
Assets
Current Assets
Cash	$(12,140)	$17,388	$(20,677)	$(23,729)	$697,813
Accounts receivables	-	2,663	-	-	52,737
Due from related party	-	-	50,188	19,100	153,533
Other current assets	-	-	-	-	778
Total Current Assets	(12,140)	20,051	29,511	(4,629)	904,861
Long-term Assets
Thoroughbred assets, net	-	17,985	45,540	299,062	653,518
Total Assets	$(12,140)	$38,036	$75,051	$294,433	$1,558,379

Liabilities and Member’s Equity (Deficit)
Current Liabilities
Accounts payable	$15	$-	$1,697	$4,810	$37,411
Accrued fees - related party	1,049	1,120	858	-	87,380
Accrued distributions	-	-	-	-	247,130
Accrued income taxes	-	-	-	-	87,978
Accrued interest – related party	-	-	491	7,962	11,204
Notes payable – related party	-	-	-	172,000	226,634
Notes payable – Winstar	-	-	-	175,000	175,000
Total Current Liabilities	1,064	1,120	3,046	359,772	872,737
Member’s Equity (Deficit)
Membership interest	18,050	9,319	14,406	1,057,753	1,184,158
Subscription in series, net	72,107	50,402	82,865	(3,600)	977,498
Retained earnings (deficit)	(103,361)	(22,805)	(25,266)	(1,119,492)	(1,476,014)
Total Member’s Equity (Deficit)	(13,204)	36,916	72,005	(65,339)	685,642
TOTAL LIABILITIES AND MEMBER’S EQUITY (DEFICIT)	$(12,140)	$38,036	$75,051	$294,433	$1,558,379

See accompanying report of independent auditors and notes to the consolidated financial statements.

48

COMMONWEALTH THOROUGHBREDS LLC

Consolidated Balance Sheet as of June 30, 2022

Series	Country Grammer	I Got a Gal	Steinbeck	Pine Valley	Swing Shift	We The People	Commonwealth	Consolidated
Assets
Current Assets
Cash	$1,413,727	$89,044	$11,638	$13,582	$26,790	$43,451	$(20,848)	$1,577,384
Accounts receivables	-	2,654	-	-	-	-	-	2,654
Advance-related party	26,250	-	-	-	-	-	-	26,250
Other current assets	-	171	-	-	-	-	-	171
Total Current Assets	1,439,977	91,869	11,638	13,582	26,790	43,451	(20,848)	1,606,459
Long-term Assets
Thoroughbred assets, net	15,328	37,459	-	14,621	49,992	24,524	-	141,924
Total Assets	$1,455,305	$129,328	$11,638	$28,203	$76,782	$67,975	$(20,848)	$1,748,383

Liabilities and Member’s Equity (Deficit)
Current Liabilities
Accounts payable	$20,519	$5,835	$1,290	$986	$1,984	$1,952	$(552)	$34,014
Accrued fees - related party	97,122	5,584	-	-	10,880	2,648	3,278	119,512
Accrued distributions	-	-	9,772	-	-	-	-	9,772
Accrued income taxes	322,500	-	-	-	-	1,500	-	324,000
Accrued interest – related party	-	850	-	-	-	-	1,334	2,184
Notes payable – related party	-	3,833	-	-	-	-	-	3,833
Total Current Liabilities	440,141	16,102	11,062	986	12,864	6,100	4,060	491,315
Member’s Equity (Deficit)
Membership interest	15,439	6,243	10,844	8,271	18,050	9,319	759,960	828,126
Subscription in series, net	77,232	112,130	38,771	32,182	70,734	47,988	-	379,037
Retained earnings (deficit)	922,493	(5,147)	(49,039)	(13,236)	(24,866)	4,568	(784,868)	49,905
Total Member’s Equity (Deficit)	1,015,164	113,226	576	27,217	63,918	61,875	(24,908)	1,257,068
TOTAL LIABILITIES AND MEMBER’S EQUITY (DEFICIT)	$1,455,305	$129,328	$11,638	$28,203	$76,782	$67,975	$(20,848)	$1,748,383

See accompanyiIg report of independent auditors and notes to the consolidated financial statements.

49

COMMONWEALTH THOROUGHBREDS LLC

Consolidated Statement of Operations for the Year Ended June 30, 2023

Series	Country Grammer	I Got a Gal	Pine Valley	Kissed by Fire	Mage	Appellate	Swing Shift

Revenues	$455,429	$-	$1,951	$7,654	$412,740	$-	$7,342
Operating Expenses
Racehorse management	142,543	9,904	3,187	6,630	88,413	5,657	4,865
Legal and professional fees	-	-	-	9,586	14,112	5,312	-
General and administrative	-	-	-	-	-	-	-
Depreciation	7,935	14,834	2,288	31,376	12,741	19,200	1,434
Total Operating Expenses	150,478	24,738	5,475	47,592	115,266	30,169	6,299
Operating Income/(Loss)	304,951	(24,738)	(3,524)	(39,938)	297,474	(30,169)	1,043

Interest expense	-	-	-	(373)	(31)	(19)	-
Gain (loss) on sale of thoroughbred asset	-	(17,616)	(8,992)	-	-	-	(38,757)
Pre-tax income (loss)	304,951	(42,354)	(12,516)	(40,311)	297,443	(30,188)	(37,714)
Income tax expense	(1,643)	-	-	-	(77,335)	-	-
Net Income / (Loss)	$303,308	$(42,354)	$(12,516)	$(40,311)	$220,108	$(30,188)	$(37,714)

Income (loss) Per Membership Interest
Basic	$136	$(16)	$(15)	$(52)	$156	$(24)	(17)
Weighted Average Membership Interest
Basic	2,227	2,618	823	776	1,410	1,247	2,180

Net Gain (Loss) Per Unit:
Basic	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Weighted average number of units outstanding:
Basic	n/a	n/a	n/a	n/a	n/a	n/a	n/a

See accompanying report of independent auditors and notes to the consolidated financial statements.

50

COMMONWEALTH THOROUGHBREDS LLC

Consolidated Statement of Operations for the Year Ended June 30, 2023, Continued

Series	Tapicat	We The People	Tshiebwe	Commonwealth	Consolidated

Revenues	$-	$19,462	$8,583	$3,675	$916,836
Operating Expenses
Racehorse management	3,078	38,690	10,837	7,531	321,335
Legal and professional fees	14,823	-	14,406	257,236	315,475
General and administrative	-	-	-	20,667	20,667
Depreciation	5,000	8,145	8,525	44,350	155,828
Total Operating Expenses	22,901	46,835	33,768	329,784	813,305
Operating Income/(Loss)	(22,901)	(27,373)	(25,185)	(326,109)	103,531

Interest expense	-	-	(81)	(8,515)	(9,019)
Gain (loss) on sale of thoroughbred asset	-	-	-	-	(65,365)
Pre-tax income (loss)	(22,901)	(27,373)	(25,266)	(334,624)	29,147
Income tax expense	-	-	-	-	(78,978)
Net Income / (Loss)	$(22,901)	$(27,373)	$(25,266)	$(334,624)	$(49,831)

Income (loss) Per Membership Interest
Basic	$(178)	$(22)	(33)	n/a	n/a
Weighted Average Membership Interest
Basic	129	1,266	774	n/a	n/a

Net Gain (Loss) Per Unit:
Basic	n/a	n/a	n/a	n/a	$(997)
Weighted average number of units outstanding:
Basic	n/a	n/a	n/a	n/a	50

See accompanying report of independent auditors and notes to the consolidated financial statements.

51

COMMONWEALTH THOROUGHBREDS LLC

Consolidated Statement of Operations for the Six-Month Ended June 30, 2022

Series	Country Grammer	I Got a Gal	Steinbeck	Pine Valley	Swing Shift	We The People	Commonwealth	Consolidated

Revenues	$1,150,475	$6,441	$-	$-	$4,901	$33,026	$-	$1,194,843
Operating Expenses
Racehorse management	124,485	4,481	796	1,142	5,681	14,950	3,368	154,903
Legal and professional fees	-	-	-	-	18,050	9,319	25,860	53,229
General and administrative	-	-	-	-	-	-	1,302	1,302
Depreciation	3,018	8,814	-	2,707	6,036	2,689	-	23,264
Total Operating Expenses	127,503	13,295	796	3,849	29,767	26,958	30,530	232,698
Operating Income/(Loss)	1,022,972	(6,854)	(796)	(3,849)	(24,866)	6,068	(30,530)	962,145
Interest expense	-	(850)	-	-	-	-	-	(850)
Gain on sale of thoroughbred asset	244,000	-	-	-	-	-	-	244,000
Pre-tax income (loss)	1,266,972	(7,704)	(796)	(3,849)	(24,866)	6,068	(30,530)	1,205,295
Income tax expense	(322,500)	-	-	-	-	(1,500)	-	(324,000)
Net Income / (Loss)	$944,472	$(7,704)	$(796)	$(3,849)	$(24,866)	$4,568	$(30,530)	$881,295

Income (loss) Per Membership Interest
Basic	$486	$(3)	$(1)	$(5)	$(21)	$4	n/a	n/a
Weighted Average Membership Interest
Basic	1,942	2,754	1,023	823	1,181	1,266	n/a	n/a

Net Gain (Loss) Per Unit:
Basic	n/a	n/a	n/a	n/a	n/a	n/a	n/a	$17,626
Weighted average number of units outstanding:
Basic	n/a	n/a	n/a	n/a	n/a	n/a	n/a	50

See accompanying report of independent auditors and notes to the consolidated financial statements.

52

COMMONWEALTH THOROUGHBREDS LLC

Consolidated Statement of Operations for the Year Ended June 30, 2022, (Unaudited)

Series	Country Grammer	I Got a Gal	Steinbeck	Pine Valley	Swing Shift	We The People	Commonwealth	Consolidated

Revenues	$1,150,475	$21,077	$1,177	$915	$4,901	$33,026	$7,102	$1,218,673
Operating Expenses
Racehorse management	127,786	5,954	1,425	2,496	5,681	14,950	47,304	205,596
Legal and professional fees	15,439	8,166	10,844	8,271	18,050	9,319	81,201	151,290
General and administrative	-	-	-	-	-	-	4,992	4,992
Depreciation	6,257	10,785	408	3,384	6,036	2,689	25,628	55,187
Total Operating Expenses	149,482	24,905	12,677	14,151	29,767	26,958	159,125	417,065
Operating Income/(Loss)	1,000,993	(3,828)	(11,500)	(13,236)	(24,866)	6,068	(152,023)	801,608
Interest expense	-	(1,319)	-	-	-	-	(946)	(2,265)
Other income							164	164
Gain on sale of thoroughbred asset	244,000	-	(25,330)	-	-	-	4,114	222,784
Pre-tax income (loss)	1,244,993	(5,147)	(36,830)	(13,236)	(24,866)	6,068	(148,691)	1,022,291
Income tax expense	(322,500)	-	-	-	-	(1,500)	-	(324,000)
Net Income / (Loss)	$922,493	$(5,147)	$(36,830)	$(13,236)	$(24,866)	$4,568	$(148,691)	$698,291

Income (loss) Per Membership Interest
Basic	$542	$(2)	$(103)	$(27)	$(33)	$10	n/a	n/a
Weighted Average Membership Interest
Basic	1,702	2,754	359	496	764	444	n/a	n/a

Net Gain (Loss) Per Unit:
Basic	n/a	n/a	n/a	n/a	n/a	n/a	n/a	$13,966
Weighted average number of units outstanding:
Basic	n/a	n/a	n/a	n/a	n/a	n/a	n/a	50

See accompanying report of independent auditors and notes to the consolidated financial statements.

53

COMMONWEALTH THOROUGHBREDS LLC

Consolidated Statement of Cash Flows for the Year Ended June 30, 2023

Series	Country Grammer	I Got a Gal	Steinbeck	Pine Valley	Kissed by Fire	Mage	Appellate	Swing Shift
Operating Activities
Net income / (loss)	$303,308	$(42,354)	$-	$(12,516)	$(40,311)	$220,108	$(30,188)	$(37,714)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Loss on sale of thoroughbred asset	-	17,616	-	8,992	-	-	-	38,757
Member contribution	-	-	-	-	9,586	14,112	5,312	-
Depreciation	7,935	14,834	-	2,288	31,376	12,741	19,200	1,434
Increase (decrease) in cash due to changes in:
Operating assets and liabilities	(412,739)	(6,395)	(1,290)	(717)	5,129	92,111	4,688	(920)
Net cash provided by (used in) operating activities:	(101,496)	(16,299)	(1,290)	(1,953)	5,780	339,072	(988)	1,557

Investing Activities
Purchase of thoroughbred assets	(10,514)	(1,591)	-	-	(10,785)	(6,112)	(2,000)	-
Proceeds from sale of thoroughbred asset	-	6,600	-	3,341	-	-	-	9,801
Net cash (used in) provided by investing activities	(10,514)	5,009	-	3,341	(10,785)	(6,112)	(2,000)	9,801

Financing Activities
Payments on notes payable – related parties	-	(1,591)	-	-	(53,194)	(66,633)	(72,172)	-
Subscriptions received in series, net	8,681	(378)	-	85	80,965	138,682	153,709	(9,507)
Advance-related party	26,250					(84,245)
Distributions	(1,149,663)	(23,508)	(9,772)	(15,006)	-	-	-	(40,781)
Member contributions	-	-	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(1,114,732)	(25,477)	(9,772)	(14,921)	27,771	(12,196)	81,537	(50,288)

Net cash increase (decrease) for the year	(1,226,742)	(36,767)	(11,062)	(13,533)	22,766	320,764	78,549	(38,930)
Cash at beginning of year	1,413,727	89,044	11,638	13,582	-	-	-	26,790
Cash at end of year	$186,985	$52,277	$576	$49	$22,766	$320,764	$78,549	$(12,140)

Distribution accrued	$-	$-	$-	$-	$-	$247,130	$-	$-
Series closing fees – accrued	-	-		-	-	-	-	-
Debt forgiveness	-	2,242	-	-		5,867	-	-

See accompanying report of independent auditors and notes to the consolidated financial statements.

54

COMMONWEALTH THOROUGHBREDS LLC

Consolidated Statement of Cash Flows for the Year Ended June 30, 2023, continued

Series	Tapicat	We The People	Tshiebwe	Commonwealth	Consolidated
Operating Activities
Net income / (loss)	$(22,901)	$(27,373)	$(25,266)	$(334,624)	$(49,831)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Loss on sale of thoroughbred asset	-	-	-	-	65,365
Member contribution	14,823	-	14,406	131,375	189,614
Depreciation	5,000	8,145	8,525	44,350	155,828
Increase (decrease) in cash due to changes in:
Operating assets and liabilities	1,858	(7,643)	(10,393)	30,198	(306,113)
Net cash provided by (used in) operating activities:	(1,220)	(26,871)	(12,728)	(128,701)	54,863

Investing Activities
Purchase of thoroughbred assets	(60,000)	(1,606)	(2,913)	-	(95,521)
Proceeds from sale of thoroughbred asset	-	-	-	-	19,742
Net cash (used in) provided by investing activities	(60,000)	(1,606)	(2,913)	-	(75,779)

Financing Activities
Payments on notes payable – related parties	-	-	(37,713)	-	(231,303)
Subscriptions received in series, net	136,225	2,414	82,865	(3,600)	590,141
Advance-related Party			(50,188)	(19,100)	(127,283)
Distributions	-	-	-	-	(1,238,730)
Member contributions	-	-	-	148,520	148,520
Net cash provided by (used in) financing activities	136,225	2,414	(5,036)	125,820	(858,655)

Net cash increase (decrease) for the period	75,005	(26,063)	(20,677)	(2,881)	(879,571)
Cash at beginning of period	-	43,451	-	(20,848)	1,577,384
Cash at end of period	$75,005	$17,388	$(20,677)	$(23,729)	$697,813

Debt for thoroughbred assets	$-	$-	$-	$657,096	$657,096
Distributions accrued	-	-	-	-	247,130
Series closing fees – accrued	9,500	-	-	-	9,500
Debt forgiveness	-	-	9,787	-	17,896

See accompanying report of independent auditors and notes to the consolidated financial statements.

55

COMMONWEALTH THOROUGHBREDS LLC

Consolidated Statement of Cash Flows for the Six-Month Period Ended June 30, 2022

Series	Country Grammer	I Got a Gal	Steinbeck	Pine Valley	Swing Shift	We The People	Commonwealth	Consolidated
Operating Activities
Net income / (loss)	$944,472	$(7,704)	$(796)	$(3,849)	$(24,866)	$4,568	$(30,530)	$881,295
Adjustments to reconcile net loss to net cash provided by (used in) operations:
(Gain) loss on sale of thoroughbred asset	(244,000)	-	-	-	-	-	-	(244,000)
Member contribution	-	-	-	-	-	-	10,000	10,000
Depreciation	3,018	8,814	-	2,707	6,036	2,689	-	23,264
Increase (decrease) in cash due to changes in:
Operating assets and liabilities	410,103	19,952	1,538	2	2,020	6,100	(24,278)	415,437
Net cash provided by (used in) operating activities:	1,113,593	21,062	742	(1,140)	(16,810)	13,354	(44,808)	1,085,996

Investing Activities
Purchase of thoroughbred assets	-	-	-	-	(56,064)	(27,213)	-	(83,277)
Proceeds from sale of thoroughbred asset	262,500	-	-	-	-	-	-	262,500
Net cash (used in) provided by investing activities	262,500	-	-	-	(56,064)	(27,213)	-	179,223

Financing Activities
Payments on notes payable – related parties	-	(22,002)	-	-	-	0	(10,000)	(32,002)
Subscriptions received in series, net	-	50,834	-	-	81,614	47,988	-	180,436
Distributions	-	-	(2,029)	-	-	-	-	(2,029)
Member contributions	-	-	-	-	18,050	9,319	26,322	53,691
Net cash provided by (used in) financing activities	-	28,832	(2,029)	-	99,664	57,307	16,322	200,096

Net cash increase (decrease) for the period	1,376,093	49,894	(1,287)	(1,140)	26,790	43,451	(28,486)	1,465,315
Cash at beginning of period	37,634	39,150	12,925	14,722	-	-	7,638	112,069
Cash at end of period	$1,413,727	$89,044	$11,638	$13,582	$26,790	$43,451	$(20,848)	$1,577,384

Distribution accrued	$-	$-	$9,772	$-	$-	$-	$-	$9,772
Series closing fees – accrued	-	-		-	10,880	-	-	10,880
Debt forgiveness	-	-	-	-		-	12,500	12,500

See accompanying report of independent auditors and notes to the consolidated financial statements.

56

COMMONWEALTH THOROUGHBREDS LLC

Consolidated Statement of Cash Flows for the Year Ended June 30, 2022 (Unaudited)

Series	Country Grammer	I Got a Gal	Steinbeck	Pine Valley	Swing Shift	We The People
Operating Activities
Net income / (loss)	$922,493	$(5,147)	$(36,830)	$(13,236)	$(24,866)	$4,568
Adjustments to reconcile net loss to net cash provided by (used in) operations:
(Gain) loss on sale of thoroughbred asset	(244,000)	-	25,330	-	-	-
Member contribution	15,439	6,243	10,844	8,271	-	-
Depreciation	6,257	10,785	408	3,384	6,036	2,689
Increase (decrease) in cash due to changes in:
Operating assets and liabilities	412,059	15,877	(11,221)	166	2,020	6,100
Net cash provided by (used in) operating activities:	1,112,248	27,758	(11,469)	(1,415)	(16,810)	13,357

Investing Activities
Purchase of thoroughbred assets	(40,085)	(2,590)	(29,658)	(18,005)	(56,064)	(27,213)
Proceeds from sale of thoroughbred asset	262,500	-	15,000	-	-	-
Net cash (used in) provided by investing activities	222,415	(2,590)	(14,658)	(18,005)	(56,064)	(27,213)

Financing Activities
Payments on notes payable – related parties	-	(49,790)	-	-	-	-
Subscriptions received in series, net	79,064	113,666	39,794	33,002	81,614	47,988
Distributions	-	-	(2,029)	-	-	-
Member contributions	-	-	-	-	18,050	9,319
Net cash provided by (used in) financing activities	79,064	63,876	37,765	33,002	99,664	57,307

Net cash increase (decrease) for the year	1,413,727	89,044	11,638	13,582	26,790	43,451
Cash at beginning of year	-	-	-	-	-	-
Cash at end of year	$1,413,727	$89,044	$11,638	$13,582	$26,790	$43,451

Distribution accrued	$-	$-	$9,772	$-	$-	$-
Series closing fees – accrued	-	-		-	10,880	-
Debt forgiveness	-	-	-	-		-

See accompanying report of independent auditors and notes to the consolidated financial statements.

57

COMMONWEALTH THOROUGHBREDS LLC

Consolidated Statement of Cash Flows for the Year Ended June 30, 2022 (Unaudited)

Series	Commonwealth	Consolidated
Operating Activities
Net income / (loss)	$(148,691)	$698,291
Adjustments to reconcile net loss to net cash provided by (used in) operations:
(Gain) loss on sale of thoroughbred asset	(4,114)	(222,784)
Member contribution	42,157	82,954
Depreciation	25,628	55,187
Increase (decrease) in cash due to changes in:
Operating assets and liabilities	35,368	460,369
Net cash provided by (used in) operating activities:	(49,652)	1,074,017

Investing Activities
Purchase of thoroughbred assets	-	(173,615)
Proceeds from sale of thoroughbred asset	1,245	278,745
Net cash (used in) provided by investing activities	1,245	105,130

Financing Activities
Payments on notes payable – related parties	(15,000)	(64,790)
Subscriptions received in series, net	-	395,128
Distributions		(2,029)
Member contributions	33,216	60,585
Net cash provided by (used in) financing activities	18,216	388,894

Net cash increase (decrease) for the year	(30,191)	1,568,041
Cash at beginning of year	9,343	9,343
Cash at end of year	$(20,848)	$1,577,384

Distribution accrued	$-	$9,722
Series closing fees – accrued	-	10,880
Debt forgiveness	27,774	27,774

58

COMMONWEALTH THOROUGHBREDS, LLC

Consolidated Statement of Changes in Member’s Equity for the Year Ended June 30, 2023

	Series	Country Grammer	I Got a Gal	Steinbeck	Pine Valley	Kissed by Fire	Mage
Balance July 1, 2022	Membership Interest	$15,439	$6,243	$10,844	$8,271	$-	$-
	Member Contribution	-	-	-	-	9,586	14,112
Balance June 30, 2023	Membership Interest	$15,439	$6,243	$10,844	$8,271	$9,586	$14,112

Balance July 1, 2022	Subscription in Series, net	$77,232	$112,130	$38,771	$32,182	-	-
	Subscriptions received in series, net of offering expenses	8,681	4,562	-	85	80,965	138,682
Balance June 30, 2023	Subscription in Series, Net	$85,913	$116,692	$38,771	$32,267	$80,965	$138,682

Balance July 1, 2022	Retained Earnings (Deficit)	$922,493	$(5,147)	$(49,039)	$(13,236)	$-	$-
	Net Income (loss)	303,308	(42,354)	-	(12,516)	(40,311)	220,108
	Distributions	(1,149,663)	(23,508)	-	(15,006)		(247,130)
Balance June 30, 2023	Retained Earnings (Deficit)	$76,138	$(71,009)	$(49,039)	$(40,758)	$(40,311)	$(27,022)

Balance July 1, 2022	Total Member’s Equity	$1,015,164	$113,226	$576	$27,217	$-	$-
	Changes noted above	(837,674)	(61,300)	-	(27,437)	50,240	$125,772
Balance June 30, 2023	Total Member’s Equity (Deficit)	$177,490	$51,926	$576	$(220)	$50,240	$125,772

See accompanying report of independent auditors and notes to the consolidated financial statements.

59

COMMONWEALTH THOROUGHBREDS LLC

Consolidated Statement of Changes in Member’s Equity for the Year Ended June 30, 2023, continued

	Series	Appellate		Swing Shift	Tapicat		We The People	Tshiebwe	Commonwealth	Consolidated
Balance July 1, 2022	Membership Interest		$-	$18,050	$		$9,319		$759,960	$828,126
	Member Contribution		5,312	-		14,823	-	14,406	297,793	356,032
Balance June 30, 2023	Membership Interest		$5,312	$18,050		$14,823	$9,319	$14,406	$1,057,753	$1,184,158

Balance July 1, 2022	Subscription in Series, net	$		$70,734	$		$47,988	-	$-	$379,037
	Subscriptions received in series, net of offering expenses		153,709	1,373		128,725	2,414	82,865	(3,600)	598,461
Balance June 30, 2023	Subscription in Series, Net		$153,709	$72,107		$128,725	$50,402	$82,865	$(3,600)	$977,498

Balance July 1, 2022	Retained Deficit	$		$(24,866)		$-	$4,568		$(784,868)	$49,905
	Net Income (loss)		(30,188)	(37,714)		(22,901)	(27,373)	(25,266)	(334,624)	(49,831)
	Distribution			(40,781)			-		-	(1,476,088)
Balance June 30, 2023	Retained Deficit		$(30,188)	$(103,361)		$(22,901)	$(22,805)	$(25,266)	$(1,119,492)	$(1,476,014)

Balance July 1, 2022	Total Member’s Equity		$-	$63,918	$		$61,875	$-	$(24,908)	$1,257,068
	Changes noted above		128,833	(77,122)		120,647	(24,959)	75,120	(40,431)	(571,642)
Balance June 30, 2023	Total Member’s Equity (Deficit)		$128,833	$(13,204)		$120,647	$36,916	$75,120	$(65,339)	$685,642

See accompanying report of independent auditors and notes to the consolidated financial statements.

60

COMMONWEALTH THOROUGHBREDS, LLC

Consolidated Statement of Changes in Member’s Equity for the Six-Month Period Ended June 30, 2022

	Series	Country Grammer	I Got a Gal	Steinbeck	Pine Valley
Balance January 1, 2022	Membership Interest	$15,439	$6,243	$10,844	$8,271
	Member Contribution	-	-	-	-
Balance June 30, 2022	Membership Interest	$15,439	$6,243	$10,844	$8,271

Balance January 1, 2022	Subscription in Series, net	$77,232	$61,296	$38,771	$32,182
	Subscriptions received in series, net of offering expenses	-	50,834	-	-
Balance June 30, 2022	Subscription in Series, Net	$77,232	$112,130	$38,771	$32,182

Balance January 1, 2022	Retained Earnings (Deficit)	$(21,979)	$2,557	$(36,442)	$(9,387)
	Net Income (loss)	944,472	(7,704)	(796)	(3,849)
	Distributions	-	-	(11,801)	-
Balance June 30, 2022	Retained Earnings (Deficit)	$922,493	$(5,147)	$(49,039)	$(13,236)

Balance January 1, 2022	Total Member’s Equity	$70,692	$70,096	$13,173	$31,066
	Changes noted above	944,472	43,130	(12,597)	(3,849)
Balance June 30, 2022	Total Member’s Equity	$1,015,164	$113,226	$576	$27,217

See accompanying report of independent auditors and notes to the consolidated financial statements.

61

COMMONWEALTH THOROUGHBREDS LLC

Consolidated Statement of Changes in Member’s Equity for the Six-Month Period Ended June 30, 2022, continued

	Series	Swing Shift	We The People	Commonwealth	Consolidated
Balance January 1, 2022	Membership Interest	$-	$-	$712,926	$753,723
	Member Contribution	18,050	9,319	47,034	74,403
Balance June 30, 2022	Membership Interest	$18,050	$9,319	$759,960	$828,126

Balance January 1, 2022	Subscription in Series, net	$-	$-	$-	$209,481
	Subscriptions received in series, net of offering expenses	70,734	47,988	-	169,556
Balance June 30, 2022	Subscription in Series, Net	$70,734	$47,988	$-	$379,037

Balance January 1, 2022	Retained Deficit	$-	$-	$(754,338)	$(819,589)
	Net Income (loss)	(24,866)	4,568	(30,530)	881,295
	Distribution	-	-	-	(11,801)
Balance June 30, 2022	Retained Deficit	$(24,866)	$4,568	$(784,868)	$49,905

Balance January 1, 2022	Total Member’s Equity	$-	$-	$(41,412)	$143,615
	Changes noted above	63,918	61,875	16,504	1,113,453
Balance June 30, 2022	Total Member’s Equity (Deficit)	$63,918	$61,875	$(24,908)	$1,257,068

See accompanying report of independent auditors and notes to the consolidated financial statements.

62

COMMONWEALTH THOROUGHBREDS, LLC

Consolidated Statement of Changes in Member’s Equity for the Year Ended June 30, 2022 (unaudited)

	Series	Country Grammer	I Got a Gal	Steinbeck	Pine Valley
Balance July 1, 2021	Membership Interest	$-	$-	$-	$-
	Member Contribution	15,439	6,243	10,844	8,271
Balance June 30, 2022	Membership Interest	$15,439	$6,243	$10,844	$8,271

Balance July 1, 2021	Subscription in Series, net	$-	$-	$-	$-
	Subscriptions received in series, net of offering expenses	77,232	112,130	38,771	32,182
Balance June 30, 2022	Subscription in Series, Net	$77,232	$112,130	$38,771	$32,182

Balance July 1, 2021	Retained Earnings (Deficit)	$-	$-	$-	$-
	Net Income (loss)	922,493	(5,147)	(36,830)	(13,236)
	Distributions	-	-	(12,209)	-
Balance June 30, 2022	Retained Earnings (Deficit)	$922,493	$(5,147)	$(49,039)	$(13,236)

Balance July 1, 2021	Total Member’s Equity	$-	$-	$-	$-
	Changes noted above	1,015,164	113,226	576	27,217
Balance June 30, 2022	Total Member’s Equity	$1,015,164	$113,226	$576	$27,217

See accompanying report of independent auditors and notes to the consolidated financial statements.

63

COMMONWEALTH THOROUGHBREDS LLC

Consolidated Statement of Changes in Member’s Equity for Year-End Ended June 30, 2022 (unaudited)

	Series	Swing Shift	We The People	Commonwealth	Consolidated
Balance July 1, 2021	Membership Interest	$-	$-	$656,843	$656,843
	Member Contribution	18,050	9,319	103,117	171,283
Balance June 30, 2022	Membership Interest	$18,050	$9,319	$759,960	$828,126

Balance July 1, 2021	Subscription in Series, net	$-	$-	$-	$-
	Subscriptions received in series, net of offering expenses	70,734	47,988	-	379,037
Balance June 30, 2022	Subscription in Series, Net	$70,734	$47,988	$-	$379,037

Balance July 1, 2021	Retained Deficit	$-	$-	$(636,177)	$(636,177)
	Net Income (loss)	(24,866)	4,568	(148,691)	698,291
	Distribution	-	-	-	(12,209)
Balance June 30, 2022	Retained Deficit	$(24,866)	$4,568	$(784,868)	$49,905

Balance July 1, 2021	Total Member’s Equity	$-	$-	$20,666	$20,666
	Changes noted above	63,918	61,875	(45,574)	1,236,402
Balance June 30, 2022	Total Member’s Equity (Deficit)	$63,918	$61,875	$(24,908)	$1,257,068

See accompanying report of independent auditors and notes to the consolidated financial statements.

64

NOTE 1 - NATURE OF OPERATIONS

Description of Organization and Business Operations

Commonwealth Thoroughbreds LLC (the “Company” or “Commonwealth”) is a Delaware series limited liability company formed on June 12, 2019 and headquartered in Lexington, Kentucky. The Company’s fiscal year was December 31. On March 29, 2023, the Company changed its fiscal year end to June 30. Commonwealth Markets Inc. is the sole owner of units of membership interest of the Company. The Company was formed to engage in the business of acquiring and managing Thoroughbred racehorses and related equine breeding and sales activities. The Company has created and expects to continue to create several separate Series of membership interests (“Series”). Different Thoroughbred assets will be owned by separate Series, and the assets and liabilities of each Series will be separate in accordance with Delaware law. Investors will acquire units of membership interest (“Units”) of a Series and will be entitled to share in the return of that particular Series but will not be entitled to share in the return of any other Series.

Commonwealth Markets Inc. (the “Manager”), a Delaware corporation formed on January 10, 2019, is a technology and marketing company that operates the Commonwealth Platform and App (“the Platform”). The Manager manages the Company, the assets owned by the Company and the assets of each Series.

The Company sells Units in several separate and individual Series of the Company. Investors in any Series acquire a proportional share of the assets, income and liabilities pertaining to a particular Series. The Manager has the authority to conduct the ongoing operations of each Series in accordance with the Company’s limited liability company agreement, as amended and restated from time to time (the “Operating Agreement”). Unit holders have only the limited voting and management rights provided in the Operating Agreement or required by law.

Going Concern and Capital Resources

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

From inception, the Company has financed business activities through capital contributions from the Manager or its affiliates and incurred operating losses at the Company and Series level. The Company and each Series expect to continue to have access to ample capital financing from the Manager going forward. Until such time as the Series have the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Units in any individual Series. In addition, parts of the proceeds of future offerings may be used to create reserves for future operating expenses for individual Series at the sole discretion of the Manager.

The Company’s and Series’ ability to continue depends upon management’s plan to raise additional funds, capital contributions from the Manager and the ability to consistently maintain profitable operations. These factors, among others, raise substantial doubt about the ability of the Company and each listed Series to continue as a going concern for a reasonable period of time. The consolidated financial statements do not include any adjustments that might be necessary if the Company or any listed Series are not able to continue as a going concern.

Offerings

The Company’s offerings are described in the Offering Circular included in the Offering Statement on Form 1-A attached hereto. Proceeds from the offerings will be used to repay the respective loans or options used to acquire the Thoroughbred assets (See Notes 2 and 3) and pay for other offering related fees and expenses. These will include a fee of $10,000 plus 1% of the amount raised in the offering (excluding any Units purchased by the Manager or its affiliates) payable to the clearing broker upon completion of the offering.

65

COMMONWEALTH THOROUGHBREDS, LLC

Notes to Consolidated Financial Statements, continued

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, all adjustments considered necessary for the fair presentation of the consolidated financial statements for the periods presented have been included.

Any offerings that close of the date of the consolidated financial statements are issued under Tier 2 of Regulation A and qualified under an offering statement. As such, upon the closing of the Series, separate financial statements are presented for each such Series, and each is consolidated in the financial statements of the Company after eliminating inter-company balances and transactions, if any. In the consolidated financial statements, the Commonwealth column includes all transactions non-series related including legal, travel, organization and Commonwealth’s share of racehorse expenses, such as percentage of offerings not closed and horses that have not been series offered.

The June 30, 2022 fiscal year operations, equity changes and cash flows have been included for comparative purposes but have not been audited or reviewed.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near-term due to one or more future confirming events. Accordingly, the actual results could differ significantly from Company estimates.

Risks and Uncertainties

The Company and each listed Series have a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company’s and each listed Series financial condition and the results of their operations.

Cash

The Company considers short-term, highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account.

Certain Series, Swing Shift and Tshiebwe, and the Commonwealth column have negative cash balances at June 30, 2023. These negative balances were caused by the Company using one bank account for all the Series cash activity, and certain Series over-extending on payment of expenses or closing costs. The Manager will fund these negative balances through future capital contributions.

The Manager expects to maintain cash reserves funded from offering proceeds on behalf of each of the Company’s Series to cover the Series’ operating expenses.

Income tax paid during the years ended June 30, 2023 and 2022 amounted to $315,000 and 0, respectively.

As of June 30, 2023 and 2022, the Company has uninsured cash balances of $447,813 and $1,327,384, respectively.

66

COMMONWEALTH THOROUGHBREDS, LLC

Notes to Consolidated Financial Statements, continued

Offering Expenses

Offering Expenses relate to the offering for a specific Series and consist of underwriting, legal, accounting, escrow, compliance, filing and other expenses incurred through the balance sheet date that are directly related to a proposed offering and will generally be charged to member’s equity upon the completion of the proposed offering. Offering expenses that are incurred prior to the closing of an offering for that Series are being funded by the Manager and will generally be reimbursed through the proceeds of the offering related to the Series. The Manager has agreed to limit the reimbursement of offering expenses by each Series to no more than 10% of the offering proceeds. Should the proposed offering prove to be unsuccessful, these costs, as well as additional expenses to be incurred, will be charged to the Manager.

In addition to the discrete offering expenses related to a particular Series, the Manager has also incurred legal, accounting and compliance expenses to set up the legal and financial framework and compliance infrastructure for the marketing and sale of all subsequent offerings. The Manager will receive an Organizational Fee equal to 3.0% of the proceeds received from the offering of each Series of units as reimbursement for these expenses.

Operating Expenses

Operating expenses related to a particular horse include stabling, training, insurance, transportation (other than the initial transportation from the horse’s location to the Manager’s boarding facility prior to the offering, which is treated as an “Acquisition Expense”, as defined below), maintenance, annual audit and legal expenses and other equine-specific expenses as detailed in the Manager’s Allocation Policy. The Company distinguishes between pre-closing and post-closing operating expenses. Operating Expenses are expensed as incurred.

Except as disclosed with respect to any future Series offering, expenses of this nature that are incurred prior to the closing of an offering of Series are funded by the Manager and are not reimbursed by the Company, Series or economic members. These are accounted for as capital contributions by the Manager for expenses related to the business of the Company or a Series.

Upon closing of an offering, a Series becomes responsible for these expenses and finances them either through revenues generated by a Series or available cash reserves at the Series. Should revenues or cash reserves not be sufficient to cover operating expenses the Manager may (a) pay such operating expenses and not seek reimbursement, (b) loan the amount of the operating expenses to the Series at a reasonable rate of interest and be entitled to reimbursement of such amount from future revenues generated by the Series (“Operating Expenses Reimbursement Obligation(s)”), and/or (c) cause additional units to be issued in order to cover such additional amounts.

Operating expenses incurred prior to the offering’s closing will have been borne by the Manager and not reimbursed.

Thoroughbred Assets

Thoroughbred assets are recorded at cost. The cost of the Thoroughbred includes the purchase price, including any deposits paid by the Manager, the Sourcing Fee, Brokerage Fee and “Acquisition Expenses”, including transportation of the asset to the Manager’s stables, pre-purchase medical examinations, pre-offering expenses, and other costs detailed in the Manager’s Allocation Policy.

67

COMMONWEALTH THOROUGHBREDS, LLC

Notes to Consolidated Financial Statements, continued

The Brokerage Fee and Sourcing Fee are paid from the proceeds of any successfully closed offering. Should an offering be unsuccessful, these expenses do not occur. During the year-end ended June 30, 2023, the Company conducted four offerings: Series Mage, Series Tshiebwe, Series Tapicat, and Series Appellate.

Acquisition Expenses related to a particular Series are initially funded by the Manager but may be reimbursed with the proceeds from an offering related to the Series, to the extent described in the applicable offering document. Acquisition Expenses are capitalized into the cost of the horse. Should a proposed offering prove to be unsuccessful, the Company will not reimburse the Manager and these expenses will be accounted as capital contributions.

Depreciation is provided using the straight-line method based on useful lives of the asset. Thoroughbred assets are depreciated using the straight-line method over 36 months with no estimated salvage value. A horse is treated as placed in service upon its acquisition by the Company.

The Company reviews the carrying value of Thoroughbred assets for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the use of the property, and the effects of health, demand, competition, and other economic factors.

Income Taxes

The separate Series have elected and qualify to be taxed as a corporation under the Internal Revenue Code. The separate Series comply with the accounting and disclosure requirement of Accounting Standards Codification (“ASC”) Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Series A-1, the master Series of the Company is taxed as a “partnership” or a “disregarded entity” for federal income tax purposes and will not make any election or take any action that could cause it to be separately treated as an association taxable as a corporation under Subchapter C of the Internal Revenue Code. The Series use a calender year end date for tax filings.

The Company has recorded a tax provision estimate for the Series Country Grammer and Series Mage based on taxable income incurred in 2023 and 2022 for Series Country Grammer. No tax provision has been recorded for any other Series through June 30, 2023, as each is in a taxable loss position and no future tax benefits can be reasonably anticipated.

The Series Country Grammer’s effective tax rate in 2023 is reduced by the 2022 tax return true up.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the Company’s contracts to provide goods to customers. Revenues are recognized when control of the promised goods are transferred to a customer, in an amount that reflects the consideration that the Company expects for those goods. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligation under each of its agreements: 1) identify the contract with the customer, 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. The Company generally recognizes revenues upon earning income from its horses at a point in time. Horse racing revenues are generally recorded on a net basis based

68

COMMONWEALTH THOROUGHBREDS, LLC

Notes to Consolidated Financial Statements, continued

on the lack of a controlling interest in the horse. The Company and Series are entitled to their share of the net earnings from a race.

Racehorse Management

Racehorse management includes horse related expenses such as insurance, photography, stables and training, transportation and veterinary.

Advertising Expenses

The Company expenses advertising costs as they are incurred.

Earnings per Membership Unit

Upon completion of an offering, each Series intends to comply with accounting and disclosure requirement of ASC Topic 260, “Earnings per Share.” For each Series, earnings per membership unit will be computed by dividing net income for that particular Series by the weighted average number of outstanding units in that particular Series during the period. For a period of net loss, basic and diluted earnings per unit are the same as the assumed exercise of stock options and warrants and the conversion of convertible debt are anti-dilutive.

Recent Accounting Pronouncements

The Financial Accounting Standards Board issues updates to amend the authoritative literature in ASC. There have been a number of updates to date that amend the original text of ASC. Management believes that those issued to date that are not yet effective either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable or (iv) are not expected to have a significant impact on the consolidated financial statements.

Reclassifications

The Company has reclassified certain balances in 2022 to conform to the 2023 presentation. The changes did not impact Company or Series member’s equity (deficit) or net income (loss).

NOTE 3 – RELATED PARTY TRANSACTIONS

The Manager paid a total of $20,300 and $16,800 of rent expense on behalf of the Company during the years ended June 30, 2023 and 2022. Additionally, the Manager incurred professional fees of $315,475 and $151,290 on behalf of the Company during the years ended June 30, 2023 and 2022, respectively, to support the Company.

As of June 30, 2023 and 2022, the Company has an advance to the Manager of $153,533 and $26,250, respectively. During the year end ended June 30, 2023 and 2022, executives of the Manager provided services to the Company for no specific compensation at the Manager level or Company level. Management expects in the future these executive services will be compensated through the management fee (see Note 5).

69

During the years ended June 30, 2023 and 2022, the Manager forgave $17,897 and $12,500, respectively of debt.

As of June 30, 2023 and 2022, the Company had a related party debt of $226,634 and $3,833, respectively, with associated accrued interest of $11,204 and $2,184, respectively.

On June 12, 2021, the Company executed a $53,623 note with the Manager to finance the purchase of a 33% interest in the filly, I Got A Gal. The note accrued interest at 1.58% and was due within 10 business days of the closing or termination of the Series I Got A Gal offering. As the offering proceeds did not entirely retire the note, the unpaid balance was converted into Series I Got A Gal units at the price per unit as sold in the offering.

On August 8, 2022, the Company acquired a 25% undivided interest in the colt Mage from Marquee Farms, LLC for a purchase price of $72,500. The Company funded the purchase with a $72,500 loan from the Manager. The convertible promissory note issued by the Company to the Manager provided that the principal amount of the loan is $72,500 plus the Company’s pro rata share of boarding, care, and training expenses for the Thoroughbred paid by the Manager through the date of the closing of the Series Offering. The note accrued interest at the applicable federal rate for debts compounding annually, which was 2.88% for August 2022. The balance of the convertible promissory note $5,867 was forgiven.

On August 8, 2022, the Company acquired a 10% undivided interest in the colt Tshiebwe from WinStar Farms, LLC for a purchase price of $47,500. The Company funded the purchase with a $47,500 loan from the Manager. The convertible promissory note issued by the Company to the Manager provided that the principal amount of the loan is $47,500 plus the Company’s pro rata share of boarding, care, and training expenses for the Thoroughbred paid by the Manager through the date of the closing of the Series Offering. The note accrued interest at the applicable federal rate for debts compounding annually, which was 2.88% for August 2022. The balance of the convertible promissory note of $9,787 was forgiven.

On August 12, 2022, the Company acquired a 30% undivided interest in the filly Kissed by Fire from Exline-Border Racing LLC for a purchase price of $105,000. The Company funded the purchase with a loan from the Manager. The promissory note issued by the Company to the Manager provided that that principal amount of the loan is $105,000 plus the Company’s pro rata share of boarding, care, and training expenses for the Thoroughbred paid by the Manager through the date of the closing of the Series Offering. The note accrued interest at the applicable federal rate for debts compounding annually, which was 2.88% for August 2022. The balance on the convertible promissory note is $51,806 at June 30, 2023.

On August 30, 2022, the Company acquired a 10% undivided interest in the colt Pensacola, from Winstar Farms LLC for a purchase price of $60,000. The Company funded the purchase with a $60,000 loan from the Manager. The convertible promissory note issued by the Company to the Manager provides that the principal amount of the loan is $60,000 plus the Company’s pro rata share of boarding, care, and training expenses for the Thoroughbred paid by the Manager through the date of the closing of the Series Offering. The Note bears interest at the applicable federal rate for debts compounding annually, which was 2.88% for August 2022. The Company plans to offer Units in a Series Pensacola Offering in the future. The balance on the note is $60,000 at June 30, 2023.

On September 23, 2022, the Company acquired a 30% undivided interest in an unnamed filly (“Constitution Filly”) from Medallion Racing for a purchase price of $75,000. The Company funded the purchase with a $75,000 loan from the Manager. The convertible promissory note issued by the Company to the Manager provides that that principal amount of the loan is $75,000 plus the Company’s pro rata share of boarding, care, and training expenses for the Thoroughbred paid by the Manager through the date of the closing of the Series Offering. The Note bears interest at the applicable federal rate for debts compounding annually, which was 3.05% for September 2022. The current outstanding balance on the convertible promissory note is $2,828 at June 30, 2023.

On September 23, 2022, the Company acquired a 40% undivided interest in an unnamed filly (“Medaglia Filly”) from Medallion Racing for a purchase price of $60,000. The Company funded the purchase with a $60,000 loan from the Manager. The convertible promissory note issued by the Company to the Manager provides that that principal amount of the loan is $60,000 plus the Company’s pro rata share of boarding, care, and training expenses for the Thoroughbred paid by the Manager through the date of the closing of the Series Offering. The Note bears interest at the applicable federal rate for debts compounding annually, which was 3.05% for September 2022. The Offering by Series Medaglia Filly expired on March 29, 2023, prior to the sale of any units. The balance on the convertible promissory note is $60,000 at June 30, 2023.

70

On January 18, 2023, the Company acquired a 20% undivided interest in Bipartisanship from Magna Carta LLC for a purchase price of $52,000. The Company funded the purchase with a $52,000 loan from the Manager. The convertible promissory note issued by the Company to the Manager provides that principal amount of the loan is $52,000 plus the Company’s pro rata share of boarding, care, and training expenses for the Thoroughbred paid by the Manager through the date of the closing of the Series Offering. The note bears interest at the applicable federal rate for debts compounding annually, which was 3.85% for January 2023. The balance on the note at June 30, 2023 is $52,000.

During the year ended June 30, 2023 and 2022, the Company incurred offering costs associated with series offering of $155,659 and $111,534, respectively, with amounts ultimately remitted to the Manager.

During the year ended June 30, 2023 and 2022, the Company incurred management fees associated with Series horse winnings of $138,459 and $102,896, respectively, with amounts ultimately remitted to the Manager.

NOTE 4 – THOROUGHBRED ASSETS

Name	Horse Asset plus Acquisition Cost at June 30, 2023	Less: Depreciation through June 30, 2023	Total
Series Country Grammer	30,351	12,444	17,907
Series Kissed by Fire	105,000	20,591	84,409
Series Mage	85,056	12,741	72,315
Series Tshiebwe	54,065	8,525	45,540
Series Appellate	77,000	19,200	57,800
Series Tapicat	63,500	5,000	58,500
Series We The People	28,819	10,834	17,985
Commonwealth	346,999	47,937	299,062
Total	$790,790	$137,272	$653,518

Name	Horse Asset plus Acquisition Cost at June 30, 2022	Less: Depreciation through June 30, 2022	Total
Series I Got A Gal	$56,214	$18,755	$37,459
Series Country Grammer	19,837	4,509	15,328
Series Pine Valley	18,005	3,384	14,621
Series Swing Shift	56,028	6,036	49,992
Series We The People	27,213	2,689	24,524
Total	$177,297	$35,373	$141,924

71

On January 12, 2022, Series Country Grammer and WinStar sold a 50% undivided interest in Country Grammer to Zedan Racing Stables Inc. (“Zedan”) for total consideration of $875,000. Following the sale, the ownership interests in Country Grammer are Zedan 50%; WinStar 35%; Commonwealth Thoroughbreds Series Country Grammer 14.7%, and the Manager 0.3%. The Company recorded a gain on sale of $244,000 on this transaction during the year ended June 30, 2022.

On February 26, 2022, Country Grammer placed second in the Saudi Cup which featured a $20 million purse. On March 26, 2022, Country Grammer won the Dubai World Cup which featured a $12 million purse. Country Grammer has collective earnings in 2022 of approximately $10.5 million from the two races. As a result, Series Country Grammer received approximately $1.1 million from the net race winnings during the first six months of 2022.

On July 12, 2022, Swing Shift was sold at the 2022 Fasig-Tipton July sale for a gross sale price of $150,000.

On August 8, 2022, the Company acquired a 25% undivided interest in a Thoroughbred, Mage, from Marquee Bloodstock for a purchase price of $72,000.

On August 23, 2022, the Company acquired a 10% undivided interest in a Thoroughbred, Tshiebwe, from Winstar for a purchase price of $47,500.

On August 24, 2022, the Company acquired a 30% undivided interest in a Thoroughbred, Kissed by Fire, from Exline-Border Racing for a purchase price of $105,000.

On August 30, 2022, the Company acquired a 10% undivided interest in a Thoroughbred, Pensacola, from Winstar for a purchase price of $60,000.

On September 23, 2022, the Company acquired a 40% undivided interest in a yearling, Medaglia Filly, from Medallion Racing for a purchase price of $60,000. On that date, the Company also acquired a 30% undivided interest in a yearling, Constitution Filly, from Medallion Racing for a purchase price of $75,000.

In November, 2022, Pine Valley was sold at the 2022 Keeneland November HOAA sale for a gross sale price of $60,000. (Pro rata share to Series was $3,341, a loss was recorded and proceeds were collected after December 31, 2022).

On January 18, 2023, the Company acquired a 20% undivided interest in Bipartisanship from Magna Carta LLC for a purchase price of $52,000.

On February 25, 2023, Country Grammer placed second in the Saudi Cup which featured a $20 million purse.

On March 25, 2023, Country Grammer placed seventh in the Dubai World Cup which featured a $12 million purse.

On April 1, 2023, Mage placed second in the Florida Derby at Gulstream Park which featured a $1 million purse.

On April 15, 2023, I Got a Gal was sold at the 2023 Fasig-Tipton April HOAA sale for a gross sale price of $20,000.

On April 26, 2023, the Company acquired an option to purchase up to a 25% undivided interest in Justify `21 from Gandharvi. The target purchase price is $191,625. The option expires July 28, 2024.

On May 6, 2023, Mage won the Kentucky Derby at Churchill Downs which featured a $3 million purse.

On May 20, 2023, Mage placed third in the Preakness at Pimlico which featured a $1.6 million purse.

On June 13, 2023, the Company acquired a 25% undivided interest in the Thoroughbred Head of The Class and issued a nonrecourse promissory note in the principal amount of $175,000 to the seller, WinStar Farm, LLC, which bears interest at 6.0%. The note is due at the earliest of a Series offering of at least $296,250 or December 31, 2023.

72

NOTE 5 – REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY

The Company distinguishes expenses and costs between those related to the purchase of a particular Thoroughbred asset and operating expenses related to the management of that asset.

Fees and expenses related to the purchase of an underlying Thoroughbred asset include the offering expenses, acquisition expenses, Brokerage Fee and Sourcing Fee.

Within operating expenses, the Company distinguishes between operating expenses incurred prior to the closing of an offering and those incurred after the close of an offering. Although these pre- and post- closing operating expenses are similar in nature and consist of expenses such as stabling, training, insurance and transportation, pre-closing operating expenses are borne by the Manager and may or may not be reimbursed by the Company or the economic members of the Series, as outlined within that particular Series Designation. Post-closing operating expenses are the responsibility of each Series and may be financed through (i) revenues generated by the Series or cash reserves at the Series; (ii) contributions made by the Manager, for which the Manager does not seek reimbursement; (iii) loans by the Manager, for which the Manager may charge a reasonable rate of interest; or (iv) issuance of additional Units in a Series.

Allocation of revenues and expenses and costs are made amongst the various Series in accordance with the Manager’s allocation policy. The Manager’s allocation policy requires items that are related to a specific Series be charged to that specific Series. Items not related to a specific Series are primarily held at the Commonwealth level with series expenses allocated to Series that close during the period, as stated in the Manager’s allocation policy and as reasonably determined by the Manager. The Manager may amend its allocation policy in its sole discretion from time to time.

NOTE 6 - DISTRIBUTIONS AND MANAGEMENT FEES

As compensation for identifying and exploring acquisition opportunities, conducting due diligence evaluations of potential Thoroughbred assets, negotiating, and structuring the terms and conditions of acquisitions and other related functions, the Manager will be paid a fee of up to 15% of the cost of acquiring the Thoroughbred Asset from the proceeds of each offering at closing.

As compensation for the services provided by the Manager, the Management Services Agreements for Series other than Series Country Grammer provide that, during a Series Thoroughbred’s racing career, the Manager will be paid a management fee equal to 10% of net winnings after fees customarily withheld from purses by the horsemen’s bookkeeper prior to distribution of net purses earned, which will become due and payable to the Manager when released by the track at which the race took place and the purse was earned. After the Series Thoroughbred retires from racing, the Manager will be paid a quarterly fee equal to 10% of any Free Cash Flow generated by the Series, payable at the time there is a distribution of Free Cash Flow to Unit Holders of the Series. For Series Country Grammer, the Manager is entitled to a quarterly fee equal to 10% of any Free Cash Flow generated by the Series, which will only become due and payable at the time there is a distribution of Free Cash Flow to Unit Holders of the Series.

The Management Agreements for future Series will provide for the following management fees:

●	A training management fee equal to 10% of the training expenses, payable from the offering proceeds at the time training expenses are incurred. The maximum amount of the management training fee is 10% of the amount reserved for payment of training expenses and working capital contingencies.

●	During a Series Thoroughbred’s racing career the Manager will be paid a fee equal to 10% of net winnings after fees customarily withheld from purses by the horsemen’s bookkeeper prior to distribution of net purses earned, which will become due and payable to the Manager when released by the track at which the race took place, and the purse was earned. The percentage will increase to 20% (excluding Series Country Grammer) once the aggregate amount of distributions to Series Unit holders from racing and asset sale activities equals the amount of offering proceeds received by the Series.

●	After the Series Thoroughbred retires from racing, the Manager will be paid a quarterly fee equal to a percentage of any Series Revenue generated by the Series, payable at the time there is a distribution of Series Revenue to Unit Holders of the Series, as described in Distribution Rights below. The percentage will be 10% until the aggregate amount of distributions to Series Unit holders from racing, breeding, and asset sale activities equals the amount of offering proceeds received by the Series, at which time the percentage will increase to 20%. “Series Revenue” means the cash received by the Series from racing, breeding, and asset sale activities.

73

COMMONWEALTH THOROUGHBREDS, LLC

Notes to Consolidated Financial Statements, continued

NOTE 7 - MEMBER’S EQUITY

Series Subscriptions

As of June 30, 2023, gross subscriptions and units were as follows.

Series Name	Units Offered	Units Tendered	Units owned by Manager	Subscription Amount*
Series I Got A Gal	2,966	2,842	44	$142,100
Series Pine Valley	1,336	823	28	41,150
Series Country Grammer	2,277	2,227	50	111,350
Series Appellate	3,910	3,672	238	183,600
Series Kissed by Fire	4,455	2,098	2,357	104,900
Series Mage	3,428	3,277	151	163,850
Series Tapicat	3,142	3,070	72	153,500
Series Tshiebwe	2,101	2,094	3	104,700
Series Swing Shift	2,214	2,180	45	109,000
Series We The People	1,289	1,266	26	63,300
Total	27,118	23,549	3,014	$1,177,450

*Excludes distributions and closing costs.

During the year ended June 30, 2023, the Compnay had to return funds after March 30, 2023 back to shareholders. The Series below had returned funds.

-	Series Kissed by Fire
-	Series Mage
-	Series Tapicat
-	Series Tonasah/Grazia

The members of each of the Company’s Series have certain rights with respect to the membership Series they are subscribed to. Each Series generally holds a single Thoroughbred asset. A Series member is entitled to their pro rata share of the net profits derived from the Series asset after deduction of expense allocations and direct expenses attributable to the underlying series asset, based on their percentage of the total outstanding membership interest in that Series.

74

In February 2022, the Company conducted multiple closings of the Series Swing Shift Offering, receiving offering proceeds of $102,850, issuing 2,057 Units, and acquiring a 9.3% interest in Swing Shift.

On February 22, 2022, the Company conducted an initial closing of the Series We The People Offering, accepting subscriptions in the amount of $59,600, issuing 1,192 Units, and acquiring a 9.3% interest in We The People.

On March 1, 2022, the Company elected to terminate the Series Winged Foot Offering. The Company did not solicit and received no subscriptions for Series Winged Foot Units, and the option expired.

From January 4, 2023 through March 29, 2023, the Company completed a series of closings of the Series Mage Offering, accepting subscriptions in the amount of $163,850 and issuing 3,277 Units as of the date of this report, representing 95.6% of the maximum offering amounts. Offering proceeds were then used to pay 23.9% of the principal of the Company’s note to the Manager. The Manager acquired a 1.1% interest in Mage.

In February 2023, the Company completed the Series Tshiebwe Offering, receiving offering proceeds of $104,700, or 99.97% of the maximum offering amount. Series Tshiebwe issuing 2,094 Units and acquired a 9.97% interest in Tshiebwe. Offering proceeds were then used to pay 99.97% of the principal of the Company’s note to the Manager, and the $9,787 unpaid balance was converted into 7 Units issued to the Manager.

On February 20, 2023, the Company held a closing of the Series Kissed by Fire Offering, receiving offering proceeds totaling $104,900, or 47.1% of the maximum offering amount. Series Kissed by Fire issued 2,098 Units and acquired an 11.77% interest in Kissed by Fire. Offering proceeds were then used to pay 47.1% of the principal of the Company’s note to the Manager.

On February 26, 2023, the Company held a closing of the Series Constitution Filly Offering, receiving offering proceeds of $183,600, or 93.9% of the maximum offering amount. Series Constitution Filly issued 3,672 Units and acquired a 23.5% interest in Constitution Filly. Offering proceeds were used to pay 95.82% of the principal of the Company’s note to the Manager.

NOTE 8 - MEMBER CONTRIBUTIONS

Member contributions primarily reflect the assumption of payables that support the Company’s operating results. Constructive payments made by the member on behalf of the Company have been included in the statement of cash flows as financing activities. The Company has treated the other member contributions as noncash activity to better reflect the actual cash movement that benefited the Company. The member contributions during the year ended June 30, 2023 and 2022 were are as follows:

	2023	2022
Other operating expenses incurred by the member (b)	$189,614	$82,954
Operating expenses paid directly by the member (a)	148,520	53,806
Member cash contributions	2	6,779
Debt forgiveness	17,896	27,744
Total	$356,032	$171,283

(a)	Included in consolidated statements of cash flows.

(b)	Added back in operating section of the consolidated statements of cash flows to arrive at net cash used in operating activities.

NOTE 9 – SUBSEQUENT EVENTS

Management has evaluated subsequent events from June 30, 2023 through October 30, 2023, the date the consolidated financial statements were available to be issued. Based on this evaluation, other than the disclosure below, no additional material events were identified which require adjustment or disclosure in the consolidated financial statements.

On July 10, 2023, the Company sold Series Tshiebwe at the 2023 Fasig-Tipton July Sale for net sale of $12,767 and recorded a loss on sale of approximately $30,000.

On July 31, 2023, the Company executed Tonasah Filly purchase option for $89,000 for an acquired interest of 25%. This will be repaid either from the re-offering of Tonasah Filly or from the Manager.

On September 7, 2023, the co-owners of Country Grammer, Zedan Racing Stables, Winstar Farm and Commonwealth Thoroughbreds, jointly announced that Country Grammer be retired and will stand the 2024 breeding season at Winstar Farm.

On September 23, 2023, the Company announced that Mage’s owners sold the breeding rights to Airdrie Stud, Inc.

On October 10, 2023, the Company acquired a 40% undivided interest in Asean for a purchase price of $112,000. The Company funded 33% of the purchase price ($37,000) that was paid for by the Manager. 67% of the purchase price ($75,000) was funded by ORR 2022, LLC (“Ocean Reef Racing”) through a convertible promissory note issued by ORR 2022, LLC to the Company. Another convertible promissory note was issued between the Company and the Manager for 33% of the principal loan amount of $37,000.

75

Report of Independent Auditors

Manager

Commonwealth Thoroughbreds LLC

Lexington, Kentucky

Opinion

We have audited the consolidated financial statements of Commonwealth Thoroughbreds LLC, and each listed Series, which comprise the consolidated balance sheets as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in member’s equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements)

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Commonwealth Thoroughbreds LLC and each listed Series as of December 31, 2021 and 2020, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Commonwealth Thoroughbreds LLC and each listed Series and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We are required to be independent with respect to the Company and each listed Series in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the American Institute of Certified Public Accountants’ Code of Professional Conduct. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About Commonwealth Thoroughbreds LLC’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that Commonwealth Thoroughbreds LLC and each listed Series will continue as a going concern. As discussed in Note 1 to the financial statements, Commonwealth Thoroughbreds LLC has suffered recurring losses from operations and has stated that substantial doubt exists about the Company’s and each listed Series’ ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Emphasis of Matter

The Company has changed the presentation of its financial statements in the accompanying financial statements to reflect individual Series’ results in a consolidating format. This change in presentation did not change the total consolidated results reflected in the 2021 and 2020 financial statements noted in our report dated July 22, 2022.

76

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Commonwealth Thoroughbreds LLC’s and each listed Series ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

Other Matters

The Company has included additional financial statements due to change in its fiscal year end to June 30. The June 30, 2022 statements of operations, changes in member’s equity and cash flows along with associated disclosures have been included for comparative purposes but have not been audited or reviewed. Additionally, the six-month period ended June 30, 2022 statements of operations, changes in member’s equity and cash flows have been included without associated disclosures. Our audit report relative to these stub period financial statements was included in the 1-K Transition Report dated June 28, 2023.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Commonwealth Thoroughbreds LLC’s, and each listed Series internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Commonwealth Thoroughbreds LLC’s, and each listed Series, ability to continue as a going concern for a reasonable period of time.

Auditor’s Responsibilities for the Audit of the Financial Statements, continued

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Lexington, Kentucky

June 28, 2023

77

COMMONWEALTH THOROUGHBREDS, LLC

Consolidated Balance Sheet as of December 31, 2021

Series	Country Grammer	I Got a Gal	Steinbeck	Pine Valley	Commonwealth	Consolidated
Assets
Current Assets
Cash	$37,634	$39,150	$12,925	$14,722	$7,638	$112,069
Accounts receivables	-	14,636	2,422	-	3,541	20,599
Other current assets	-	171	-	-	-	171
Total Current Assets	37,634	53,957	15,347	14,722	11,179	132,839
Long-term Assets
Thoroughbred assets, net	36,846	46,273	-	17,328	1,752	102,199
Total Assets	$74,480	$100,230	$15,347	$32,050	$12,931	$235,038

Liabilities and Member’s Equity
Current Liabilities
Accounts payable	$3,788	$3,830	$2,174	$984	$30,977	$41,753
Accrued interest - related party	-	469	-	-	866	1,335
Notes payable – related party	-	25,835	-	-	22,500	48,335
Total Current Liabilities	3,788	30,134	2,174	984	54,343	91,423
Member’s Equity
Membership interest	15,439	6,243	10,844	8,271	712,926	753,723
Subscription in series, net	77,232	61,296	38,771	32,182	-	209,481
Retained earnings (deficit)	(21,979)	2,557	(36,442)	(9,387)	(754,338)	(819,589)
Total Member’s Equity	70,692	70,096	13,173	31,066	(41,412)	143,615
TOTAL LIABILITIES AND MEMBER’S EQUITY	$74,480	$100,230	$15,347	$32,050	$12,931	$235,038

See accompanying report of independent auditors and notes to the consolidated financial statement.

78

COMMONWEALTH THOROUGHBREDS, LLC

Consolidated Balance Sheet as of December 31, 2020

Series
Assets
Current Assets
Cash	$8,017
Total Current Assets	8,017
Long-term Assets
Thoroughbred assets, net	20,471
Total Assets	28,488

Liabilities and Member’s Equity
Current Liabilities
Accrued interest - related party	$539
Notes payable – related party	27,500
Total Current Liabilities	28,039
Member’s Equity
Membership interest	463,409
Subscription in series’ net	-
Retained earnings (deficit)	(462,960)
Total Member’s Equity	449
TOTAL LIABILITIES AND MEMBER’S EQUITY	$28,488

*There were no series in 2020.

See accompanying report of independent auditors and notes to the consolidated financial statements.

79

COMMONWEALTH THOROUGHBREDS, LLC

Consolidated Statement of Operations for the Year Ended December 31, 2021

Series	Country Grammer	I Got a Gal	Steinbeck	Pine Valley	Commonwealth	Consolidated

Revenues	$-	$14,636	$1,177	$915	$7,102	$23,830
Operating Expenses
Racehorse management	3,301	1,473	1,037	1,354	77,853	85,018
Legal & professional fees	15,439	8,166	10,844	8,271	183,757	226,477
Loss (gain) on disposal	-	-	25,330	-	(4,114)	21,216
General and administrative	-	-	-	-	7,101	7,101
Depreciation	3,239	1,971	408	677	32,640	38,935
Total Operating Expenses	21,979	11,610	37,619	10,302	297,237	378,747
Operating Income/(Loss)	(21,979)	3,026	(36,442)	(9,387)	(290,135)	(354,917)
Interest expense	-	(469)	-	-	(1,407)	(1,876)
Other income	-	-	-	-	164	164
Net Income / (Loss)	$(21,979)	$2,557	$(36,442)	$(9,387)	$(291,378)	$(356,629)

Income (loss) per Membership Interest
Basic	$(11)	$2	$(36)	$(11)	n/a	n/a

Weighted Average Membership Interests
Basic	1,942	1,537	1,023	823	n/a	n/a

Net Gain (Loss) Per Unit:
Basic	n/a	n/a	n/a	n/a	n/a	$(7,133)

Weighted Number of Units Outstanding:
Basic	n/a	n/a	n/a	n/a	n/a	50

See accompanying report of independent auditors and notes to the consolidated financial statements.

80

COMMONWEALTH THOROUGHBREDS, LLC

Consolidated Statement of Operations for the Year Ended December 31, 2020

Series*

Revenues	$-
Operating expenses
Racehorse management	35,637
Legal & professional fees	87,883
General and administrative	4,201
Depreciation	10,393
Total Operating Expenses	138,114

Operating Income/(Loss)	(138,114)
Interest expense	(496)
Net Income / (Loss)	$(138,610)

Net Gain (Loss) Per Unit:
Basic	$(2,772)
Weighted Number of Units Outstanding:
Basic	50

*There were no series in 2020.

See accompanying report of independent auditors and notes to the consolidated financial statements.

81

COMMONWEALTH THOROUGHBREDS, LLC

Consolidated Statement of Cash Flows for the Year Ended December 31, 2021

Series	Country Grammer	I Got a Gal	Steinbeck	Pine Valley	Commonwealth	Consolidated
Operating Activities
Net income / (loss)	$(21,979)	$2,557	$(36,442)	$(9,387)	$(291,378)	$(356,629)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Loss (gain) on disposal of Thoroughbreds	-	-	25,330	-	(4,114)	21,216
Member contribution	15,439	6,243	10,844	8,271	156,205	197,002
Depreciation	3,239	1,971	408	677	32,640	38,935
Increase (Decrease) in cash due to changes in:
Operating assets and liabilities	1,956	(4,075)	(12,351)	164	31,955	17,649
Net cash provided by (used in) operating activities:	(1,345)	6,696	(12,211)	(275)	(74,692)	(81,827)

Investing Activities
Purchase of Thoroughbred Assets	(40,085)	(2,590)	(29,658)	(18,005)	-	(90,338)
Proceeds from Sale of Thoroughbred Asset	-	-	15,000	-	1,245	16,245
Net cash (used in) provided by investing activities	(40,085)	(2,590)	(14,658)	(18,005)	1,245	(74,093)

Financing Activities
Payments on notes payable – related parties	-	(27,788)	-	-	(5,000)	(32,788)
Subscriptions received in series, net	79,064	62,832	39,794	33,002	-	214,692
Member contributions	-	-	-	-	78,068	78,068
Net cash provided by financing activities	79,064	35,044	39,794	33,002	73,068	259,972

Net cash increase (decrease) for the year	37,634	39,150	12,925	14,722	(379)	104,052
Cash at beginning of year	-	-	-	-	8,017	8,017
Cash at end of year	$37,634	$39,150	$12,925	$14,722	$7,638	$112,069

Thoroughbred assets obtained through notes payable	$-	$53,623	$-	$-	$73,500	$127,123
Related party debt and accrued interest removed through equity					15,244	15,244
Offering expenses included in accounts payable	1,832	1,536	1,023	820	-	5,211

See accompanying report of independent auditors and notes to the consolidated financial statements.

82

COMMONWEALTH THOROUGHBREDS, LLC

Consolidated Statement of Cash Flows for the Year Ended December 31, 2020

Operating Activities
Net income / (loss)	$(138,610)
Adjustments to reconcile net loss to net cash used in operations:
Member contribution	30,076
Depreciation	10,393
Increase (Decrease) in cash due to changes in:
Operating assets and liabilities	487
Net cash provided by (used in) operating activities:	(97,654)
Investing Activities
Capital expenditure	(1,500)
Net cash (used in) provided by investing activities	(1,500)

Financing Activities
Member contributions	105,115
Net cash provided by financing activities	105,115
Net cash increase (decrease) for the year	5,961
Cash at beginning of year	2,056
Cash at end of year	$8,017

Thoroughbred assets obtained through notes payable	$20,000

See accompanying report of independent auditors and notes to the consolidated financial statements.

83

COMMONWEALTH THOROUGHBREDS, LLC

Consolidated Statement of Changes in Members’ Equity for the Year Ended December 31, 2021

	Series	Country Grammer	I Got a Gal	Steinbeck	Pine Valley	Commonwealth	Consolidated
Balance January 1, 2021	Membership Interest	$-	$-	$-	$-	$463,409	$463,409
	Member Contribution	15,439	6,243	10,844	8,271	249,517	290,314
Balance December 31, 2021	Membership Interest	$15,439	$6,243	$10,844	$8,271	$712,926	$753,723

Balance January 1, 2021	Subscription in Series, net	$-	$-	$-	$-	$-	$-
	Subscriptions received in series, net of offering expenses	77,232	61,296	38,771	32,182	-	209,481
Balance December 31, 2021	Subscription in Series, Net	$77,232	$61,296	$38,771	$32,182	$-	$209,481

Balance January 1, 2021	Retained Earnings (Deficit)	$-	$-	$-	$-	$(462,960)	$(462,960)
	Net Income (loss)	(21,979)	2,557	(36,442)	(9,387)	(291,378)	(356,629)
Balance December 31, 2021	Retained Earnings (Deficit)	$(21,979)	$2,557	$(36,442)	$(9,387)	$(754,338)	$(819,589)

Balance January 1, 2021	Total Equity	$-	$-	$-	$-	$449	$449
	Changes noted above	70,692	70,096	13,173	31,066	(41,861)	143,166
Balance December 31, 2021	Total Equity	$70,692	$70,096	$13,173	$31,066	$(41,412)	$143,615

See accompanying report of independent auditors and notes to the consolidated financial statements.

84

COMMONWEALTH THOROUGHBREDS, LLC

Consolidated Statement of Changes in Members’ Equity for the Year Ended December 31, 2020

Balance, December 31, 2019		$3,868
	Member contribution	135,191
	Net loss	(138,610)
Balance, December 31, 2020		$449

See accompanying report of independent auditors and notes to the consolidated financial statements.

85

NOTE 1 - NATURE OF OPERATIONS

Description of Organization and Business Operations

Commonwealth Thoroughbreds LLC (the “Company”) is a Delaware series limited liability company formed on June 12, 2019, and headquartered in Lexington, Kentucky. Commonwealth Markets Inc. is the sole owner of units of membership interest of the Company. The Company was formed to engage in the business of acquiring and managing Thoroughbred racehorses and related equine breeding and sales activities. The Company creates several separate Series of membership interests (the “Series” or “Series”), and different Thoroughbred assets are owned by separate Series, and that the assets and liabilities of each Series are separate in accordance with Delaware law. Investors acquire units of membership interest (“Units”) of a Series and are entitled to share in the return of that particular Series but are not entitled to share in the return of any other Series.

Commonwealth Markets Inc. (the “Manager”), a Delaware corporation formed on January 10, 2019, is a technology and marketing company that operates the Commonwealth Platform and App (“the Platform”). The Manager manages the Company, the assets owned by the Company and the assets of each Series.

The Company sells Units in several separate and individual Series of the Company. Investors in any Series acquire a proportional share of the assets, income and liabilities pertaining to a particular Series. The Manager has the authority to conduct the ongoing operations of each Series in accordance with the Company’s limited liability company agreement, as amended and restated from time to time (the “Operating Agreement”). Unit holders have only the limited voting and management rights provided in the Operating Agreement or required by law.

Going Concern and Capital Resources

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception through December 31, 2021. The Company has a net loss of $356,629 for the year ended December 31, 2021 and has retained deficit of $819,589 as of December 31, 2021. The Company lacks liquidity to satisfy obligations as they come due.

Through December 31, 2021, minimal revenues have been generated through the utilization of underlying Thoroughbred assets. See Note 7 for subsequent sales activity.

From inception, the Company has financed business activities through capital contributions from the Manager or its affiliates. The Company and each Series expect to continue to have access to ample capital financing from the Manager going forward. Until such time as the Series have the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Units in any individual Series. In addition, parts of the proceeds of future offerings may be used to create reserves for future Operating Expenses for individual Series at the sole discretion of the Manager.

The Company’s and Series’ ability to continue depends upon management’s plan to raise additional funds, capital contributions from the Manager and the ability to achieve profitable operations. These factors, among others, raise substantial doubt about the ability of the Company and each listed Series to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments that might be necessary if the Company or any Series are not able to continue as a going concern.

Offerings

The Company’s offerings are described in the Offering Circular included in the Offering Statement on Form 1-A POS filed with the SEC. Proceeds from the offerings will be used to repay the respective loans or options used to acquire the Thoroughbred assets (See Notes 2 and 3) and pay for other offering related fees and expenses. These will include a one-time FINRA fee of $10,000 as well as a $1,000 1-A POS fee per Series with a 1% of the amount raised in the offering (excluding any Units purchased by the Manager or its affiliates) payable to the clearing broker upon completion of the offering.

86

COMMONWEALTH THOROUGHBREDS, LLC

Notes to Consolidated Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). In the opinion of management, all adjustments considered necessary for the fair presentation of the consolidated financial statements for the years presented have been included.

Any offerings that close of the date of the financial statements are issued under Tier 2 of Regulation A and qualified under an offering statement. As such, upon the closing of the Series, separate financial statements are presented for each such Series, and each is consolidated in the financial statements of the Company after eliminating inter-company balances and transactions, if any.

In the consolidated financials statements, the Commonwealth column includes all transactions non-series related including legal, travel, organization and Commonwealth Thoroughbreds share of racehorse expenses like percentage of offerings not closed and horses that have not been series offered.

In the attached consolidated financial statements, the Company has changed its presentation from previously filed financial statements. Each Series’ net financial position, operating results and cash flow are now presented separately. The consolidated results have not changed from the results previously filed for the periods presented. The results for the year ended December 31, 2020 did not contain any Series activity.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting year.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near-term due to one or more future confirming events. Accordingly, the actual results could differ significantly from Company estimates.

Risks and Uncertainties

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include: recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operations.

Cash

The Company considers short-term, highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account.

Receivables and Credit Policy

Account receivables from customers are uncollateralized customers obligations due under normal trade terms. Account receivables are stated at the amount due from race winnings and horse sales. Payments of account receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customers. As a result, the Company believes that its accounts receivable credit risk exposure is limited, and it has not experienced significant write-downs in its accounts receivable balances. As of December 31, 2021 and 2020, the Company had no allowance against its accounts receivable.

Offering Expenses

Offering Expenses relate to the offering for a specific Series and consist of underwriting, legal, accounting, escrow, compliance, filing and other expenses incurred through the balance sheet date that are directly related to a proposed offering and will generally be charged to member’s equity upon the completion of the proposed offering. Offering expenses that are incurred prior to the closing of an offering for that Series are being funded by the Manager and will generally be reimbursed through the proceeds of the offering related to the Series. The Manager has agreed to limit the reimbursement of offering expenses by each Series to no more than 10% of the offering proceeds. Should the proposed offering prove to be unsuccessful, these costs, as well as additional expenses to be incurred, will be charged to the Manager.

87

COMMONWEALTH THOROUGHBREDS, LLC

Notes to Consolidated Financial Statements

In addition to the discrete Offering Expenses related to a particular Series, the Manager has also incurred legal, accounting and compliance expenses to set up the legal and financial framework and compliance infrastructure for the marketing and sale of all subsequent offerings. The Manager will receive an Organizational Fee equal to 3.0% of the proceeds received from the offering of each Series of units as reimbursement for these expenses.

Operating Expenses

Operating Expenses related to a particular horse include stabling, training, insurance, transportation (other than the initial transportation from the horse’s location to the Manager’s boarding facility prior to the offering, which is treated as an “Acquisition Expense”, as defined below), maintenance, annual audit and legal expenses and other equine-specific expenses as detailed in the Manager’s Allocation Policy. The Company distinguishes between pre-closing and post-closing Operating Expenses. Operating Expenses are expensed as incurred.

Except as disclosed with respect to any future Series offering, expenses of this nature that are incurred prior to the closing of an offering of Series are funded by the Manager and are not reimbursed by the Company, Series or economic members. These are accounted for as capital contributions by the Manager for expenses related to the business of the Company or a Series.

Upon closing of an offering, a Series becomes responsible for these expenses and finances them either through revenues generated by a Series or available cash reserves at the Series. Should revenues or cash reserves not be sufficient to cover Operating Expenses the Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the Series at a reasonable rate of interest and be entitled to reimbursement of such amount from future revenues generated by the Series (“Operating Expenses Reimbursement Obligation(s)”), and/or (c) cause additional units to be issued in order to cover such additional amounts. Operating expenses incurred prior to the offering’s closing will be borne by the Manager and not reimbursed.

Thoroughbred Assets

Thoroughbred assets are recorded at cost. The cost of the Thoroughbred includes the purchase price, including any deposits paid by the Manager and “Acquisition Expenses”, including transportation of the asset to the Manager’s stables, pre-purchase medical examinations, pre-offering expenses, and other costs detailed in the Manager’s Allocation Policy.

On March 27, 2021, the Company acquired an option to purchase up to a 30% undivided interest in a Thoroughbred, Country Grammer, from WinStar Farm, LLC (WinStar). On September 24, 2021, the Company completed a closing of the Series Country Grammer Offering, accepting subscriptions in the amount of $97,100 and issuing 1,942 Units, representing approximately 85.3% of the maximum offering amounts. Offering proceeds were used to purchase a 28.6% interest in Country Grammer for $35,821 (exclusive acquisition expenses).

On June 12, 2021, the Company executed a $53,623 note (see Note 3) with the Manager to finance the purchase of a 33% interest in the filly I Got a Gal. Series I Got a Gal conducted closings on November 29, 2021, January 19, 2022, and February 24, 2022 in the amounts of $76,850, $34,200, $26,650, respectively, totaling $142,100 or 95.8% of the maximum offering amount. Offering proceeds were used to pay 95.8% of the principal of the note, and the $3,850 unpaid balance was converted into 77 Units of Series I Got A Gal issued to the Manager.

On August 16, 2021, the Company acquired options to purchase up to a 10% undivided interest in each of the following five two-year old colts from WinStar: Pine Valley, Steinbeck, Swing Shift, We The People, and Winged Foot (see Note 7).

On November 22, 2021, the Company closed the Series Pine Valley Offering, accepting subscriptions in the amount of $41,000, issuing 820 Units, and acquiring a 6.1% interest in Pine Valley for $16,471 (exclusive acquisition expenses).

Also on November 22, 2021, the Company closed the Series Steinbeck Offering, accepting subscriptions in the amount of $51,150, issuing 1,023 Units, and acquiring a 4.15% interest in Steinbeck. On December 26, 2021, Steinbeck, the Series’ only asset, was claimed in a claiming race and sold for the $30,000 claiming price. The funds remaining after payment of acquisition and offering expenses and post-closing expenses will be made available for distribution to Series Steinbeck Unit holders in accordance with the Company’s distribution policy (see Note 7).

88

COMMONWEALTH THOROUGHBREDS, LLC

Notes to Consolidated Financial Statements

As of December 31, 2021, the Company has the following Thoroughbred Assets:

Name	Horse Asset plus Acquisition Cost	Less: Depreciation through December 31, 2021	Total
Commonwealth	$10,600	8,848	$1,752
Series I Got A Gal	56,214	9,941	46,273
Series Country Grammer	40,085	3,239	36,846
Series Pine Valley	18,005	677	17,328
Total	$124,904	$22,705	102,199

As of December 31, 2020, the Company had Thoroughbred asset costs and accumulated depreciation of $32,100 and $11,629, respectively.

Depreciation is provided using the straight-line method based on useful lives of the asset. Thoroughbred assets are depreciated using the straight-line method over 36 months with no estimated salvage value. A horse is treated as placed in service upon its acquisition by the Company. The Company reviews the carrying value of Thoroughbred assets for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the use of the property, and the effects of health, demand, competition, and other economic factors. When a horse is sold or retired, the cost and related accumulated depreciation are removed and the resultant gain or loss is reflected in income.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles from reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the Company’s contracts to provide goods to customers. Revenues are recognized when control of the promised goods are transferred to a customer, in an amount that reflects the consideration that the Company expects for those goods. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligation under each of its agreements: 1) identify the contract with the customer, 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. The Company generally recognizes revenues upon earning income from its horses at a point in time. Horse racing revenues are generally recorded on a net basis based on the lack of a controlling interest in the horse. The Company and Series are entitled to their share of the net earnings from a race.

89

Racehorse Management

Racehorse management includes horse related expenses such as insurance, photography, stables and training, transportation and veterinary.

Advertising Expenses

The Company expenses advertising costs as they are incurred.

Income Taxes

The Company intends that the separate Series will elect and qualify to be taxed as a corporation under the Internal Revenue Code. The separate Series will comply with the accounting and disclosure requirement of Accounting Standards Codification (ASC) Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

No tax provision has been recorded for any Series through the balance sheet date as each is in a taxable loss position and no future tax benefits can be reasonably anticipated.

The master Series of the Company intends to be taxed as a “partnership” or a “disregarded entity” for federal income tax purposes and will not make any election or take any action that could cause it to be separately treated as an association taxable as a corporation under Subchapter C of the Internal Revenue Code.

90

Earnings per Membership Unit

For a period of net loss, basic and diluted earnings per unit are the same as the assumed exercise of stock options and warrants and the conversion of convertible debt are anti-dilutive.

Recent Accounting Pronouncements

The Financial Accounting Standards Board issues updates to amend the authoritative literature in ASC. There have been a number of updates to date that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable or (iv) are not expected to have a significant impact on the consolidated financial statements.

NOTE 3 – RELATED PARTY TRANSACTIONS

On August 20, 2019, the Company acquired the Thoroughbred asset to be assigned to series TF2019 from a principal executive of the Manager in exchange for a convertible promissory note in the principal amount of $7,500, which accrues interest at a rate of 1.91% per annum. As of both December 31, 2021 and 2020, the Company owed $7,500.

On January 16, 2020, the Company acquired a 75% interest in Biko for a purchase price of $20,000. The Manager loaned the $20,000 purchase price to the Company with a 1.69% interest rate (see Note 7). As of December 31, 2021 and 2020, the Company owed $15,000 and $20,000, respectively.

On June 8, 2021, the Company acquired a 100% interest in three Thoroughbreds from affiliates of the Manager:

● Scat Lady, a 2014 mare by Scat Daddy out of It’s About Midnight by Distorted Humor (Scat Lady) was acquired from Chase Chamberlin in exchange for a $55,000 promissory note. Scat Daddy is also the sire of 2019 Triple Crown winner Justify;

● An unnamed yearling colt by Commissioner out of Scat Lady by Scat Daddy (CS2020) was acquired from Chase Chamberlin in exchange for a $13,500 promissory note;

● An unnamed yearling colt by Commissioner out of Timido by Gio Ponti (CT2020) was acquired from Brian Doxtator in exchange for a $5,000 promissory note;

The purchase price of each Thoroughbred was based on a valuation conducted by an independent appraiser engaged by the Company. The appraised fair market values ranged from $50,000 to $60,000 for Scat Lady, $12,000 to $15,000 for CS2020, and $4,000 to $6,000 for CT2020. The parties set the purchase price for each Thoroughbred at the midpoint of the valuation range.

Each note bears interest at the Applicable Federal Rate at such note’s date of execution. Each note described above has been forgiven as of December 31, 2021 with each horse returned. The Company recorded the net result as a $15,244 member contribution in 2021.

On June 12, 2021, the Company executed a $53,623 note with the Manager to finance the purchase of a 33% interest in the filly, I Got a Gal. The note bears interest of 1.58% and is due within 10 business days of the closing or termination of the Series I Got A Gal offering. If the applicable offering proceeds are not sufficient to retire the note, any unpaid balance will be converted into Series I Got a Gal Units at the price per unit as sold in the offering. As of December 31, 2021, the Company owed $25,835.

Professional fees of $226,447 and $87,883 were incurred at the Manager level in 2021 and 2020 respectively to support the Company. The Manager will not seek reimbursement.

The Manager maintains cash reserves funded from offering proceeds on behalf of each of the Company’s Series to cover the Series’ operating expenses.

During 2020 and 2021 executives of the Manager provided services to the Company for no compensation at the Manager level or Company level. Management expects in the future these executive services will be compensated through the management fee agreement (see Note 5).

During 2021 and 2020, the Company incurred offering expenses associated with Series offerings of $48,747 and $0, respectively, with amounts remitted to the Manager.

During 2021 and 2020, the Company incurred acquisition expenses associated with Series offerings of $10,464 and $0, respectively, with amounts remitted to the Manager.

91

COMMONWEALTH THOROUGHBREDS, LLC

Notes to Consolidated Financial Statements

NOTE 4 – REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY, CONTINUED

The Company distinguishes expenses and costs between those related to the purchase of a particular Thoroughbred asset and Operating Expenses related to the management of that asset.

Fees and expenses related to the purchase of an underlying Thoroughbred asset include the Offering Expenses, Acquisition Expenses, Brokerage Fee and Sourcing Fee.

Within Operating Expenses, the Company distinguishes between Operating Expenses incurred prior to the closing of an offering and those incurred after the close of an offering. Although these pre- and post- closing Operating Expenses are similar in nature and consist of expenses such as stabling, training, insurance and transportation, pre-closing Operating Expenses are borne by the Manager and may or may not be reimbursed by the Company or the economic members of the Series, as outlined within that particular Series Designation. Post-closing Operating Expenses are the responsibility of each Series and may be financed through (i) revenues generated by the Series or cash reserves at the Series; (ii) contributions made by the Manager, for which the Manager does not seek reimbursement; (iii) loans by the Manager, for which the Manager may charge a reasonable rate of interest; or (iv) issuance of additional Units in a Series.

Allocation of revenues and expenses and costs are made amongst the various Series in accordance with the Manager’s allocation policy. The Manager’s allocation policy requires items that are related to a specific Series be charged to that specific Series. Items not related to a specific Series are primarily held at the Commonwealth level with series expenses allocated to Series that close during the period, as stated in the Manager’s allocation policy and as reasonably determined by the Manager. The Manager may amend its allocation policy in its sole discretion from time to time.

NOTE 5 - DISTRIBUTIONS AND MANAGEMENT FEES

As compensation for identifying and exploring acquisition opportunities, conducting due diligence evaluations of potential Thoroughbred assets, negotiating, and structuring the terms and conditions of acquisitions and other related functions, the Manager will be paid a fee of up to 15% of the cost of acquiring the Thoroughbred Asset from the proceeds of each offering at closing.

As compensation for the services provided by the Manager under the Management Agreement, the Manager will be paid a semi-annual fee equal to:

●	10% of any Free Cash Flow (as defined below) generated by the Series, until such time as Investors have received a return of their invested capital;
●	20% of any Free Cash Flow generated by the Series from racing activities thereafter; and

As compensation for the services provided by the Manager, the Management Services Agreements for Series other than Series Country Grammer provide that, during a Series Thoroughbred’s racing career, the Manager will be paid a fee equal to 10% of net winnings after fees customarily withheld from purses by the horsemen’s bookkeeper prior to distribution of net purses earned, which will become due and payable to the Manager when released by the track at which the race took place and the purse was earned. During 2021, a management fee of $1,673 has been incurred. After the Series Thoroughbred retires from racing, the Manager will be paid a quarterly fee equal to 10% of any Free Cash Flow generated by the Series, payable at the time there is a distribution of Free Cash Flow to Unit Holders of the Series, as described in Distribution Rights below.

For Series Country Grammer, the Manager will be paid a quarterly fee equal to 10% of any Free Cash Flow generated by the Series, which will only become due and payable at the time there is a distribution of Free Cash Flow to Unit Holders of the Series

92

COMMONWEALTH THOROUGHBREDS, LLC

Notes to Consolidated Financial Statements

NOTE 6 - Member’s Equity

Series Subscriptions

Series Name	Units Offered	Units Tendered	Subscription Amount
Series Steinbeck (See Note 7)	2,465	1,023	$51,150
Series I Got A Gal	2,966	1,537	76,850
Series Pine Valley	1,336	820	41,000
Series Country Grammer	2,277	1,942	97,100
Total	9,044	5,322	$266,100

The Company has received membership subscriptions for the following Series as of December 31, 2021.

The members of each of the Company’s series have certain rights with respect to the membership series they are subscribed to. Each series generally holds a single horse asset. A series member is entitled to their pro rata share of the net profits derived from the horse asset held in that series after deduction of expense allocations and direct expenses attributable to the underlying horse asset, based on their percentage of the total outstanding membership interest in that series.

MEMBER CONTRIBUTIONS

Member contributions primarily reflect the assumption of payables that support the Company’s operating results. Constructive payments made by the Member on behalf of the Company have been included in the statements of cash flows as financing activities. The Company has treated the other member contributions as noncash activity to better reflect the actual cash movement that benefited the Company. The member contributions during 2021 and 2020 are as follows:

	2021	2020
Financing cash contributions	$22,500	$53,445	(a)
Other operating expenses incurred by the member	197,002	30,076	(b)
Operating expenses paid directly by the member	55,568	51,670	(a)
Forgiveness of notes payable (Note 3)	15,244	–
Total	$290,314	$135,191

(a)	Included in statements of cash flows.
(b)	Added back in operating section of the statements of cash flows to arrive at net cash used in operating activities.

NOTE 7 – SUBSEQUENT EVENTS

Management has evaluated subsequent events from December 31, 2021, through June 28, 2023, the date the consolidated financial statements were available to be issued. Based on this evaluation, other than the disclosure below, no additional material events were identified which require adjustment or disclosure in the consolidated financial statements.

In January 2022, the Company closed out Series Steinbeck (See Notes 2 and 6) and began the distribution process. The proceeds were made available pursuant to the Distribution Policy.

93

COMMONWEALTH THOROUGHBREDS, LLC

Notes to Consolidated Financial Statements

On January 12, 2022, the Company and WinStar entered into an Agreement of Purchase and Sale with Zedan Racing Stables Inc., which acquired an undivided 50% interest in Country Grammer. The purchase price was $875,000, with Zedan responsible for paying any taxes arising from the transaction. Series Country Grammer and Commonwealth Markets together conveyed an undivided 15% of total ownership, and WinStar conveyed an undivided 35.7% of total ownership. As a result of the sale, the ownership interests in Country Grammer are Zedan 50%; WinStar 35.7%; Commonwealth Thoroughbreds Series Country Grammer 14.7%; and Commonwealth Markets 0.3%.

On January 26, 2022, the Biko related note payable (see Note 3) had a subsequent payment amount of $10,000 paid by the Manager.

In February 2022, the Company conducted multiple closings of the Series Swing Shift Offering, receiving offering proceeds of $102,850, issuing 2,057 Units, and acquiring a 9.3% interest in Swing Shift.

On February 22, 2022, the Company conducted a closing of the Series We The People Offering, accepting subscriptions in the amount of $59,600, issuing 1,192 Units, and acquiring a 9.3% interest in We The People.

On March 1, 2022, the Company elected to terminate the Series Winged Foot Offering. The Company did not solicit and received no subscriptions for Series Winged Foot Units, and the option expired.

On March 26, 2022, Country Grammer won the Dubai World Cup which featured a $12 million purse. Country Grammer has collective earnings in 2022 of approximately $10.5 million from two races. The Series Country Grammer received approximately $1.1 million from the net race winnings in 2022.

On July 12, 2022, Swing Shift was sold at the 2022 Fasig-Tipton July HOAA sale for a gross sale price of $150,000.

On August 8, 2022, the Company acquired a 25% undivided in a Thoroughbred, Mage, from Marquee Bloodstock for a purchase price of $72,500.

On August 23, 2022, the Company acquired a 10% undivided interest in a Thoroughbred, Tshiebwe, from Winstar for a purchase price of $47,500.

On August 24, 2022, the Company acquired a 30% undivided interest in a Thoroughbred, Kissed by Fire, from Exline-Border Racing for a purchase price of $105,000.

On August 30, 2022, the Company acquired a 10% undivided interest in a Thoroughbred, Pensacola, from Winstar for a purchase price of $60,000.

On September 23, 2022, the Company acquired a 40% undivided interest in a yearling, Medaglia Filly, from Medallion Racing for a purchase price of $60,000. On that date, the Company also acquired a 30% undivided interest in a yearling, Constitution Filly, from Medallion Racing for a purchase price of $75,000.

In November 2022, Pine Valley was sold at the 2022 Keeneland November HOAA sale for a gross sale price of $60,000. Pro rata share to Series Pine Valley was $3,341, a loss was recorded, and proceeds were collected after December 31, 2022.

From January 4, 2023, through March 29, the Company completed a series of closings of the Series Mage Offering, accepting subscriptions in the amount of $163,850 and issuing 3,277 Units as of the date of this report, representing 95.6% of the maximum offering amounts. Offering proceeds were then used to pay 23.9% of the principal of the Company’s note to the Manager. The Manager acquired a 1.1% interest in Mage.

On January 18, 2023, the Company acquired a 20% undivided interest in Bipartisanship from Magna Carta LLC for a purchase price of $52,000.

94

In February 2023, the Company completed the Series Tshiebwe Offering, receiving offering proceeds of $104,700, or 99.97% of the maximum offering amount. Series Tshiebwe issuing 2,094 Units and acquired a 9.97% interest in Tshiebwe. Offering proceeds were then used to pay 99.97% of the principal of the Company’s note to the Manager, and the $350 unpaid balance was converted into 7 Units issued to the Manager.

On February 20, 2023, the Company held a closing of the Series Kissed by Fire Offering, receiving offering proceeds totaling $104,900, or 47.1% of the maximum offering amount. Series Kissed by Fire issued 2,098 Units and acquired an 11.77% interest in Kissed by Fire. Offering proceeds were then used to pay 47.1% of the principal of the Company’s note to the Manager.

On February 25, 2023, Country Grammer placed second in the Saudi Cup which featured a $20 Million purse.

On February 26, 2023, the Company held an interim closing of the Series Constitution Filly Offering, receiving offering proceeds of $183,600, or 93.9% of the maximum offering amount. Series Constitution Filly issued 3,672 Units and acquired a 23.5% interest in Constitution Filly. Offering proceeds were used to pay 95.82% of the principal of the Company’s note to the Manager.

On March 25, 2023, Country Grammer placed seventh in the Dubai World Cup which featured a $12 million purse.

On April 1, 2023, Mage placed second in the Florida Derby at Gulstream Park which featured a $1 million purse.

On April 15, 2023, I Got a Gal was sold at the 2023 Fasig-Tipton April HOAA sale for a gross sale price of $20,000.

On April 26, 2023, the Company acquired an option to purchase up to a 25% undivided interest in Justify `21 from Gandharvi. The target purchase price is $191,625. The option expires July 28, 2024.

On May 6, 2023, Mage won the Kentucky Derby at Churchill Downs which featured a $3 million purse.

On May 20, 2023, Mage placed third in the Preakness at Pimlico which featured a $1.6 million purse.

On June 13, 2023, the Company acquired a 25% undivided interest in the Thoroughbred Head Of The Class and issued a nonrecourse promissory note in the principal amount of $175,000 to the seller, WinStar Farm, LLC.

The Manager funded several acquisitions of Thoroughbred assets through loans to the Company that will be repaid through proceeds from the respective series. To the extent the proceeds from a series offering are not sufficient to repay the entire outstanding balance due on a convertible promissory note, the Manager may elect to convert the unpaid balance of the note into units of the series at the per unit offering price or to acquire the portion of the interest in the underlying Thoroughbred asset that was not acquired by the Series.

95

ITEM 8. EXHIBITS

EXHIBIT INDEX

Exhibit 2.1 -	Certificate of Formation (1)
Exhibit 2.2 -	Amended and Restated Limited Liability Company Agreement (1)
Exhibit 2.3 -	Amendment to Amended and Restated Limited Liability Company Agreement (9)
Exhibit 3.1 -	Series Designation for Series Kissed By Fire (9)
Exhibit 3.2 -	Series Designation for Series Appelate (formerly Constitution Filly) (9)
Exhibit 3.3 -	Series Designation for Series Sun Kissed Soiree (formerly Medaglia Filly) (9)
Exhibit 3.4 -	Series Designation for Series Grazia (formerly Tonasah Filly) (11)
Exhibit 3.5 -	Series Designation for Series Tapicat Filly (11)
Exhibit 3.6 -	Series Designation for Series Country Grammer (3)
Exhibit 3.7 -	Series Designation for Series A1 (2)
Exhibit 3.8 -	Series Designation for Series I Got A Gal (7)
Exhibit 3.9 -	Series Designation for Series We The People (7)
Exhibit 3.10 -	Series Designation for Series Mage (9)
Exhibit 3.11 -	Series Designation for Series Tshiebwe (9)
Exhibit 4.1 -	Form of Subscription Agreement (6)
Exhibit 6.1 -	Broker Dealer Agreement with Dalmore Group, LLC (13)
Exhibit 6.2 -	Form of Management Services Agreement (7)
Exhibit 6.3 -	Kissed By Fire Agreement of Purchase and Sale (9)
Exhibit 6.4 -	Convertible Promissory Note and Security Agreement for Kissed By Fire (12)
Exhibit 6.5 -	Purchase Agreement and Bill of Sale for Sun Kissed Soiree(formerly Medaglia Filly) (9)
Exhibit 6.6 -	Co-Management Agreement for Sun Kissed Soiree (formerly Medaglia Filly) (9)
Exhibit 6.7 -	Convertible Promissory Note and Security Agreement for Sun Kissed Soiree (formerly Medaglia Filly) (12)
Exhibit 6.8 -	Purchase Agreement and Bill of Sale for Appellate (formerly Constitution Filly) (9)
Exhibit 6.9 -	Co-Management Agreement for Appellate (formerly Constitution Filly) (9)
Exhibit 6.10 -	Convertible Promissory Note and Security Agreement for Sun Kissed Soiree (formerly Medaglia Filly)
Exhibit 6.11 -	Purchase Option, Bill of Sale, Co-Ownership Agreement for Series Appellate (formerly Constitution Filly) (11)
Exhibit 6.12 -	Co Management Agreement for Appellate (formerly Constitution Filly) (11)
Exhibit 6.13 -	Purchase Option, Bill of Sale, Co-Ownership Agreement for Series Tapicat Filly (11)
Exhibit 6.14 -	Co-Management Agreement for Series Tapicat Filly (11)
Exhibit 6.15 -	Purchase Option, Bill of Sale and Co-Ownership Agreement for Country Grammer (3)
Exhibit 6.16 -	First Amendment to Purchase Option, Bill of Sale and Co-Ownership Agreement for Country Grammer (4)
Exhibit 6.17 -	Co-Management Agreement, Country Grammer (5)
Exhibit 6.18 -	Country Grammer Agreement of Purchase and Sale among WinStar Farm, LLC, Commonwealth Thoroughbreds LLC, and Zedan Racing Stables Inc. (8)
Exhibit 6.19 -	Agreement of Purchase, Sale, and Co-Ownership, I Got A Gal (7)
Exhibit 6.20 -	Purchase Option, Bill of Sale and Co-Ownership Agreement, We The People (12)
Exhibit 6.21	Agreement of Purchase, Sale and Co-Ownership for Series Tshiebwe (10)
Exhibit 6.22 -	Convertible Promissory Note and Security Agreement for Series Tshiebwe (9)
Exhibit 6.23 -	Agreement of Purchase, Sale and Co-Ownership for Series Mage (9)
Exhibit 6.24 -	Convertible Promissory Note and Security Agreement for Series Mage (9)
Exhibit 6.25 -	Convertible Note and Security Agreement for Series Sun Kissed Soiree (formerly Medaglia Filly) (14)
Exhibit 6.26 -	Stallion Standing Agreement – Mage *
Exhibit 8.1 -	Escrow Agreement with North Capital Private Securities Corporation for Series Kissed By Fire (10)
Exhibit 8.2 -	Escrow Agreement with North Capital Private Securities Corporation for Series Appelate (formerly Constitution Filly) (10)
Exhibit 8.3 -	Escrow Agreement with North Capital Private Securities Corporation for Series Sun Kissed Soiree (formerly Medaglia Filly) (10)
Exhibit 8.4 -	Escrow Agreement with North Captial Private Securities Corporation for Series Sun Kissed Soiree (formerly Tonasah Filly) (11)
Exhibit 8.5 -	Escrow Agreement with North Capital Private Securities Corporation for Series Tapicat Filly (11)
Exhibit 8.6 -	Escrow Agreement with North Capital Private Securities Corporation for Series Mage (10)
Exhibit 8.7 -	Escrow Agreement with North Capital Private Securities Corporation for Series Tshiebwe (10)
Exhibit 11.1 -	Consent of Dean Dorton Allen Ford, PLLC *

*	Filed herewith.

(1)	Incorporated herein by reference to Form 1-A dated December 13, 2019.

(2)	Incorporated herein by reference to Amendment No. 1 to Form 1-A dated January 7, 2020.

(3)	Incorporated herein by reference to Post Qualification Amendment No. 2 to Form 1-A dated April 13, 2021.

(4)	Incorporated herein by reference to Post Qualification Amendment No. 2 to Form 1-A dated June 11, 2021.

(5)	Incorporated herein by reference to Post Qualification Amendment No. 2 to Form 1-A dated July 2, 2021.

(6)	Incorporated herein by reference to Post Qualification Amendment No. 2 to Form 1-A dated July 19, 2021.

(7)	Incorporated herein by reference to Post Qualification Amendment No. 3 to Form 1-A dated September 3, 2021.

(8)	Incorporated herein by reference to Form 1-K dated July 22, 2022.

(9)	Incorporated herein by reference to Post Qualification Amendment No. 5 to Form 1-A dated October 11, 2022.

(10)	Incorporated herein by reference to amendment to Post Qualification Amendment No. 5 to Form 1-A dated October 24, 2022.

(11)	Incorporated herein by reference to amendment to Post Qualification Amendment No. 6 to Form 1-A dated January 13, 2023.

(12)	Incorporated herein by reference to Form 1-A dated June 28, 2023.

(13)	Incorporated herein by reference to Amendment No. 1 to Form 1-A dated August 10, 2023.

Incorporated herein by reference to Amendment No. 2 to Form 1-A dated September 21, 2023.

96

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 30, 2023	COMMONWEALTH THOROUGHBREDS LLC

	By:	Commonwealth Markets Inc., its Manager

	By:	/s/ Brian Doxtator
	Name:	Brian Doxtator
	Title:	Chief Executive Officer

Pursuant to the requirements of Regulation A, this amendment has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Brian Doxtator		Chief Executive and Chief Financial Officer of Commonwealth Markets Inc.	October 30, 2023
Name:	Brian Doxtator	(Principal Executive Officer and Principal Financial Officer)

/s/ Chase Chamberlin		Head of Equine Operations of Commonwealth Markets Inc.	October 30, 2023
Name:	Chase Chamberlin

COMMONWEALTH MARKETS INC.

By:	/s/ Brian Doxtator	Manager	October 30, 2023
Name:	Brian Doxtator
Title:	Chief Executive and Chief Financial Officer

97